  As filed with the Securities and Exchange Commission on September 21, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       Mercantile Bankshares Corporation
            (Exact name of registrant as specified in its charter)

          MARYLAND                              6711                      52-0898572
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification No.)

                                ---------------

                       Mercantile Bank & Trust Building
                       Two Hopkins Plaza; P.O. Box 1477
                           Baltimore, Maryland 21203
                                (410) 237-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                ---------------

                             Alan D. Yarbro, Esq.
                         General Counsel and Secretary
                       Mercantile Bankshares Corporation
                       Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                                 P.O. Box 1477
                           Baltimore, Maryland 21203
                                (410) 237-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies To:
                           Elizabeth R. Hughes, Esq.
                       Venable, Baetjer and Howard, LLP
                     1800 Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201
                                (410) 244-7400

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.

                                ---------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                               Proposed
                                Amount     Maximum Offering     Proposed
  Title Of Each Class Of         To Be          Price       Maximum Aggregate    Amount Of
Securities To Be Registered  Registered(1)   Per Unit(2)    Offering Price(2) Registration Fee
----------------------------------------------------------------------------------------------
Common Stock, $2.00 par
 value(1)..............        1,100,000        $12.97         $14,267,496         $3,767
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Includes as to each share of Common Stock a right, not currently exercisable or separately tradable, to purchase additional securities in certain future events, as described in the enclosed prospectus and proxy statement.
(2) Estimated solely for purposes of calculating the registration fee, as required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the book value at June 30, 2000 of the common stock of The Bank of Fruitland to be received by the Registrant in exchange for common stock of the Registrant pursuant to the merger described in the enclosed prospectus and proxy statement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              September [ ], 2000

         Proxy Statement of                           Prospectus of
        The Bank of Fruitland               Mercantile Bankshares Corporation
             relating to                          relating to 1,100,000
   special meeting of stockholders               shares of common stock

To: The Stockholders of The Bank of Fruitland

  The Bank of Fruitland's board of directors has unanimously approved a merger agreement between The Bank of Fruitland, Peninsula Bank and Mercantile Bankshares Corporation. Your vote is needed to adopt the merger agreement.

  In the merger each of your shares of Fruitland common stock will be exchanged for 2.5 shares of Mercantile common stock. Mercantile common stock is traded on the Nasdaq National Market under the trading symbol "MRBK." In general, the conversion of your Fruitland shares into shares of Mercantile common stock will not be taxable. In the merger, Fruitland will merge into Peninsula Bank, which is a bank wholly owned by Mercantile.

  The merger cannot be completed unless it is approved by the holders of at least two-thirds of the outstanding shares of Fruitland common stock. Only stockholders who hold their shares of Fruitland common stock of record on the close of business on September [ ], 2000 will be entitled to vote at the special meeting.

  The board of directors of Fruitland is soliciting your proxy for the special meeting of stockholders to approve the merger. After careful consideration, your board of directors has unanimously determined the merger to be in the best interest of Fruitland's stockholders and declared the merger advisable. Fruitland's board strongly encourages you to vote "for" the merger.

  This prospectus and proxy statement provides you with detailed information concerning Fruitland, Mercantile and the merger. Please give the prospectus and proxy statement your careful attention.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus and proxy statement or determined that this prospectus and proxy statement is truthful and complete. Any representation to the contrary is a criminal offense.

  The date of this prospectus and proxy statement is September [ ], 2000. This prospectus and proxy statement is being mailed on this date.

                               ----------------

  This prospectus and proxy statement incorporates important business and financial information about Mercantile that is not included in or delivered with this document. This information is available without charge to you upon your written or oral request. You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from Mercantile at the following address and phone number:
Mercantile Bankshares Corporation, Mercantile Bank & Trust Building, Two Hopkins Plaza, P. O. Box 1477, Baltimore, Maryland 21203, Attention: Secretary
(410) 237-5900.

  If you would like to request documents, please do so by October [ ], 2000 in order to receive them before the special meeting.

                             The Bank of Fruitland

                               ----------------

                   Notice of Special Meeting of Stockholders

                               ----------------

  A special meeting of stockholders of The Bank of Fruitland will be held at Fruitland's main office located at 109 East Main Street, Fruitland, Maryland
21826, on October [ ], 2000 at    a./p.m. for the following purposes:

    1. To consider and approve the merger of The Bank of Fruitland into Peninsula Bank and the Agreement and Plan of Affiliation and Merger dated June 1, 2000, including the Agreement of Merger attached as an exhibit, a copy of which is attached as Annex A to the accompanying prospectus and proxy statement, under which each share of common stock of Fruitland, other than shares held by Fruitland's stockholders who properly perfect their dissenters' rights, automatically will convert into 2.5 shares of common stock of Mercantile, except that cash will be paid in lieu of fractional shares.

    2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

  Fruitland's stockholders may, if the merger is approved and consummated, assert dissenters' rights under Title 3, Subtitle 7 of Part II of the Maryland Financial Institutions Article. Objecting stockholders will be entitled to payment of the fair value of only those shares of stock that are voted against approval of the agreement. Exercise of these rights requires strict compliance with the procedures set forth in the applicable statute. A copy of the relevant provisions of the Financial Institutions Article and the Maryland General Corporation Law is included as Annex C to the accompanying prospectus and proxy statement.

  The board of directors has fixed September [ ], 2000, as the record date for the special meeting and only holders of record of Fruitland common stock at the close of business on that date are entitled to receive notice of and to vote at the special meeting or at any adjournments or postponements of the special meeting.

                                          By Order of the board of directors

                                          /s/ Henry E. Tilman, Jr.
                                          President and Chief Executive
                                           Officer

September [ ], 2000

  Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

                               Table of Contents

Summary...................................................................    1
  The companies...........................................................    1
  The merger..............................................................    1
  Federal income tax consequences.........................................    2
  Comparison of stockholder rights........................................    2
  Share price data........................................................    2
Summary Historical Financial Data.........................................    4
Comparative Unaudited Per Share Data......................................    5
The Bank of Fruitland Special Meeting.....................................    6
  Date, place and time....................................................    6
  Purpose of Fruitland special meeting....................................    6
  Record date.............................................................    6
  Voting information......................................................    6
  Solicitation of proxies.................................................    7
The Merger................................................................    8
  General.................................................................    8
  Background of the merger................................................    8
  Recommendation of the Fruitland board of directors and reasons for the
   merger.................................................................    8
  Opinion of Fruitland's financial adviser................................    9
  Effective date..........................................................   14
  Procedures for exchange of certificates.................................   14
  Certain federal income tax consequences.................................   15
  Accounting treatment....................................................   16
  Resale of Mercantile common stock after the merger by controlling
   persons................................................................   16
  Conditions to the merger................................................   16
  Treatment of employee benefit plans.....................................   16
  Exclusive dealing.......................................................   17
  Termination.............................................................   17
  Rights of dissenting stockholders.......................................   18
Certain Other Agreements..................................................   20
  The support agreement...................................................   20
  Affiliate undertakings..................................................   20
  Supplemental agreements.................................................   20
Comparison of Stockholder Rights of Holders of Mercantile Common Stock and
 Fruitland Common Stock...................................................   21
Description of Mercantile Capital Stock...................................   23
Description of The Bank of Fruitland......................................   24
Selected Financial Information............................................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operation................................................................   30
Legal Matters.............................................................   42
Experts...................................................................   42
Forward Looking Statements................................................   42
Where You Can Find More Information.......................................   42
Index to Financial Statements.............................................  F-1
Annex A--Agreement and Plan of Affiliation and Merger.....................  A-1
Annex B--Fairness Opinion of Feldman Financial Advisors, Inc. ............  B-1
Annex C--Dissenters' Rights Statutory Provisions..........................  C-1

                                    Summary

  This summary highlights selected information from this prospectus and proxy statement. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and proxy statement and the other documents to which we refer for a more complete understanding of the merger. We also incorporate by reference important business and financial information about Mercantile. See "Where You Can Find More Information" on Page 42 on how to obtain copies of these documents.

The companies

                  Mercantile Bankshares Corporation (Page 42)
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201
                                 (410) 237-5900

  Mercantile is a Maryland corporation registered as a multi-bank holding company. Its principal operations are conducted by 17 affiliated banks in Maryland, three banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercantile, and a wholly-owned mortgage banking company. At June 30, 2000, Mercantile, including these affiliates, had total assets of approximately $8.2 billion, deposits of approximately $6.1 billion, and loans of approximately $6.1 billion.

  Peninsula Bank is a wholly owned bank of Mercantile that operates 23 banking offices in Maryland. At June 30, 2000, Peninsula Bank had total assets of approximately $529.0 million, deposits of approximately $443.4 million, and loans of approximately $389.2 million.

                        The Bank of Fruitland (Page 24)
                              109 East Main Street
                           Fruitland, Maryland 21826
                                 (410) 749-1222

  The Bank of Fruitland is a Maryland commercial bank that operates seven banking offices. At June 30, 2000, The Bank of Fruitland had total assets of approximately $139.7 million, deposits of approximately $118.8 million, and loans, excluding loans held for sale, of approximately $112.0 million.

The merger (Page 8)

  General. In the merger, The Bank of Fruitland will merge into Peninsula Bank. Upon closing of the merger, you will receive 2.5 shares of Mercantile common stock for each share of Fruitland common stock you own, plus cash instead of fractional shares. The ratio of one Fruitland share for 2.5 Mercantile shares is the exchange ratio. You should read the agreement and plan of affiliation and merger attached as Annex A to this prospectus and proxy statement.

  Two-thirds stockholder vote required (Page 6). Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Fruitland common stock. Directors and the chief executive officer of Fruitland owning an aggregate of 169,108 shares, constituting approximately 38.4% of the Fruitland common stock, have agreed to vote their shares to approve the merger. Your failure to vote would have the effect of a vote against the merger. The merger does not require the vote of Mercantile stockholders.

  Fruitland board unanimously recommends stockholder approval (Page
8). Fruitland's board of directors believes that the merger is in the best interests of Fruitland and Fruitland's stockholders and unanimously recommends that you vote for the merger.

  Exchange ratio is fair to Fruitland's stockholders according to Fruitland's financial adviser (Page 9). Fruitland's board has received the opinion of its financial adviser, Feldman Financial Advisors, Inc., that the exchange ratio is fair to Fruitland's stockholders from a financial point of view. Its opinion is attached as Annex B to this prospectus and proxy statement.

  Conditions to merger (Page 16). The mutual obligation of Mercantile and Fruitland to complete the merger is subject to the requisite approval of the merger by Fruitland's stockholders. Additionally, the obligation of Mercantile to complete the merger is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 20% of the outstanding shares of Fruitland common stock shall have exercised statutory dissenters' rights.

  Regulatory approvals we must obtain for the merger to occur (Page 16). We cannot complete the merger without the consent of the Federal Deposit Insurance Corporation, the Virginia State Corporation Commission and the Maryland Commissioner of Financial Regulation. We have made filings and notifications for these purposes.

  Accounting treatment (Page 16). Mercantile will account for the merger as a purchase.

  Dissenters' rights (Page 18). Maryland law permits holders of Fruitland common stock to dissent from the merger and to have the fair value of their Fruitland common stock appraised and paid to them in cash. To do this, holders of these shares must follow required procedures, including voting against the merger and making a written demand on Peninsula Bank for payment. If you hold shares of Fruitland common stock and you dissent from the merger and follow the required procedures, your shares of Fruitland common stock will not become shares of Mercantile common stock. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Maryland law related to dissenters' rights as Annex C to this prospectus and proxy statement.

No federal income tax on shares received in merger (Page 15)

  We expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. Therefore, we expect that for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of your shares of Fruitland common stock into shares of Mercantile common stock. You will recognize gain or loss depending on your circumstances for any cash you receive instead of fractional shares of Mercantile common stock or cash you receive if you properly exercise dissenters' rights. Tax matters are complicated and the tax consequences of the merger may vary among stockholders. We urge you to contact your own tax adviser to understand how the merger will affect you.

Comparison of stockholder rights (Page 21)

  Upon completion of the merger, Fruitland's stockholders will become stockholders of Mercantile, and their rights as stockholders of Mercantile will be governed by the Maryland General Corporation Law, Mercantile's charter and Mercantile's bylaws. The rights of Fruitland's stockholders differ from those of the holders of Mercantile common stock in a number of areas.

Share price data

  Mercantile common stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." Fruitland common stock is not traded on any exchange, and no established trading market exists for its common stock.

  The closing price of shares of Mercantile common stock on June 1, 2000, the last full trading day before the public announcement of the proposed merger, was $34.125. The closing price of shares of Mercantile common stock on October [ ], 2000, the latest practicable date prior to the
date of this prospectus and proxy statement, was $    .

  Because the market price of Mercantile common stock can fluctuate, the market value of the Mercantile common stock that Fruitland's stockholders will receive in the merger may increase or decrease before the effective date of the merger. Fruitland's stockholders are urged to obtain current market quotations for Mercantile common stock.

                       Summary Historical Financial Data

  The following table presents selected historical financial data of Mercantile and Fruitland. Mercantile's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission. Mercantile's historical financial data for the six months ended June 30, 2000 and 1999 have been derived from its quarterly reports on Form 10-Q previously filed with the Commission. Fruitland's selected historical financial data for each of the annual periods presented have been derived from its consolidated audited financial statements. Fruitland's historical financial data for the six months ended June 30, 2000 and 1999 have been derived from Fruitland's unaudited financial statements. In the opinions of the respective managements of Mercantile and Fruitland, the data for interim periods include all normal recurring adjustments necessary for a fair presentation of results for those periods. Operating results for the six months ended June 30, 2000 for each company are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 2000.

  The summary historical financial data set forth below does not purport to be complete. With respect to Mercantile, further information is presented in the financial statements incorporated by reference in this prospectus and proxy statement. See "Where You Can Find More Information" on Page 42. Fruitland's audited financial statements for the three years ended December 31, 1999 and its unaudited financial statements for each of the interim periods presented are included elsewhere in this prospectus and proxy statement.

                            As of or for the
                            six months ended
                                June 30,               As of or for the year ended December 31,
                          --------------------- ------------------------------------------------------
                             2000       1999       1999       1998       1997       1996       1995
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                             (in thousands, except per share data)
Mercantile Bankshares
 Corporation
Net Interest Income.....  $  197,114 $  179,742 $  369,086 $  353,365 $  336,049 $  310,581 $  286,788
Provision for Loan
 Losses.................       8,429      3,043     12,056     11,489     13,703     14,666      7,988
Other Operating Income..      61,158     57,674    121,991    108,693     98,653     89,428     80,906
Income before Income
 Taxes..................     131,566    120,326    248,601    231,564    207,595    186,928    166,009
Net Income..............      84,122     76,090    157,737    147,128    132,043    117,400    104,432
Cash Dividends Declared
 and Paid on
 Common Stock...........      33,973     32,041     65,133     61,538     55,277     46,579     41,013
Basic Net Income Per
 Share of Common Stock..        1.23       1.09       2.27       2.05       1.85       1.64       1.46
Diluted Net Income Per
 Share of Common Stock..        1.22       1.08       2.25       2.04       1.84       1.64       1.46
Per Share Cash Dividends
 Declared and Paid on
 Common Stock...........        0.50       0.46       0.94       0.86       0.77       0.65       0.57
Total Assets............   8,238,956  7,614,970  7,895,024  7,609,563  7,170,669  6,642,681  6,349,103
Loans...................   6,120,111  5,363,310  5,718,942  5,220,890  4,978,522  4,582,712  4,301,270
Long-Term Debt..........      82,547     90,885     82,683     40,934     50,016     49,395     25,623
The Bank of Fruitland
Net Interest Income.....  $    3,157 $    3,056 $    6,258 $    5,628 $    5,149 $    4,564 $    4,461
Provision for Loan
 Losses.................         150         90        490        108         96         91         90
Other Operating Income..         822        943      1,219        862        532        413        414
Income before Income
 Taxes..................       1,233      1,526      2,276      2,426      2,247      2,153      2,134
Net Income..............         778        939      1,436      1,523      1,419      1,369      1,359
Cash Dividends Declared
 and Paid on Common
 Stock..................         321        385        704        675        650        403        210
Basic Net Income Per
 Share of Common Stock..        1.77       2.13       3.26       3.46       3.23       3.11       3.09
Diluted Net Income Per
 Share of Common Stock..        1.77       2.13       3.26       3.46       3.23       3.11       3.09
Per Share Cash Dividends
 Declared and Paid on
 Common Stock(1)........        0.73       0.88       1.60       1.53       1.48       0.91       0.48
Total Assets............     139,685    138,609    145,251    129,859    117,786    104,670    102,320
Loans...................     113,207    104,267    111,566    102,558     89,370     83,264     74,975
Long-Term Debt..........       6,000        --       8,000        --         --         --         --

--------
(1) Fruitland's per share data for 1995 through 2000 have been adjusted to give retroactive effect to the 100% stock dividend in 1998, the 10% stock dividend in 1998, the 100% stock dividend in 1999, and the 100% stock dividend in 2000.

                      Comparative Unaudited Per Share Data

  The following unaudited consolidated financial information reflects certain comparative per share data relating to the merger. You should read this information together with Mercantile's historical financial statements contained in Mercantile's filings with the Securities and Exchange Commission and Fruitland's historical financial statements contained elsewhere in this prospectus and proxy statement. See "Where You Can Find More Information" on Page 42.

  The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger occurred at the beginning of the periods indicated, nor is it necessarily indicative of results of operations in future periods.

  The table below presents selected comparative consolidated unaudited per share information:

  . for Mercantile on a historical basis and on a pro forma combined basis assuming the merger had been effective during the period presented and accounted for as a purchase; and

  .  for Fruitland on a historical basis and a pro forma equivalent basis.

                                              Six Months Ended    Year Ended
                                               June 30, 2000   December 31, 1999
                                              ---------------- -----------------
Per Common Share:
Basic Net Income:
Fruitland--historical........................      $1.77             $3.26
Fruitland pro forma equivalent(1)............       3.05              5.65
Mercantile--historical.......................       1.23              2.27
Mercantile pro forma combined(2).............       1.22              2.26
Diluted Net Income
Fruitland--historical........................       1.77              3.26
Fruitland--pro forma equivalent(1)...........       3.03              5.60
Mercantile--historical.......................       1.22              2.25
Mercantile--pro forma combined(2)............       1.21              2.24
Cash Dividends Declared:
Fruitland--historical........................       0.73              1.60
Fruitland pro forma equivalent(1)............       1.25              2.35
Mercantile--historical.......................       0.50              0.94
Mercantile pro forma combined(3).............       0.50              0.94
Book Value:
Fruitland--historical........................      32.43             31.39
Fruitland pro forma equivalent(1)............      37.95             36.30
Mercantile--historical.......................      14.85             14.19
Mercantile pro forma combined(4).............      15.18             14.52

--------
(1) Fruitland pro forma equivalent amounts represent Mercantile's pro forma combined information multiplied by the exchange ratio of 2.5 shares of Mercantile common stock for each share of Fruitland common stock.
(2) Pro forma combined basic and diluted income per share represents historical basic and diluted net income per share of Mercantile adjusted for the impact of the purchase of Fruitland.
(3) Pro forma combined dividends per share represent historical dividends per share paid by Mercantile. At the current quarterly rate, the annual dividends would be $1.04 per share.
(4) Pro forma combined book value per share represents historical book value per share of Mercantile adjusted for the impact of the purchase of Fruitland.

                     The Bank of Fruitland Special Meeting

Date, place and time

  The special meeting will be held at Fruitland's main office located at 109 East Main Street, Fruitland, Maryland 21826 on October [ ], 2000, at a./p.m.

Purpose of the Fruitland special meeting

  At the Fruitland special meeting, Fruitland's stockholders will consider and vote upon the proposal to approve the merger of Fruitland into Peninsula Bank and the merger agreement under which each share of Fruitland common stock, other than shares held by Fruitland's stockholders who properly perfect their dissenters' rights, automatically shall become and be converted into 2.5 shares of Mercantile common stock and cash in lieu of fractional shares of Mercantile common stock.

Record date

  Fruitland's board of directors has fixed the close of business on September [ ], 2000 as the record date for determining holders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of Fruitland common stock at the close of business on the record date will be entitled to notice of, and to cast their vote at, the special meeting. As of September [ ], 2000, there were 440,000 shares of Fruitland common stock issued and outstanding held by approximately 91 holders of record.

Voting information

  Each holder of record of shares of Fruitland common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Fruitland special meeting.

  The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Fruitland common stock outstanding on the record date is necessary to constitute a quorum at the special meeting.

  The approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Fruitland common stock entitled to vote on the merger.

  As of June 2, 2000, the directors and the chief executive officer of Fruitland owning an aggregate of 169,108 shares, or approximately 38.4%, of Fruitland's common stock had executed agreements with Mercantile agreeing to vote their shares of Fruitland common stock to approve the merger. See "Certain Other Agreements--The support agreement."

  All shares of Fruitland common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Fruitland common stock will be voted to approve the merger. Fruitland does not know of any matters other than as described in the notice of the special meeting that are to come before the special meeting. If any other matter or matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on all matters in accordance with their best judgment, unless this authorization is withheld.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise by:

  . Giving written notice of revocation on or prior to the date of the special meeting to the corporate secretary of Fruitland;

  .  Signing and returning a later dated proxy; or

  . Voting in person at the special meeting--mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the special meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to Fruitland's stockholders for a vote, proxies are marked as abstentions, or Fruitland's stockholders appear in person but abstain from voting, these abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares are also treated as shares that are present and entitled to vote for quorum purposes. Because the required vote of Fruitland's stockholders on the merger is based upon the total number of outstanding shares of Fruitland common stock, the failure to submit a proxy card, or the failure to vote in person at the special meeting if a proxy card is not submitted, the abstention from voting and any broker non-vote would have the same effect as a vote against the merger.

Solicitation of proxies

  Proxies are being solicited by and on behalf of the Fruitland board of directors, and Fruitland will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Fruitland, none of whom will receive additional compensation for performing these services. In addition, Fruitland will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse these parties for their expenses. Mercantile will pay all the expenses of printing and mailing the prospectus and proxy statement.

                                  The Merger

  The following is a description of the terms of the merger. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached to this prospectus and proxy statement as Annex A and which is incorporated into this description by reference.

General

  The merger agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the agreement, Fruitland will become affiliated with Mercantile by Fruitland's merger into Peninsula Bank. The separate existence of Fruitland will cease and Peninsula Bank will be the surviving corporation. Each share of Fruitland common stock, other than shares held by Fruitland's stockholders who properly perfect their dissenters' rights, automatically will become and be converted into 2.5 shares of Mercantile common stock and the right to receive cash payment for fractional shares held. Certificates for Fruitland common stock shall be exchanged for certificates of Mercantile common stock as described below.

  Fruitland's stockholders will own less than one percent of the outstanding Mercantile common stock following the merger, and the percentage of total assets and the percentage of total liabilities represented by Fruitland in Mercantile will each be approximately 1.7 percent.

  Fruitland's board of directors has concluded that the terms of the merger and the merger agreement are advisable and are fair to, and in the best interests of, Fruitland and Fruitland's stockholders. After the merger, the former stockholders of Fruitland who become holders of Mercantile common stock will be stockholders in a larger entity with its common stock traded on The Nasdaq National Market. Each Fruitland stockholder who becomes a holder of Mercantile common stock will possess the same rights as other holders of Mercantile common stock, and former Fruitland stockholders as a group will no longer be taking action at the Fruitland corporate level. See "Comparison of Stockholder Rights of Holders of Mercantile Common Stock and Fruitland Common Stock" and "Description of Mercantile Capital Stock."

Background of the merger

  From time to time the board of directors of Fruitland has considered whether it would be in the best interest of the Fruitland stockholders for the bank to remain independent or to be acquired by or affiliate with an outside entity. Fruitland had informally discussed the possibility of affiliation with Mercantile for many years. Fruitland also had similar informal discussions with other institutions.

  In mid April, 2000, John B. Long, II, chairman of the board of directors of Fruitland, contacted H. Furlong Baldwin, chairman and chief executive officer of Mercantile, to renew discussions with Mercantile. Mr. Long and Mr. Baldwin met at the end of April and reviewed the possibility of an affiliation in detail, and Mr. Baldwin suggested the proposal for merger of Fruitland into Peninsula Bank, with a fixed exchange ratio under which the Fruitland stockholders would receive 2.5 shares of Mercantile common stock for each outstanding share of Fruitland stock. This proposal was the subject of further deliberation at regular and special meetings of the Fruitland board.

  In May, 2000, Mercantile provided Fruitland with definitive agreement drafts. The parties and their representatives, including Fruitland's independent financial advisor, Feldman Financial Advisors, Inc., fully discussed and negotiated these documents during May, and they submitted the agreements in final form to the boards of directors of the respective parties. The board of directors of Fruitland met on June 1, 2000, and Fruitland's board reviewed the terms of the merger and related considerations. Feldman Financial presented a financial analysis of the merger and expressed its oral opinion that the exchange ratio in the merger was fair from a financial point of view to the stockholders of Fruitland. The Fruitland board unanimously approved the merger agreement. The boards of directors of Mercantile and Peninsula also approved the agreement on June 1, 2000.

Recommendation of the Fruitland board of directors and reasons for the merger

  Based on the following, Fruitland's board of directors approved the merger agreement and unanimously recommends that the holders of Fruitland common stock vote "for" the merger.

  In reaching its determination that the terms of the merger are fair to, and in the best interests of, Fruitland and its stockholders, Fruitland's board of directors considered a number of factors, including the following:

  . Financial Terms. Based on historical trading ranges for Mercantile common stock and factors considered in the Feldman Financial analysis, the Fruitland board concluded that the value to be received by the Fruitland stockholders represents a fair multiple of Fruitland's book value and earnings. The board also considered the advantage that the transaction would qualify as a tax-free reorganization for federal income tax purposes.

  . Information concerning Mercantile. The Fruitland board considered, among other things, the favorable position of Mercantile among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The historical dividends per share, net income per share and book value per share of Mercantile common stock to be received by Fruitland stockholders, after giving effect to the exchange ratio, would represent a substantial increase in the historical dividends, net income and book value per share of Fruitland common stock, although there can be no assurance that pro forma amounts are indicative of actual future amounts. The Fruitland board considered the marketability and liquidity of Mercantile common stock, which is publicly traded and quoted on The Nasdaq National Market. In addition, the board considered the diversification of risk associated with Mercantile's ownership of 21 affiliated banks serving a broad geographic area that encompasses most of Maryland and parts of Virginia and Delaware.

  . Other considerations. The Fruitland board identified benefits to customers, employees and the communities served by Fruitland in operating as part of Peninsula Bank, with an expanded range of products and services, access to Mercantile's financial and managerial resources, and expanded geographical coverage, all of which will help provide Fruitland operations with resources needed to meet competitive challenges arising from recent and anticipated changes in the banking and financial services industry. It was also important to the Fruitland board that Mercantile allows Peninsula and its other banking affiliates to operate with a substantial degree of local autonomy.

  . Other possible affiliations. The Fruitland board has followed and been aware of the consolidation trends in the banking industry, the identities of possible affiliation partners other than Mercantile, the prospects of such other possible affiliation partners and factors bearing on whether such potential partners could or would make an offer comparable in quality to the Mercantile offer. Based on the factors discussed above, including the quality of the market for Mercantile common stock in terms of number of shares outstanding, trading volume and liquidity, the Fruitland board did not perceive other affiliation possibilities as presenting the advantages of the Mercantile offer.

  Fruitland's board of directors did not assign any specific or relative weight to each of the above factors in its considerations. We cannot guarantee that any of the positive results suggested above will be achieved.

Opinion of Fruitland's financial advisor

  Fruitland retained Feldman Financial on May 19, 2000 as an independent financial advisor in connection with Fruitland's board of directors' consideration of a possible business combination with Mercantile. Feldman Financial is a nationally recognized investment banking firm that is regularly engaged in the valuation of financial institutions and their securities for mergers and acquisitions, corporate reorganizations, initial public offerings and other corporate transactions.

  At the June 1, 2000 meeting of Fruitland's board, Feldman Financial delivered an oral opinion to Fruitland's board, which opinion was subsequently confirmed in writing, that as of such date and subject to certain considerations set forth in the opinion, the exchange ratio in the merger agreement was fair from a financial point of view to Fruitland's stockholders. Feldman Financial subsequently confirmed its June 1, 2000 opinion by delivery to Fruitland's board of a written opinion dated as of the date of this prospectus and proxy statement, which is substantially identical to the June 1, 2000 opinion.

  The full text of Feldman's Financial written opinion dated as of the date of this prospectus and proxy statement, which sets forth a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this prospectus and proxy statement. You should read the opinion carefully and in its entirety. Feldman Financial's opinion is directed to Fruitland's board and addresses only the fairness of the exchange ratio to Fruitland's stockholders from a financial point of view. The opinion does not address the underlying business decision of Fruitland to engage in the merger and does not constitute a recommendation to any Fruitland stockholder as to how to vote at the special meeting with respect to the merger or any other matter. The summary of Feldman's Financial's opinion set forth in this prospectus and proxy statement is qualified in its entirety by reference to the full text of the opinion.

  In arriving at its opinion, Feldman Financial reviewed the merger agreement, as well as certain publicly available business and financial information relating to Fruitland and Mercantile. Feldman Financial also reviewed certain other information related to Fruitland, and met with the senior management of Fruitland to discuss the future prospects of Fruitland. Feldman Financial also considered certain financial and stock data of Fruitland and Mercantile and compared that data with similar data for other publicly held companies in businesses similar to those of Fruitland and Mercantile, and considered the financial terms of other merger and acquisition transactions that were recently effected. Feldman Financial also considered such other information, studies, analyses and examinations, and general financial, economic and market criteria, which it deemed relevant.

  With respect to certain financial forecasts of Fruitland, Feldman Financial discussed financial projections with Fruitland's senior management for the purpose of reviewing the future prospects of Fruitland. Feldman Financial assumed that, as of the date such projections were prepared, they were reasonably prepared reflecting the best estimates and judgments of the management of Fruitland as to the future operating and financial performance of Fruitland. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. Mercantile did not provide internal financial forecasts. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in these projections.

  In preparing its opinion, Feldman Financial assumed and relied upon the accuracy and completeness of all financial and other information that it received, reviewed, or discussed. Feldman Financial did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of the assets or liabilities of Fruitland or Mercantile, and was not furnished with any such appraisal or evaluation. Feldman Financial was not retained to and did not review any individual loan credit files. Feldman Financial is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Fruitland or Mercantile. Feldman Financial has assumed that the respective allowances for loan losses of both Fruitland and Mercantile are adequate to cover losses both independently and on a combined basis. Feldman Financial's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Feldman Financial did not express any opinion as to the value of Fruitland or Mercantile common stock or the prices at which Fruitland or Mercantile common stock may be sold at any time.

  In formulating its opinion to Fruitland's board, Feldman Financial prepared a variety of financial and comparative analyses, including those described below. The following is a summary of the material financial analyses performed by Feldman Financial but is not a comprehensive description of the analyses underlying Feldman Financial's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most relevant and appropriate methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Feldman Financial believes that its analyses must be considered as a whole and selecting portions of the analyses and factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

  Transaction Summary. Feldman Financial reviewed the financial terms of the proposed business combination. Based upon a closing price of $35.25 for Mercantile common stock on August 22, 2000 and an exchange ratio of 2.5 shares of Mercantile common stock for each share of Fruitland common stock there was an implied value of $88.13 per share of Fruitland common stock, or an implied aggregate value of $38.8 million based upon 440,000 fully diluted common shares outstanding for Fruitland. Based upon this analysis and the June 30, 2000 financial statements for Fruitland, the following transaction ratios were calculated by Feldman Financial.

      Implied Value Per Share/Last Twelve Months EPS..................... 30.41x
      Implied Value Per Share/Projected 2000 EPS......................... 24.92x
      Implied Value Per Share/Book Value Per Share....................... 271.8%
      Implied Value Per Share/Tangible Book Value Per Share.............. 271.8%
      Implied Aggregate Value/Total Assets............................... 27.76%
      Implied Aggregate Value/Total Deposits............................. 32.64%

  Comparable Company Analysis. Feldman Financial performed comparative analyses involving Fruitland, Mercantile, and various public company comparative groups. The discussion of these comparisons below provide only selected financial data and are not meant to be an extensive comparison of Fruitland or Mercantile with any group as a whole or any individual company. No company used in the comparable transaction analyses is identical to Fruitland or the merger. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies, as well as other factors that may affect trading values or announced merger values of Fruitland or Fruitland comparable companies.

  Feldman Financial compared certain financial performance and market valuation data of Fruitland with corresponding publicly available information of 12 publicly traded banking institutions based in Maryland, Virginia, Delaware, New Jersey, Pennsylvania, North Carolina and Washington, DC with asset sizes between $100 million and $250 million and that were profitable for the twelve month period ending June 30, 2000 as indicated by a return on equity greater than 5.00%. Fruitland comparative companies included:

    Abigail Adams National                    Annapolis National Bancorp
    Bridge View Bancorp                       Central Virginia
    Century Bancshares                        ECB Bancorp
    Fauquier Bankshares                       Madison Bancshares Group
    Marathon Financial Corporation            Shore Financial Corporation
    Sussex Bancorp                            SVB Financial Services

  The table below presents the comparisons of selected financial and market ratios of Fruitland comparable companies with Fruitland as of or for the twelve months ended June 30, 2000. Market data was based upon the closing prices as of August 22, 2000 for the comparable companies and was the exchange ratio multiplied by the Mercantile stock price for Fruitland. The median data for Fruitland comparable companies were utilized for this presentation.

                                                       Bank of      Comparable
                                                      Fruitland     Companies
                                                     ------------  ------------
   Total Assets..................................... $139,685,000  $184,854,000
   Total Equity..................................... $ 14,267,000  $ 15,828,000
   Equity/Assets....................................        10.21%         9.02%
   Tangible Equity/Tangible Assets..................        10.21%         9.02%
   Deposits/Assets..................................         85.1%         87.2%
   Return on Average Assets.........................         0.92%         0.98%
   Return on Average Equity.........................         9.15%        10.11%
   Non-Performing Assets/Assets.....................         0.52%         0.31%
   Reserves/Non-Performing Assets...................          183%          204%
   Market Value($M)(1).............................. $      38.78  $      17.67
   Prices EPS(1)....................................        30.41x        12.39x
   Price/Book Value(1)..............................        271.8%        117.9%
   Price/Tangible Book(1)...........................        271.8%        122.2%
   Price/Assets(1)..................................        27.76%         9.66%

--------
(1) Fruitland market data based upon the exchange ratio and implied value as of August 22, 2000.

  Feldman Financial also compared certain financial performances and market valuation data of Mercantile with corresponding publicly available information of 12 publicly traded banking institutions headquartered in Maryland, Virginia, Delaware, New Jersey, Pennsylvania, North Carolina and Washington, DC with asset sizes between $4 billion and $12 billion and that were profitable for the twelve month period ending June 30, 2000 as indicated by a return on equity greater than 5.00%. The Mercantile comparative companies included:

    Centura Banks                             Commerce Bancorp
    First Citizens Bancshares                 First Commonwealth Financial
    First Virginia Banks                      Fulton Financial
    Hudson United                             Provident Bankshares
    Riggs National Corporation                Susquehanna Bancshares
    Valley National                           Wilmington Trust

  The table below presents the comparison of selected financial and market ratios of Mercantile comparable companies with Mercantile as of or for the twelve months ended June 30, 2000. Market data was based upon the closing prices as of August 22, 2000. The median data for the Mercantile comparable companies were utilized for this presentation.

                                                                   Comparable
                                                   Mercantile      Companies
                                                 --------------  --------------
   Total Assets................................. $8,238,956,000  $6,828,517,000
   Total Equity................................. $1,010,354,000  $  512,176,000
   Equity/Assets................................          12.26%           7.38%
   Tangible Equity/Tangible Assets..............          11.74%           6.66%
   Deposits/Assets..............................          74.34%          73.70%
   Return on Average Assets.....................           2.11%           1.07%
   Return on Average Equity.....................          16.73%          14.14%
   Non-Performing Assets/Assets.................           0.34%           0.38%
   Reserves/Non-Performing Assets...............          455.2%          226.2%
   Market Value($M)............................. $        2,479  $        1,278
   Prices EPS...................................          14.69x          14.41x
   Price/Book Value.............................          237.4%          195.4%
   Price/Tangible Book..........................          249.5%          218.7%
   Price/Assets.................................          29.12%          13.30%

  Stock Trading History. Feldman Financial reviewed the stock trading history of Fruitland and Mercantile. Fruitland is a closely held institution not listed on the national exchanges or Nasdaq. As such, there was limited liquidity in holding common stock of Fruitland. Management believes those limited number of trades that take place do not necessarily indicate prices at which the common stock would sell in an arms length transaction.

  Feldman Financial compared the market performance of the common stock of Mercantile with the movement of certain stock indices, including the Standard & Poor's 500 index, the SNL Regional Bank Stock Index and the common stock performance of the Mercantile Comparative Group discussed above for the 52-week period ended August 22, 2000.

                                                                       One-Year
                                                                        Change
                                                                       --------
      Mercantile......................................................    5.0%
      S&P 500.........................................................   13.4%
      SNL Regional Index..............................................   35.1%
      Mercantile Comparative Companies................................  (17.4)%

  Comparable Transaction Analysis. Feldman Financial reviewed other publicly available information for transactions that were announced after January 1, 1999 and involved acquisitions of 82 commercial banks nationally and 9 commercial banks headquartered in Maryland, Virginia, Delaware, New Jersey, Pennsylvania, North Carolina and Washington DC with asset sizes between $100 million and $250 million and were profitable prior to the merger announcement. The discussion of these comparisons below provides only selected data and is not meant to be an extensive comparison of the merger with any group of transactions as a whole or any individual transaction. No transaction used in the comparable transaction analyses is identical to Fruitland or the merger. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies as well as other factors that may affect trading values or announced merger values of Fruitland or the comparable transactions reviewed.

  The various offer price ratios analyzed were based upon information available at the time of announcement. Feldman Financial compared the ratios of price to book value, price to tangible book value, price to last twelve months earnings, and tangible book premium to core deposits as offered in the comparable transactions to the corresponding ratios offered in the merger to Fruitland.

                                           Fruitland   Nationwide    Regional
                                          Transaction Transactions Transactions
                                          ----------- ------------ ------------
   Price/Book Value......................    2.72x       2.28x        2.09x
   Price/Tangible Book Value.............    2.72x       2.34x        2.30x
   Price/LTM EPS.........................    30.4x       20.6x        24.4x
   Tangible Book Premium/Core Deposits...    20.6%       16.2%        13.0%

  Discounted Dividend Stream and Terminal Value Analysis. Feldman Financial performed a discounted cash flow analysis to determine a range of present values per share of Fruitland common stock on a trading basis, assuming Fruitland continued to operate as an independent company and sold at the end of the fifth projection year under various scenarios. This range was determined by adding (i) the present value of the estimated future dividend stream that Fruitland could generate over the five-year period from 2000 through 2004, and (ii) the present value of the terminal value of common stock at the end of year 2005. The earnings projections that formed the basis for the dividends and the terminal values were based on annual growth rates of 5.0%. To approximate the terminal value of Fruitland common stock at the end of the projection period, Feldman Financial applied a range of market valuation ratios representing price to earnings multiples from 12.0 to 22.0 times and price to book ratios from 160% to 260%. The dividend stream and terminal values were then discounted to present values using discount rates from 10% to 14%, which were chosen to reflect different assumptions regarding rates of return that may be required by investors holding Fruitland common stock. Based on the above assumptions, this present value analysis yielded a market valuation range for Fruitland common stock of $35.52 to $79.27 per share.

  This analysis is dependent upon certain assumptions such as growth rates of assets and earnings, future composition of assets, net interest spreads, non-interest income and expenses, required rates of return, dividend payout ratios, the ability and prices to sell Fruitland common stock at a future date and others. As such, the results may not be an accurate indicator of actual values and future results.

  Pro Forma Merger Analysis. Feldman Financial performed a pro forma merger analysis, combining Fruitland and Mercantile's balance sheet and projected earnings based upon certain assumptions provided by the management of Fruitland and publicly available data for Mercantile. The analysis was based upon an exchange ratio of 2.5 shares of Mercantile common stock for each share of Fruitland common stock and assumptions regarding the accounting and tax treatment of the merger. This analysis indicated that the merger would be accretive to Fruitland's stockholders on book value, earnings per share and dividend basis for the estimated 2000 period on a pro forma basis relative to Fruitland's projected results before the impact of nonrecurring merger-related charges. The analysis included estimates of expected cost savings resulting from the merger. The actual results achieved by Fruitland stockholders may vary from the estimated results and the variations may be material.

  In performing its analyses, Feldman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fruitland or Mercantile. The analyses performed by Feldman Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Feldman Financial's evaluation of the fairness from a financial point of view of the exchange ratio to Fruitland stockholders and were conducted in connection with the rendering of Feldman Financial's opinion. As described above, Feldman Financial's opinion and the information provided by Feldman Financial to Fruitland's board were among various factors taken into consideration by Fruitland's board in making its determination to approve the merger agreement. The exchange ratio was determined through negotiations between Fruitland and Mercantile.

  Feldman Financial assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all material respects, that each party will perform all of the covenants required to be performed by it under these agreements and that conditions precedent in the merger agreement are not waived. Feldman Financial also assumed that there were no material changes in Fruitland's or Mercantile's assets, liabilities, operating results, business or prospects since the date of the last publicly available financial statements or internal financial statements made available by them.

  Fruitland's board retained Feldman Financial to act as financial advisor to Fruitland in connection with the merger based upon Feldman Financial's experience and expertise and its familiarity with Fruitland and transactions similar to the merger. Pursuant to a letter agreement dated May 19, 2000 between Fruitland and Feldman Financial, the Bank of Fruitland has agreed to pay Feldman Financial a professional fee of $37,500, of which $17,500 will be payable upon consummation of the merger. The letter agreement with Feldman Financial also provides that Fruitland will reimburse Feldman Financial for its reasonable out-of-pocket expenses incurred in connection with its engagement and indemnify Feldman Financial and any related parties against certain expenses and liabilities, which may include certain liabilities under securities laws.

Effective date

  As soon as practicable after the performance of all agreements and obligations of the parties under the merger agreement, upon fulfillment or waiver of all conditions precedent contained in the merger agreement, and after the Maryland Commission of Financial Regulation has approved the Agreement of Merger between Peninsula Bank and Fruitland, Peninsula Bank and Fruitland will file the Agreement of Merger with the State Department of Assessments and Taxation of Maryland. The merger will become effective on the date and time as set forth in the Certificate of Merger issued by the Maryland Commissioner of Financial Regulation.

Procedures for exchange of certificates

  On and after the effective date of the merger, certificates for shares of Fruitland common stock will represent the right to receive certificates representing the number of whole shares of Mercantile common stock and cash in lieu of fractional shares. Certificates representing shares of Fruitland common stock may be exchanged after the effective date by surrendering these certificates to The Bank of New York, acting as exchange agent, or any other exchange agent as Mercantile may select, in exchange for new certificates representing the appropriate number of whole shares of Mercantile common stock determined by the exchange ratio and for cash in lieu of any fractional shares.

  No certificates for fractional shares of Mercantile common stock will be issued but, in lieu of fractional shares, and solely as a mechanism for rounding shareholdings to whole shares, Mercantile will pay cash for fractional shares on the basis of the closing price for Mercantile common stock as reported by The Nasdaq National Market on the effective date of the merger (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Fruitland common stock representing these fractional shares. No holder will be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

  Shortly after the effective date of the merger, Fruitland's stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until surrendered, certificates formerly representing shares of Fruitland common stock, other than shares of dissenting stockholders, will be deemed for all corporate purposes to evidence the number of whole shares of Mercantile common stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercantile common stock pending exchange of certificates representing shares of Fruitland common stock will be retained by Mercantile or the exchange agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.

  Fruitland's stockholders should not forward stock certificates until they have received transmittal forms and instructions. Fruitland's stockholders should not return stock certificates with the enclosed proxy.

Certain federal income tax consequences

  The following is a summary of the anticipated material federal income tax consequences of the merger; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs below are based upon the opinion of Venable, Baetjer and Howard, LLP, counsel to Mercantile:

  . The merger of Fruitland and Peninsula Bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, to which Mercantile, Peninsula Bank, and Fruitland will each be a party;

  . No gain or loss will be recognized by Mercantile, Peninsula Bank, or Fruitland in the merger;

  . No gain or loss will be recognized by Fruitland's stockholders upon receipt by them of Mercantile common stock in exchange for Fruitland common stock in the merger;

  . The tax basis of the Mercantile common stock received by Fruitland's stockholders will be the same as the tax basis of the Fruitland common stock surrendered and exchanged for the Mercantile common stock, decreased by the amount of any cash received and increased by the amount of gain recognized, if any; and

  . Provided that the Fruitland common stock is held as a capital asset, the holding period of the Mercantile common stock received by Fruitland's stockholders will include the holding period during which the Fruitland common stock surrendered in exchange for the Mercantile common stock was held.

  Fruitland's obligation to close the merger is subject to the receipt of an opinion of Venable, Baetjer and Howard, LLP, counsel to Mercantile, or any other qualified law firm as Fruitland selects, with respect to the federal income tax consequences of the merger, substantially to the effect of the paragraphs above. This opinion will not address the state, local or foreign tax aspects of the merger.

  Any cash received by Fruitland's stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to these Fruitland stockholders. The receipt of this cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of this cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

  The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Internal Revenue Code, existing U.S. Treasury regulations and current administrative rulings and court decisions, all of which are subject to change and any change could affect the continuing validity of this discussion.

  Each Fruitland stockholder should consult his or her own tax adviser with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

Accounting treatment

  The merger will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercantile exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercantile currently expects that based on preliminary purchase accounting estimates the merger would result in identifiable intangibles and goodwill approximating $23,000,000, which would be amortized over an estimated period of not more than 15 years.

Resale of Mercantile common stock after the merger by controlling persons

  Under federal securities laws there are certain potential limitations on the sale of Mercantile common stock received in the merger that will affect certain of Fruitland's stockholders who may be controlling persons of Fruitland. Mercantile and Fruitland believe that the only Fruitland stockholders who may be deemed controlling persons subject to these limitations are the directors and certain executive officers of Fruitland who have been advised of these restrictions and have agreed in writing to them.

Conditions to the merger

  Completion of the merger is conditioned upon, among other things, approval of the merger by an affirmative vote of at least two-thirds of the outstanding shares of Fruitland common stock entitled to vote on the merger and certain regulatory consents and approvals, including the consent of the Federal Deposit Insurance Corporation, the Virginia State Corporation Commission and the Maryland Commissioner of Financial Regulation. Mercantile is not obligated to complete the merger if holders of more than 20% of the outstanding shares of Fruitland common stock exercise statutory dissenters' rights. Each of Mercantile's and Fruitland's obligation to complete the merger is also subject to the satisfaction or waiver of certain further conditions, which are set forth in detail in the merger agreement, a copy of which is attached as Annex A to this prospectus and proxy statement.

Treatment of employee benefit plans

  Under the merger agreement and at the option of Mercantile, Fruitland's qualified 401(k) plan is expected to be merged into Mercantile's 401(k) plan, and employees of Fruitland and BF Financial Services, Inc., a wholly-owned subsidiary of Fruitland, will be given credit for service with Fruitland and its subsidiary for purposes of eligibility to participate and vesting. If in the judgment of Mercantile, it is not technically feasible or desirable to merge the plans, Fruitland's qualified plan will be frozen or terminated, with its assets held for distribution to the participants.

  In addition, employees of Fruitland and its subsidiary will become eligible to participate in Mercantile's cash balance pension plan and employees of Fruitland and its subsidiary will be given credit for service with Fruitland and its subsidiary for purposes of eligibility to participate and vesting but not for benefit accrual purposes.

  Except with respect to Fruitland's qualified 401(k) and Mercantile's qualified 401(k) and cash balance pension plans, which will be treated as described above, and executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula Bank and/or Mercantile, after the effective date, employees of Fruitland and its subsidiary who are employed by Peninsula Bank will be entitled to participate in Peninsula Bank's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula Bank. Except as described above with respect to service credits in Mercantile's 401(k) and cash balance pension plans, Peninsula Bank has agreed to treat service with Fruitland and its subsidiary before the effective date of the merger as service with Peninsula Bank for purposes of all employee benefit and seniority-based plans and programs.

Exclusive dealing

  Fruitland has agreed that while the merger agreement is in effect, neither Fruitland nor any of its officers, directors, employees, agents or representatives shall, directly or indirectly:

  . Encourage, solicit or initiate the submission of any "acquisition proposal" (as defined below) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any acquisition proposal; or

  . Recommend any acquisition proposal to Fruitland's stockholders or enter into any agreement or participate in discussions or negotiations with, or furnish any information to, any person in connection with any potential acquisition proposal, unless an unsolicited acquisition proposal is made and the Fruitland board of directors concludes, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a duly qualified and independent financial adviser to Fruitland, that its fiduciary obligations require consideration of the acquisition proposal because it may be in the best interests of Fruitland's stockholders and is more favorable to Fruitland's stockholders from a financial point of view than the merger.

  The merger agreement defines an "acquisition proposal" as including any proposed:

  . Merger, consolidation, share exchange or similar transaction involving Fruitland;

  . Sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Fruitland representing 10% or more of the consolidated assets of Fruitland;

  . Issue, sale or other disposition of securities--or options, rights or warrants to purchase, or securities convertible into, these securities-- representing 10% or more of the voting power of Fruitland; or

  . Any transaction in which any person or group acquires beneficial ownership--as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934--or the right to acquire beneficial ownership, of 20% or more of Fruitland's outstanding capital stock.

  Fruitland has agreed that it will promptly advise Mercantile of, and communicate to Mercantile the terms of, any inquiry or proposal addressed to Fruitland or of which Fruitland or its respective officers, directors, employees, agents, or representatives, including, without limitation, any investment banker, has knowledge.

Termination

  The parties to the merger agreement may terminate and abandon the merger at any time prior to the effective date by mutual consent even if Fruitland's stockholders have approved the merger.

  Mercantile and Peninsula Bank may also terminate the merger agreement at any time prior to the effective date if:

  . Mercantile receives information from any regulatory authority, which by law is required to approve or otherwise act upon the merger or any other aspect of the transactions provided for in the merger agreement, or which has authority to challenge the validity of the merger or transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or these transactions will be so challenged;

  . Fruitland's board of directors recommends to Fruitland's stockholders, or Fruitland accepts, a competing acquisition proposal.

  Fruitland may terminate the merger agreement if, in compliance with the provisions of the merger agreement, Fruitland's board of directors recommends to Fruitland's stockholders, or it accepts, an acquisition proposal.

  Mercantile or Fruitland may also terminate the merger agreement if the merger is not closed by April 30, 2001. The merger agreement provides that in the case of a termination by Mercantile and Peninsula Bank by reason of Fruitland's recommendation or acceptance of an acquisition proposal, Fruitland will pay Mercantile a termination fee of $400,000. The merger agreement also provides that if the merger agreement is terminated by Mercantile or Peninsula Bank by reason of a material breach by Fruitland, or by Fruitland by reason of a material breach by Mercantile or Peninsula Bank, and the breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party will be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted effectiveness of the merger, including the fees of the non-breaching party's counsel, accountants, consultants and other advisers and representatives.

Rights of dissenting stockholders

  Under the appraisal rights provisions of the Financial Institutions Article, the Maryland General Corporation Law and relevant case law, certain relevant sections of which are attached as Annex C to this prospectus and proxy statement, each holder of Fruitland common stock will be entitled to demand and receive payment of the "fair value" of his or her shares in cash, if he or she:

  .  Votes against the merger;

  . Does not accept any offer by Peninsula Bank to pay what Peninsula considers to be the fair value of his or her shares; and

  . Within 30 days after the effective date of the merger as set forth in the Certificate of Merger issued by the Maryland Commissioner of Financial Regulation, makes written demand on Peninsula Bank for payment of his or her shares and surrenders his or her stock certificates.

  For these purposes, abstentions and broker non-votes will not suffice as votes against the merger. A vote against the merger must be cast by checking the box marked "Against" on a proxy card properly submitted prior to the special meeting or by personal vote at the special meeting. Any Fruitland stockholder who fails to comply with the requirements described above will be bound by the terms of the merger.

  A vote against the merger will not itself constitute a timely written notice of intent to demand payment.

  Upon determination of the effective date of the merger in the Certificate of Merger issued by the Maryland Commissioner of Financial Regulation, Peninsula Bank will promptly deliver or send by certified mail, return receipt requested, to each Fruitland stockholder who has voted against the merger, written notice of the effective date of the merger. Peninsula Bank may offer to pay in cash to the Fruitland stockholders who have voted against the merger not more than what Peninsula Bank considers to be the fair value of the Fruitland common stock as of the time of the special meeting.

  The fair value of shares for which Fruitland stockholders make a payment demand is determined as of the date of the Fruitland special meeting. The determination of the fair value is made by a panel of three appraisers, one of whom is selected by the owners of two-thirds of the appraisal shares, one of whom is selected by the board of directors of Peninsula Bank, and one of whom is selected by the other two appraisers.

  Upon the determination of the fair value of the appraisal shares, the appraisers must give notice of the determination to Peninsula Bank and to each Fruitland stockholder who made a payment demand.

  Within five days after the appraisers have given notice of their fair value determination, a demanding Fruitland stockholder who is dissatisfied with the determination may notify the Maryland Commissioner of Financial Regulation who will have the appraisal shares reappraised. The reappraisal is final and binding as to the value of the appraisal shares of such dissatisfied demanding Fruitland stockholder.

  If the panel of appraisers fail to make a fair value determination within 90 days after the effective date, the Financial Institutions Article provides that the Maryland Commissioner of Financial Regulation will have an appraisal made. This appraisal is final and binding as to the value of all appraised shares. Peninsula Bank must pay the expenses of each appraisal made.

  This summary of the rights of Fruitland stockholders requesting appraisal contains all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their rights of appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Financial Institutions Article and the Maryland General Corporation Law. Each Fruitland stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 7, Part II, entitled "Rights of Objecting Stockholders" of the Financial Institutions Article, and relevant sections of Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders" of the Corporations and Associations Article, of the Annotated Code of Maryland for a complete statement of the stockholder's rights and the steps which must be followed in connection with the exercise of these rights. See Annex C to this prospectus and proxy statement.

  No further notice of the events giving rise to dissenters' rights or any steps associated with dissenters' rights will be furnished to Fruitland's stockholders, except as indicated above or otherwise required by law.

  Any dissenting stockholder who exercises his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary income or capital gain will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Merger - Certain federal income tax consequences."

                           Certain Other Agreements

The support agreement

  As a condition to Mercantile entering into the merger agreement, all directors and the chief executive officer of Fruitland who owned an aggregate of 169,108 shares as of June 2, 2000 (approximately 38.4%) of the outstanding Fruitland common stock each entered into a support agreement with Mercantile. Under the support agreement, each of the individuals who are parties to the support agreement has agreed:

  . Not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber or enter into any agreement, arrangement or understanding, other than a proxy for purposes of approving the merger agreement, which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Fruitland common stock owned or acquired by the director or officer during the term of the support agreement;

  . Subject to the provisions of the merger agreement with respect to the fiduciary obligations as directors of Fruitland, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercantile and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Fruitland, and to use all commercially reasonable efforts to assure that Fruitland does not take these steps;

  . To promptly advise Mercantile of any inquiry or proposal of which the director or officer has knowledge;

  . To vote his or her shares of Fruitland common stock in favor of the merger agreement and the transactions contemplated by the merger agreement, and, in his or her capacity as a stockholder, to use his or her best efforts to cause the merger to be effected, subject to the provisions of the merger agreement with respect to the fiduciary obligations as directors of Fruitland.

  The terms of the support agreement expire upon the termination of the merger agreement.

Affiliate undertakings

  In connection with the execution and delivery of the merger agreement, the directors and the chief executive officer who signed the support agreement also executed a memorandum, undertaking and agreement under which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercantile common stock by these directors and officers. See "The Merger--Resale of Mercantile common stock after the merger by controlling persons."

Supplemental agreements

  The parties have agreed supplementally on certain terms regarding Fruitland's employees in addition to the employee benefit matters discussed earlier in this prospectus and proxy statement. Mercantile has consented to the payment by Fruitland of up to $600,000 in bonuses to Henry E. Tilman, Jr., Ronald L. Laws, Ellen P. Vandegrift and Jean H. Sewell. The board of directors of Fruitland will determine the allocation of this aggregate amount between the four officers in its discretion. In each case, in order for the officer to receive his or her share of the aggregate bonus amount, he or she must continue his or her employment until the integration of the data processing and financial systems of Peninsula Bank and Fruitland is completed. The parties have also agreed that two directors of Fruitland will join the board of directors of Peninsula Bank. These two directors are John B. Long, II, and Hugh P. McLaughlin, Jr. In addition to other employee matters, the parties have agreed that Mr. Tilman, now president and chief executive officer of Fruitland, will become an executive vice president of Peninsula Bank and that each of Mr. Laws, now executive vice president and chief financial officer of Fruitland, Ms. Vandegrift, now a senior vice president and chief lending officer of Fruitland, and Ms. Sewell, now a senior vice president and chief administrative officer of Fruitland, will become vice presidents of Peninsula Bank.

           Comparison of Stockholder Rights of Holders of Mercantile
                    Common Stock and Fruitland Common Stock

  The rights of Fruitland's stockholders are currently governed by Fruitland's charter, its bylaws, the Maryland General Corporation Law, and the Financial Institutions Article of the Maryland Annotated Code. Upon completion of the merger, Fruitland's stockholders will become stockholders of Mercantile, and their rights will be governed by the Maryland General Corporation Law and Mercantile's charter and bylaws. The following is a summary comparison of the material differences in the rights of holders of Fruitland common stock and Mercantile common stock under the governing provisions of their respective charters and bylaws and Maryland law.

Dissenters' rights

  For a description of the rights of dissenting stockholders of Fruitland, see "The Merger--Rights of dissenting stockholders." Under Maryland law, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation, if the stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. Since, under the terms of the merger, Fruitland's stockholders will be receiving Mercantile common stock that is publicly traded and quoted on The Nasdaq National Market, dissenters' rights with respect to transactions affecting Mercantile common stock will not be available.

Stockholder power to call a special meeting

  Generally under Maryland law, the board of directors, other persons specified in the corporation's charter or bylaws and the holder or holders of 25% or more of the voting stock of a corporation may call a special stockholders' meeting. However, a corporation may elect to be subject to Title 3, Subtitle 8 of the Maryland General Corporation Law, which raises the percentage of stockholders required to request a special stockholders' meeting from 25% to a majority of those shares entitled to be voted at the meeting. Fruitland has not made this election; therefore, the power to call a special meeting of Fruitland Stockholders is governed by the general requirements under the Maryland General Corporation Law.

  Under Mercantile's bylaws the chairman of the board, president and certain other officials are entitled to call a special meeting of the stockholders. Under Section 3-805 of the Maryland General Corporation Law, the percentage of stockholders required to request a special meeting is a majority of those shares entitled to vote at the meeting. After the merger, no individual or group of former Fruitland's stockholders who become holders of Mercantile common stock solely as a result of the merger will own a sufficient number of Mercantile common stock to call a special meeting of stockholders.

Preferred stock

  Fruitland's charter only authorizes the issuance of common stock. Mercantile's charter authorizes the issuance of up to two million shares of preferred stock, no par value. Mercantile's board of directors may reclassify already classified, but unissued, shares of Mercantile preferred stock and may alter the rights, privileges and restrictions on the unissued Mercantile preferred stock. Currently, no Mercantile preferred stock is outstanding.

Qualification and removal of directors

  Under the Financial Institutions Article of the Maryland Annotated Code, a director must be a Fruitland stockholder owning shares of unencumbered Fruitland common stock worth at least $500, and a majority of Fruitland's directors must reside in Maryland. Fruitland's bylaws provide that the number of Fruitland directors must be between five and 20, and currently Fruitland has nine directors. Under Mercantile's charter or bylaws, directors have no stock ownership or residency requirements. Mercantile currently has 13 directors.

  Mercantile's board of directors is divided into three classes, with the directors serving staggered three-year terms. Under Section 3-804 of the Maryland General Corporation Law, a Mercantile director may be removed only for cause and then only by the vote of two-thirds of the eligible stockholder votes.

Shareholder rights plan

  Mercantile has adopted a Shareholder Protection Rights Agreement dated June 8, 1999, which replaces a similar agreement adopted in 1989, that entitles holders of Mercantile common stock to purchase additional securities, upon the occurrence of certain events. See "Description of Mercantile Capital Stock-- Purchase rights."

  This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Maryland law and the charter and bylaws of Fruitland and Mercantile.

                    Description of Mercantile Capital Stock

General

  Mercantile is authorized to issue up to 130,000,000 shares of Mercantile common stock. On June 30, 2000, 68,645,759 shares of Mercantile common stock were issued and outstanding. Mercantile is also authorized to issue 2,000,000 shares of preferred stock. The Mercantile preferred stock is subject to classification and reclassification by Mercantile's board of directors. No shares of Mercantile preferred stock are issued and outstanding.

Common stock

  The holders of Mercantile common stock are entitled to receive dividends that are declared by Mercantile's board of directors out of funds legally available for dividends. Each holder of Mercantile common stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercantile common stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercantile common stock do not have preemptive rights except as may be granted by Mercantile's board of directors. The shares of common stock to be issued in the merger will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercantile common stock. Mercantile common stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

Purchase rights

  Rights which under certain circumstances may become exercisable for the purchase of Mercantile preferred stock or Mercantile common stock--or exchangeable for Mercantile preferred stock or Mercantile common stock--attach to each share of Mercantile common stock, including shares of Mercantile common stock issuable in connection with the merger agreement, under the Shareholders Protection Rights Agreement adopted by Mercantile's board of directors in June, 1999. In general, these rights become exercisable within 10 business days after a person, together with any affiliate of the person, acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercantile common stock or at an earlier or later time as the Mercantile board of directors may determine. Until the rights become exercisable, they will not be separable from the Mercantile common stock and will automatically trade with the Mercantile common stock. Shares of Mercantile common stock issued to Fruitland's stockholders in exchange for Fruitland common stock will be accompanied by these rights. These rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or make it more difficult to achieve a change in control of Mercantile.

Stock repurchases

  Under authorization by its board of directors, Mercantile repurchased 1,599,077 shares of Mercantile common stock in 1996, 479,175 shares in 1997, 1,911,000 shares in 1998, 2,696,825 shares in 1999 and 1,006,000 shares through September 15, 2000. Repurchases have been made under the safe harbor provisions of Rule 10b-18 under the Securities Exchange Act of 1934, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercantile dividend reinvestment plans and employee stock purchase and stock option plans. Mercantile is currently authorized by its board to repurchase 2,677,528 additional shares, which may be purchased from time to time depending on the price of Mercantile common stock, market conditions, regulatory considerations and other factors. It is expected that no repurchases will be made until after the Fruitland special meeting.

                     Description of the Bank of Fruitland

General

  The Bank of Fruitland was organized in 1911 as a Maryland commercial bank. At June 30, 2000, Fruitland had approximately 91 record holders of its capital stock.

  As of June 30, 2000, Fruitland had total assets of approximately $139.7 million, total deposits of approximately $118.8 million, and total stockholders' equity of approximately $14.3 million.

  Fruitland is a commercial bank offering a wide range of services, including checking, NOW, money market and savings accounts, certificates of deposit, as well as installment, mortgage and other consumer and commercial lending services.

  Fruitland's main office is located in Fruitland, Maryland. It also operates six branches, one in Fruitland, four in Salisbury, Maryland and one in Princess Anne, Maryland. Fruitland's primary trade area consists of Somerset, Wicomico and Worcester counties on Maryland's lower Eastern Shore.

  Fruitland is subject to state and federal banking laws and regulations which impose specific requirements on and provide for general regulatory oversight with respect to virtually all aspects of operations. As a state non-member bank, Fruitland is regulated and examined by the Maryland Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation.

Business

 Services of The Bank of Fruitland

  Fruitland provides service-intensive commercial and retail banking services to small businesses and to individuals. Fruitland offers the following types of services:

 Retail services

  .  Checking, NOW, money market and savings accounts

  .  24-hour automated teller machines

  .  Certificates of deposit

  .  Christmas clubs

  .  Individual retirement accounts

  .  Wire transfer services

  .  Consumer loans, including

     .  Automobiles, boats, and recreational vehicles

     .  Home improvement

     .  Home equity lines of credit

     .  Personal loans and lines of credit

     .  Student loans

     .  Overdraft protection

  .  Real estate loans, including

     .  Conventional mortgages

     .  Construction

     .  FHA/VA

     .  Jumbo

     .  Land purchases

     .  Low down payment

     .  Modular homes

     .  Non-conventional

     .  Refinancing

     .  Second mortgages

     .  Secondary homes

 Commercial services

  .  Loans, including

     .  Working capital loans

     .  Lines of credit

     .  Loans for real estate acquisition, development and construction

     .  Equipment, inventory and accounts receivable financing

     .  Loans for agricultural purposes

     .  Small business administration loans

  . Commercial checking, money market, savings accounts and certificates of deposit

  .  Letters of credit

 Lending activities and loan portfolio composition

  At June 30, 2000, Fruitland's loan portfolio, excluding loans held for sale, totaled approximately $112.0 million, representing approximately 80.2% of its total assets of $139.7 million. Fruitland's loan portfolio is comprised of 86.6% real estate mortgages. The balance of 13.4% includes various other loans to consumers, small businesses, municipalities and farmers. A detailed breakdown of the composition of the loan portfolio of June 30, 2000 follows:

                                                                June 30, 2000
                                                               ----------------
                                                                Amount  Percent
                                                               -------- -------
                                                                (in thousands)
Mortgages on real estate:
  Development and construction................................ $ 15,218  13.59%
  Secured by farmland.........................................    3,260   2.91
  Secured by 1-4 family residential properties................             --
    Home Equity loans.........................................   13,331  11.90
    Mortgages secured by first liens..........................   40,130  35.82
    Mortgages secured by junior liens.........................    3,655   3.26
  Secured by multifamily (5 or more) residential properties...      778   0.70
  Secured by non-farm, non-residential properties.............   20,600  18.39
Demand and time:
  Loans to finance agricultural production....................       69   0.06
  Commercial and industrial loans.............................    6,827   6.09
Installment:
  Overdraft protection lines of credit........................      332   0.30
  Consumer loans..............................................    7,469   6.67
  Loans to political subdivisions, including volunteer fire
   companies..................................................      351   0.31
                                                               -------- ------
                                                               $112,020 100.00%
                                                               ======== ======

 BF Mortgage

  BF Mortgage is a division of Fruitland through which Fruitland offers to its customers a variety of loan programs, many of which are detailed above. The BF Mortgage division concentrates on the origination and secondary market sale of residential mortgage loans on properties located throughout the Delmarva Peninsula.

 BF Financial Services, Inc.

  Through its wholly-owned subsidiary, BF Financial Services, Inc., Fruitland engages in investment advisory and related agency financial services through a third party brokerage arrangement with Primevest Financial Services, Inc., an unaffiliated registered broker-dealer. BF Financial Services is a Maryland corporation, which was incorporated on September 26, 1996.

Competition

  While promotional activities emphasize the many advantages of dealing with a locally-run institution closely attuned to the needs of its community, Fruitland faces strong competition in all areas of its operations. Most of the competitors have resources substantially greater than those of Fruitland. Fruitland also encounters competition from thrift institutions, consumer loan companies, brokerage firms, investment companies, credit unions and other financial institutions. This competition comes from entities operating in the Salisbury, Maryland area that include offices of many of the largest banks in Maryland.

  Fruitland's most direct competition for deposits comes from other commercial banks, savings banks, savings and loan associations and credit unions operating in Somerset, Wicomico and Worcester counties, as well as from mutual fund providers.

  Fruitland competes with banking entities, mortgage banking companies and other institutional lenders for loans. The competition for loans varies from time to time depending on certain factors. These factors include, among others, the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, conditions in the real estate market and other factors which are not readily predictable.

Employees

  At June 30, 2000, Fruitland had 80 employees of whom four were executive officers, 75 were full-time employees and 5 were part-time employees. Fruitland believes its employee relations are good.

Properties

  Fruitland's main banking office is located at 109 East Main Street, Fruitland, Maryland 21826. It's branches are located at:

  .  101 West Cedar Lane, Fruitland, Maryland 21826

  .  543C Riverside Drive, Salisbury, Maryland 21801

  .  Route 50 & Nanticoke Road, Salisbury, Maryland 21801

  .  1301 Mt. Hermon Road, Salisbury, Maryland 21804

  .  2623 North Salisbury Boulevard, Salisbury, Maryland 21801

  .  30386 Mt. Vernon Road, Princess Anne, Maryland 21853

  Fruitland also operates an off-premises ATM located at 800 South Salisbury Boulevard, Salisbury, Maryland 21801.

Dividends

  Fruitland has declared and paid cash dividends on its common stock of $1.48 per share for 1997, $1.53 per share for 1998 and $1.60 per share for 1999. Any future determination as to payment of cash dividends will, subject to the merger agreement, be at the discretion of the board of directors of Fruitland and will depend on Fruitland's results of operations, financial condition, capital and regulatory requirements and other factors deemed relevant by the Fruitland board of directors.

  Since the execution of the merger agreement, Fruitland has been subject to certain contractual restrictions on the declaration and payment of dividends. In accordance with the terms of the merger agreement, Fruitland declared and paid a cash dividend of $0.73 per share in June 2000. Subject to certain conditions, the merger agreement permits Fruitland to pay additional dividends of up to $1.26 per share in December 2000, or, in the alternative, a dividend of up to $0.63 in each of September and December 2000, and a dividend of up to $0.50 per share in March 2001 provided, in each instance, that the merger has not become effective.

  As a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation, Fruitland may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC. Fruitland is not currently in default under any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which affect the amount of cash available for payment of dividends by a regulated banking institution such as Fruitland.

  As a commercial bank under the Maryland Financial Institutions Law, Fruitland may declare cash dividends from:

  .  Undivided profits; or

  . With the prior approval of the Maryland Bank Commissioner, out of surplus in excess of 100% of its required capital stock; and

  . In either case, after providing for due or accrued expenses, losses, interest and taxes

  Distributions paid by Fruitland to its stockholders will be taxable to its stockholders as dividends to the extent of Fruitland's accumulated current earnings and profits.

Price range of common stock

  There is no established public trading market for Fruitland common stock, which is traded lightly in privately negotiated transactions. Management does not have a history of the stock sale prices for these private trades.

Principal stockholders

  The following table lists the number of shares of Fruitland common stock beneficially owned by directors and executive officers of Fruitland, and each person known to Fruitland to beneficially own more than five percent of Fruitland common stock as of June 30, 2000. Unless we indicate otherwise, the individuals named below have sole voting and investment power over all shares beneficially owned by them.

                                                                   Shares of
                                                                   Fruitland
                                                                 capital stock
                                                                 beneficially
                                                                     owned
                                                                ---------------
                                                                        Percent
                                                                          of
   Name and Address(1)                                          Number   class
   -------------------                                          ------- -------
   Michael G. Abercrombie, Jr., Director......................       20      *
   John W. Causey, Director...................................    3,016      *
   R. Dale Dashiell, Director(2)..............................    1,056      *
   Thomas B. Houlihan, Director...............................    5,832   1.33
   John B. Long, III, Chairman of the board(3)................  124,628  28.32
   Hugh P. McLaughlin, Jr., Director..........................    3,924      *
   A. Kenneth Mills, Director.................................    5,244   1.19
   Robert L. Moore, Director..................................       20      *
   Terry R. Sell, Director(4).................................   21,672   4.93
   Henry E. Tilman, Chief executive officer and president.....    3,696      *
   Ronald L. Laws, Chief financial officer, chief operating
    officer and executive vice president......................      176      *
   Dorothy C. Long(5).........................................   49,468  11.24
   Joann L. Gallagher(6)......................................   50,688  11.52
   Donald C. Davis(7).........................................   50,688  11.52
   All directors, executive officers, and 5% stockholders as a group (14 persons)(8).....................................  320,128  72.76%

--------
 * Indicates holdings of less than one percent.
(1) Each stockholder's address is at Fruitland's principal executive office unless otherwise noted.
(2) Includes 440 shares held jointly by Mr. Dashiell and his wife, Judith F. Dashiell, with shared voting and investment power.
(3) Includes 86,720 shares held jointly by Mr. Long and his wife, Jean V. Long, with shared voting and investment power.
(4) Held jointly by Mr. Sell and his wife, Jill D. Sell, with shared voting and investment power.
(5) Ms. Long's address is 22 Sea Street, Camden, Massachusetts 04843.
(6) Ms. Gallagher's address is 650 Tuxedo Place, N.W., Atlanta, Georgia 30342-3616.
(7) Includes 25,344 shares held by Donald C. Davis and 25,344 shares held by his wife, Joan W. Davis. Their address is 904 Camden Avenue, Salisbury, Maryland 21801.
(8) Includes shares owned as described in notes 1 through 7.

                        Selected Financial Information

  The income statement data, per share data and balance sheet data contained in the following summary are derived from the consolidated audited historical financial statements of Fruitland for the five years ended December 31, 1999. The financial data for the six months ended June 30, 2000 and 1999 are derived from unaudited financial statements. In the opinion of Fruitland's management this data includes all normal recurring adjustments necessary for fair presentation of results of these interim periods.

  The summary financial data should be read in conjunction with the historical financial statements and the related notes included in this prospectus and proxy statement.

                          Six months ended
                              June 30,                  Year ended December 31,
                          ------------------  ------------------------------------------------
                            2000      1999      1999      1998      1997      1996      1995
                          --------  --------  --------  --------  --------  --------  --------
                                      (in thousands, except per share data)
Income Statement Data
Interest and dividend
 revenue................  $  5,668  $  5,373  $ 11,116  $ 10,056  $  9,176  $  8,310  $  7,772
Interest expense........     2,511     2,317     4,858     4,428     4,028     3,746     3,311
Net Interest Income.....     3,157     3,056     6,258     5,628     5,148     4,564     4,461
Provision for Loan
 Losses.................       150        90       490       108        96        91        90
Other Operating
 Revenue................       822       943     1,219       862       532       413       414
Other Operating
 Expense................     2,596     2,383     4,711     3,956     3,338     2,733     2,650
Income Taxes............       455       587       840       903       827       784       776
Net Income..............       778       939     1,436     1,523     1,419     1,369     1,359
Balance Sheet Data
Total assets............  $139,685  $138,609  $145,251  $129,859  $117,786  $104,670  $102,320
Total loans, excluding
 loans held for sale,
 net of unearned income
 and allowance for
 credit loss............   110,702   100,805   108,983    94,825    87,291    82,349    74,138
Total deposits..........   118,801   124,171   118,761   115,896   104,744    92,479    91,085
Total stockholders'
 equity.................    14,267    13,768    13,812    13,372    12,519    11,754    10,843
Per Common Share Data(1)
Net Income..............  $   1.77  $   2.13  $   3.26  $   3.46  $   3.23  $   3.11  $   3.09
Cash Dividends
 Declared...............      0.73      0.88      1.60      1.53      1.48      0.91      0.48
Book value..............     32.43     31.29     31.39     30.39     28.45     26.71     24.64
Ratios
Return on average assets
 (annualized)...........      1.10%     1.41%     1.03%     1.24%     1.27%     1.34%     1.42%
Return on average equity
 (annualized)...........     11.14%    13.92%    10.18%    11.62%    11.60%    12.52%    13.31%
Average equity to
 average assets.........      9.85%    10.11%    10.15%    10.69%    10.97%    10.67%    10.64%
Cash Dividends Declared
 to net income..........     41.29%    40.99%    49.01%    44.33%    45.80%    29.40%    15.46%
Period-end capital to
 period-end
 risk-weighted assets:
 Tier 1.................     14.32%    14.58%    13.50%    14.80%    15.90%    17.00%    17.60%
 Total..................     15.57%    15.67%    14.60%    15.90%    17.10%    18.20%    18.80%
Period-end Tier 1
 leverage ratio.........     10.40%    10.02%     9.69%    10.27%    10.61%    11.20%    10.51%

--------
(1) Per share data for 1995 through 2000 have been adjusted to give retroactive effect to the 100% stock dividend in 1998, the 10% stock dividend in 1998, the 100% stock dividend in 1999, and the 100% stock dividend in 2000.

        Management's Discussion and Analysis of Financial Condition and
                             Results of Operation

  The following discussion of the consolidated financial condition and results of operation of Fruitland and its subsidiary, BF Financial Services, Inc., contains selected financial information for Fruitland and its subsidiary. It should be read in conjunction with the consolidated financial statements and related notes, as well as the other financial information, included elsewhere in this prospectus and proxy statement.

  The selected financial information for Fruitland for the periods ended June 30, 2000 and 1999 has been derived from Fruitland's unaudited financial statements. In the opinion of Fruitland's management, this data includes all normal recurring adjustments necessary for the fair presentation of results of operations for interim periods. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the operating performance that may be reported for the full year ended December 31, 2000.

  For purposes of the following discussion, "Fruitland" refers to both The Bank of Fruitland and its wholly-owned subsidiary, BF Financial Services, unless the context requires otherwise.

Overview

  Fruitland's assets, end of period, increased by $12.1 million (10.3%) in 1998, and by $15.4 million (11.9%) in 1999. For the first six months of 2000, Fruitland's assets have decreased by $5.6 million, or 3.8%. The increase in 1998 was largely due to increased construction lending and growth in the portfolio of loans held for sale, both of which originate from the activities of Fruitland's mortgage banking division, BF Mortgage. In 1999, secondary market loan originations fell off as interest rates began a steady climb. During 1999, deposits grew $2.9 million (2.5%), well below the dollar and percentage growth in loans. In the fourth quarter of 1999, Fruitland borrowed $12.0 million from the Federal Home Loan Bank to fund loan demand and to provide liquidity in anticipation of potential cash demands related to the turn of the century date change. In the first six months of 2000, Fruitland has repaid $6 million to the Federal Home Loan Bank.

  Fruitland's loan portfolio, net of unearned income and exclusive of loans held for sale, increased $7.6 million (8.6%) from 1997 to 1998, followed by an additional increase of $14.3 million (14.9%) in 1999. During the first six months of 2000, the loan portfolio increased $3.1 million (2.8%) to approximately $113.2 million. Fruitland's loan growth from 1998 through the first half of 2000 can be attributed to robust overall loan demand, active pursuit of commercial loans and growth in the construction portfolio. Construction loan growth was largely attributable to BF Mortgage.

  Consolidated net income for Fruitland in 1998 was $1,522,598, which was $103,395 (7.3%) higher than 1997. Consolidated net income for 1999 was $1,436,417, $86,181 (5.7%) lower than 1998. On a per share basis, consolidated net income was $3.26 in 1999, $3.46 in 1998, and $3.23 in 1997, giving retroactive effect to stock splits effected in the form of 100% dividends in 2000, 1999, and 1998, and a 10% stock dividend in 1998. The decline in consolidated net income from 1998 to 1999 was due mainly to commercial loan losses related to three borrowers. These losses totaled $283,746, or approximately 4.5% of net interest income. Consolidated net income decreased by 17.2% from $939,000 for the first six months of 1999 to $778,000 during the same period in 2000. Significant factors contributing to this decrease included:

  . An increase of $101,000 in net interest income was reduced by a $60,000 increase in the provision for credit losses.

  . Other expenses, net of other operating revenues increased $334,000 (23.2%), while income taxes declined $132,000 (22.5%).

  . Increases in salaries and employee benefits comprised $122,000 (36.5%) of the increase in other expenses, net of other operating revenues while net income before income taxes generated by the mortgage banking division declined $110,900 during the first six months of 2000 compared to the first six months of 1999.

  The following sections provide a detailed analysis of the financial condition and results of operations of Fruitland.

Interest revenue

  Fruitland's loan interest revenue increased by approximately $837,000 (10.4%) from 1997 to 1998. This increase in revenues was substantially due to increased loan volume, with less than a quarter of the overall increase due to rate increases. Loan revenues increased another $772,100 (8.7%) in 1999. During this period, increases due to volume offset a decline in revenues resulting from lowered rates. Fruitland's loan revenues for the six months ended June 30, 2000 reflected a $300,157 (6.4%) increase over the six month period ended June 30, 1999.

  Fruitland's investment securities interest revenues decreased $29,400 (4.5%) from 1997 to 1998 which reflected an 8.6% decrease in average portfolio size. From 1998 to 1999, investment securities revenues increased nearly $359,000 (57.7%). During 1999, the average investment portfolio increased $6.0 million (59.9%). The increase in the investment portfolio shifted excess funds from federal funds to callable U. S. Agency securities, a higher yielding vehicle. The anticipated calls have not occurred as rates have risen more than projected during the months following implementation of this investment strategy.

  Approximately 73.6% of the $64,800 increase in revenues from Federal Funds Sold from 1997 to 1998, occurred due to growth of the invested balance, the remainder being due to rising rates. During 1999, Federal Funds Sold revenues decreased by $26,200 (6.1%) on a growing average balance, due to declining rates. The average investment in Federal Funds Sold during the first six months of 2000 is down $4.5 million (56.4%) to $3.5 million.

  Further details as to the yields earned on loans and other earning assets are quantified in the financial statements of Fruitland presented elsewhere in this prospectus and proxy statement.

                     The Bank of Fruitland and Subsidiary

                           Supplementary Information
                     Average Balances, Interest and Yields
                      Three Years Ended December 31, 1999

                               December 31, 1999               December 31, 1998               December 31, 1997
                         ------------------------------  ------------------------------  -----------------------------
                           Average                         Average                         Average
                           balance     Interest   Yield    balance     Interest   Yield    balance     Interest  Yield
                         ------------ ----------- -----  ------------ ----------- -----  ------------ ---------- -----
Assets
Federal funds sold.....  $  7,997,009 $   402,454 5.03%  $  7,527,363 $   428,693 5.70%  $  6,655,827 $  363,894  5.47%
Interest bearing
 deposits..............     1,539,947      85,452 5.55%     2,085,259     130,854 6.28%     2,027,125    123,660  6.10%
Investment securities:
 U. S. Treasury........     1,809,018     115,231 6.37%     3,778,906     235,554 6.23%     5,515,721    345,218  6.26%
 U. S. Agency..........    13,431,772     818,021 6.09%     4,914,868     310,852 6.32%     3,430,081    217,459  6.34%
 State and municipal...       125,346       7,976 6.36%       750,737      50,315 6.70%     1,822,397    124,904  6.85%
 Other, Federal Home
  Loan Bank Dividend...       624,892      42,746 6.84%       557,186      41,228 7.40%       169,997      2,554  1.50%
                         ------------ -----------        ------------ -----------        ------------ ----------
 Total investment
  securities...........    15,991,028     983,974 6.15%    10,001,697     637,949 6.38%    10,938,196    690,135  6.31%
                         ------------ -----------        ------------ -----------        ------------ ----------
Loans:
 Demand and time.......     6,672,925     635,950 9.53%     5,583,973     541,922 9.70%     4,502,421    430,168  9.55%
 Mortgage and home
  equity...............    88,639,587   8,311,448 9.38%    80,147,698   7,689,552 9.59%    75,372,434  7,014,978  9.31%
 Installment...........     7,636,636     699,062 9.15%     6,762,523     642,877 9.51%     5,760,994    592,180 10.28%
                         ------------ ----------- ----   ------------ ----------- ----   ------------ ---------- -----
 Total loans...........   102,949,148   9,646,460 9.37%    92,494,194   8,874,351 9.59%    85,635,849  8,037,326  9.39%
                                                  ----                            ----                           -----
Allowance for loan
 losses................       980,537                         983,181           0             946,166
                         ------------                    ------------                    ------------
 Total loans, net of
  allowance............   101,968,611   9,646,460 9.46%    91,511,013   8,874,351 9.70%    84,689,683  8,037,326  9.49%
                         ------------ ----------- ----   ------------ ----------- ----   ------------ ---------- -----
 Total interest-earning
  assets...............   127,496,595  11,118,340 8.72%   111,125,332  10,071,847 9.06%   104,310,831  9,215,015  8.83%
                         ------------ ----------- ----   ------------ ----------- ----   ------------ ---------- -----
Noninterest-bearing
 cash..................     4,670,725         --            3,452,971         --            2,837,009        --
Premises and
 equipment.............     2,659,915         --            2,341,253         --            2,260,514        --
Other assets...........     4,176,839         --            5,595,774         --            2,121,942        --
                         ------------ -----------        ------------ -----------        ------------ ----------
 Total assets..........  $139,004,074 $11,118,340        $122,515,330 $10,071,847        $111,530,296 $9,215,015
                         ============ ===========        ============ ===========        ============ ==========
Liabilities and
 Stockholders' Equity
Interest-bearing
 Deposits
 Savings...............  $ 20,233,730 $   626,538 3.10%  $ 18,433,793 $   568,815 3.09%  $ 16,927,206 $  525,176  3.10%
 Money market and NOW..    16,144,458     463,171 2.87%    14,849,455     439,586 2.96%    13,172,865    389,626  2.96%
 Other time deposits...    65,255,261   3,608,354 5.53%    58,316,564   3,420,098 5.86%    53,353,341  3,113,080  5.83%
                         ------------ ----------- ----   ------------ ----------- ----   ------------ ---------- -----
 Total interest-bearing
  deposits.............   101,633,449   4,698,063 4.62%    91,599,812   4,428,499 4.83%    83,453,412  4,027,882  4.83%
Borrowed funds.........     2,871,232     159,901 5.57%             0         --  0.00%             0        --   0.00%
                         ------------ ----------- ----   ------------ ----------- ----   ------------ ---------- -----
 Total interest-bearing
  liabilities..........   104,504,681   4,857,964 4.65%    91,599,812   4,428,499 4.83%    83,453,412  4,027,882  4.83%
                                                  ----                            ----                           -----
Noninterest-bearing
 deposits..............    19,139,226         --           16,701,148         --           14,899,554        --
                         ------------ -----------        ------------ -----------        ------------ ----------
                          123,643,907   4,857,964 3.93%   108,300,960   4,428,499 4.09%    98,352,966  4,027,882  4.10%
                                                                      -----------                     ----------
Other liabilities......     1,246,017         --            1,111,532         --              944,183        --
Stockholders' equity...    14,114,150         --           13,102,838         --           12,233,147        --
                         ------------ -----------        ------------ -----------        ------------ ----------
 Total liabilities and
  stockholders'
  equity...............  $139,004,074 $ 4,857,964        $122,515,330 $ 4,428,499        $111,530,296 $4,027,882
                         ============ ===========        ============ ===========        ============ ==========
Net interest spread....                           4.07%                           4.23%                           4.00%
                                                  ====                            ====                           =====
Net interest income....               $ 6,260,376                     $ 5,643,348                     $5,187,133
                                      ===========                     ===========                     ==========
Net margin on interest-
 earning assets........                           4.91%                           5.08%                           4.97%
                                                  ====                            ====                           =====
Interest on investments is presented on a fully taxable
 equivalent basis.

                     The Bank of Fruitland and Subsidiary

                           Supplementary Information
                     Average Balances, Interest and Yields
                    Six Months Ended June 30, 2000 and 1999

                                  June 30, 2000                  June 30, 1999
                          -----------------------------  -----------------------------
                            Average                        Average
                            balance     Interest  Yield    balance     Interest  Yield
                          ------------ ---------- -----  ------------ ---------- -----
Assets
Federal funds sold......  $  3,483,913 $  116,841 6.70%  $  8,110,338 $  192,178 4.74%
Interest bearing
 deposits...............     1,001,648     29,792 5.90%     1,904,727     44,776 4.70%
Investment securities:
 U. S. Treasury.........       756,776     23,683 6.26%     2,261,715     71,181 6.30%
 U. S. Agency...........    15,990,141    471,026 5.90%    10,567,512    328,378 6.22%
 State and municipal....       100,322      3,217 6.42%       150,542      3,999 5.32%
 Other..................       600,046     11,600 3.94%       565,550     20,944 7.40%
                          ------------ ----------        ------------ ----------
 Total investment
  securities............    17,447,285    509,526 5.84%    13,545,319    424,502 6.26%
                          ------------ ----------        ------------ ----------
Loans:
 Demand and time........     6,876,918    309,267 9.05%     6,908,368    286,215 8.33%
 Mortgage and home
  equity................    96,531,997  4,267,759 8.89%    89,237,147  4,096,619 9.23%
 Installment............     9,025,340    435,911 9.71%     6,858,198    329,946 9.67%
                          ------------ ---------- ----   ------------ ---------- ----
 Total loans............   112,434,255  5,012,937 8.97%   103,003,713  4,712,780 9.21%
Allowance for loan
 losses.................     1,196,841                        992,311
                          ------------                   ------------
 Total loans, net of
  allowance.............   111,237,414  5,012,937 9.07%   102,011,402  4,712,780 9.29%
                          ------------ ---------- ----   ------------ ---------- ----
 Total interest-earning
  assets................   133,170,260  5,669,096 8.57%   125,571,786  5,274,236 8.61%
                          ------------ ---------- ----   ------------ ---------- ----
Noninterest-bearing
 cash...................     4,150,419        --            3,970,915        --
Premises and equipment..     2,732,437                      2,448,655
Other assets............     1,786,443        --            1,794,425        --
                          ------------ ----------        ------------ ----------
 Total assets...........  $141,839,559 $5,669,096        $133,785,781 $5,374,236
                          ============ ==========        ============ ==========
Liabilities and
 Stockholders' Equity
Interest-bearing
 Deposits
 Savings................  $ 20,196,702 $  310,295 3.10%  $ 19,471,908 $  300,229 3.10%
 Money market and NOW...    14,624,555    212,754 2.92%    15,947,895    230,795 2.92%
 Other time deposits....    63,415,152  1,770,388 5.61%    64,310,978  1,785,705 5.59%
                          ------------ ---------- ----   ------------ ---------- ----
 Total interest-bearing
  deposits..............    98,236,409  2,293,437 4.69%    99,730,781  2,316,729 4.67%
Borrowed funds..........     7,741,758    217,985 5.67%        11,050        269 4.89%
                          ------------ ---------- ----   ------------ ---------- ----
 Total interest-bearing
  liabilities...........   105,978,167  2,511,422 4.77%    99,741,831  2,316,998 4.67%
                                                  ----
Noninterest-bearing
 deposits...............    20,223,868        --           18,752,746        --
                          ------------ ----------        ------------ ----------
                           126,202,035  2,511,422 4.00%   118,494,577  2,316,998 3.94%
                                       ----------                     ----------
Other liabilities.......     1,087,618        --            1,037,681        --
Stockholders' equity....    14,549,906        --           14,253,523        --
                          ------------                   ------------
 Total liabilities and
  stockholders' equity..  $141,839,559 $2,511,422        $133,785,781 $2,316,998
                          ============ ==========        ============ ==========
Net interest spread.....                          3.80%                          3.94%
                                                  ====                           ====
Net interest income.....               $3,157,674                     $3,057,238
                                       ==========                     ==========
Net margin on interest-
 earning assets.........                          4.77%                          4.90%
                                                  ====                           ====

Interest on investments is presented on a fully tax equivalent basis.

Interest expense

  Fruitland experienced an increase of approximately $400,600 (9.9%) in interest expense from 1997 to 1998. During a period of rate stability, this increase was due primarily to an increase in average interest-bearing deposit balances of $8.1 million (9.8%). From 1998 to 1999, interest expense increased $429,500 (9.7%). This includes $159,900 of interest on borrowed funds. In 1998, Fruitland had no borrowed funds or associated expense. The deposit interest expense increase of $269,600 was caused by deposit balance growth offset by a decline in the interest expense rate on other time deposits from 5.86% in 1998 to 5.53% in 1999.

  Fruitland experienced an increase of $194,000 (8.4%) in interest expense in the first six months of 2000 as compared to the first six months of 1999. This increase was comprised of a decrease in deposit interest of $24,000 and an increase of $218,000 in interest on borrowed funds. The decrease in deposit interest expense reflected higher rates on a decreased balance. There was no interest on borrowed funds through June 30, 1999.

Net interest income

  The following table provides further analysis of the change in net interest income during 1998, 1999 and the first six months of 2000.

                         Six Months ended June 30,          Year ended December 31,          Year ended December 31,
                          2000 compared with 1999           1999 compared with 1998          1998 compared with 1997
                         Increase/(decrease) due to       Increase/(decrease) due to        Increase/(decrease) due to
                        ------------------------------  ---------------------------------  ------------------------------
                         Total      Rate      Volume      Total       Rate       Volume      Total      Rate     Volume
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
Earning assets
Interest bearing
 deposits.............  $(14,984) $  27,461  $ (42,445) $  (45,402) $ (11,156) $  (34,246) $   7,194  $  3,648  $   3,546
Federal funds sold....   (75,337)   143,956   (219,293)    (26,239)   (53,009)     26,770     64,799    17,126     47,673
Investment securities:
 U.S. Treasury........   (47,498)    47,313    (94,811)   (120,323)     2,401    (122,724)  (109,664)     (939)  (108,725)
 U.S. Government
  Agency..............   142,648   (194,640)   337,288     507,169    (31,099)    538,268     93,393      (742)    94,135
 State, county, and
  municipals..........      (543)     2,129     (2,672)    (29,402)      (321)    (29,081)   (51,798)     (787)   (51,011)
 Other................    (9,344)   (11,897)     2,553       1,518     (3,492)      5,010     38,674       967     37,707
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
 Total investment
  securities..........    85,263   (157,095)   242,358     358,962    (32,511)    391,473    (29,395)   (1,501)   (27,894)
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
Loans:
 Demand and time......    23,052     25,670     (2,618)     94,028    (11,600)    105,628    111,754     8,466    103,288
 Mortgage and home
  equity..............   171,140   (502,207)   673,347     621,896   (192,476)    814,372    674,574   229,997    444,577
 Installment..........   105,965   (103,660)   209,625      56,185    (26,943)     83,128     50,697   (52,260)   102,957
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
 Total loans..........   300,157   (580,197)   880,354     772,109   (231,019)  1,003,128    837,025   186,203    650,822
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
 Total interest
  revenue.............   295,099   (565,875)   860,974   1,059,430   (327,695)  1,387,125    879,623   205,476    674,147
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
Interest-bearing
 liabilities
Savings and NOW
 deposits.............    10,066    (12,380)    22,446      57,723      2,105      55,618     43,639    (3,065)    46,704
Money market..........   (18,041)    20,547    (38,588)     23,585    (14,747)     38,332     49,960       333     49,627
Other time deposits...   (15,317)    34,765    (50,082)    188,256   (218,352)    406,608    307,018    17,662    289,356
Other borrowed funds..   217,716   (160,061)   377,777     159,901        --      159,901        --        --         --
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
 Total interest
  expense.............   194,424   (117,129)   311,553     429,465   (230,994)    660,459    400,617    14,930    385,687
                        --------  ---------  ---------  ----------  ---------  ----------  ---------  --------  ---------
Net interest income...  $100,675  $(448,746) $ 549,421  $  629,965  $ (96,701) $  726,666  $ 479,006  $190,546  $ 288,460
                        ========  =========  =========  ==========  =========  ==========  =========  ========  =========

  The variance that is both rate/volume is reported with the rate variance.

Income taxes

  In 1999, 1998 and 1997, Fruitland's effective income tax rate was 36.9%, 37.2%, and 36.8%, respectively. These effective rates differ from statutory rates due primarily to tax-exempt income and non-deductibility of some interest and other expenses.

Liquidity

  Liquidity is the ability to meet financial obligations that arise during the normal course of business. Liquidity is needed primarily to meet the borrowing and deposit withdrawal requirements of the customers of

Fruitland, as well as for meeting current and planned expenditures. Fruitland derives liquidity through available lines of credit with other banks, the maturity distribution and classification status--held to maturity vs. available for sale--of the investment portfolio, loan repayments and income. Fruitland maintains a portfolio of readily marketable investments that could be converted to cash on an immediate basis except for those securities pledged to secure deposits of public funds and those designated as "held to maturity."

  As of June 30, 2000, Fruitland had available lines of credit of $3,750,000 in overnight federal funds and other unsecured lines of credit from correspondent banks. Secured credit lines from those correspondent banks total $5,000,000. In addition, Fruitland has a line of credit with the Federal Home Loan Bank secured by a floating lien on its residential first mortgage loans. The amount available under this line relates to the size of the residential first mortgage portfolio.

  In anticipation of increased cash demands related to public perception of the much-publicized "Y2K" computer processing problems, Fruitland increased its branch cash supply to $7.5 million at December 31, 1999, from $1.8 million and $1.5 at December 31, 1998 and 1997, respectively. This temporary liquidity need was funded by short-term borrowing from the Federal Home Loan Bank.

Interest rate sensitivity

  Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of Fruitland's earning assets and funding sources. Fruitland's Asset/Liability Management Committee reviews the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with Fruitland's liquidity, growth and capital adequacy goals. The Asset/Liability Management Committee's objective is to maximize net interest margins during periods of volatile, as well as stable, interest rates in order to attain earnings growth and to maintain sufficient liquidity to satisfy depositors' requirements and meet credit needs of customers.

  The following table summarizes the anticipated maturities or repricing of Fruitland's interest-earning assets and interest-bearing liabilities as of June 30, 2000 and Fruitland's interest sensitivity gap. An interest sensitivity gap consists of interest-earning assets less interest-bearing liabilities. A positive gap for any time period means that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. During periods of rising interest rates, a short-term positive interest sensitivity gap position would generally increase net interest income.

                                 Interest Rate Sensitivity Gap (in thousands)
                          -------------------------------------------------------------
                                    1 to 3  3 to 12   1 to 3   3 to 5   Over 5
June 30, 2000             Immediate months  months    years     years    years   Total
-------------             --------- ------- -------  --------  -------  ------- -------
Investment
 securities(1)..........                250   2,276     4,148    9,195           15,869
Federal Funds Sold......              1,489                                       1,489
Interest-bearing
 deposits in banks......                780                                         780
Loans(2)................   16,500    29,016  19,498     8,918    5,803   33,567 113,302
                           ------   ------- -------  --------  -------  ------- -------
 Total interest-earning
  assets................   16,500    31,535  21,774    13,066   14,998   33,567 131,440
                           ======   ======= =======  ========  =======  ======= =======
NOW Accounts............              3,887             3,320                     7,207
MMDA Accounts...........              4,094             4,093                     8,187
Savings Accounts........      --      9,684             9,683                    19,367
Certificates of deposit
 less than $100,000.....              7,403  22,702    14,179   10,843           55,127
Certificates of deposit
 equal to or over
 $100,000...............              1,292   3,411     2,314    1,547            8,564
                                    ------- -------  --------  -------          -------
Total interest-bearing
 deposits...............      --     26,360  26,113    33,589   12,390      --   98,452
Other borrowings........      --        --      --        --     6,000      --    6,000
                           ------   ------- -------  --------  -------  ------- -------
 Total interest-bearing
  liabilities...........      --     26,360  26,113    33,589   18,390      --  104,452
                           ======   ======= =======  ========  =======  ======= =======
Interest Rate
 Sensitivity Gap........   16,500   $ 5,175 $(4,339) $(20,523) $(3,392) $33,567
Cumulative Interest Rate
 Sensitivity Gap........   16,500   $21,675 $17,336
Cumulative Interest Rate
 Sensitivity............               1.82    1.33

--------
(1) Securities are stated at book value for held-to-maturity and fair market value for available for sale.
(2) Loans are stated net of unearned income and net of allowance for credit losses.

  The analysis provided in the table above includes the following assumptions:
(1) fixed-rate loans other than residential first mortgages are scheduled by contractual maturity, and variable-rate loans are scheduled by repricing date;
(2) residential first mortgages, which are written on demand, are scheduled by amortization period; (3) loan prepayments are incorporated at percentages which vary at different rate shock levels; and (4) investment securities are scheduled by maturity date.

  Due to their nature as both liquid funds and investment savings, the balances of money market and savings deposits are assumed to be 50% sensitive within three months and 50% sensitive in the 1-3 year horizon.

Analysis of investment securities

  The composition of Fruitland's investment portfolio valued at amortized cost as of June 30, 2000, and December 31, 1999, 1998, and 1997, is as follows:

                                  6/30/00    12/31/99    12/31/98    12/31/97
                                ----------- ----------- ----------- ----------
U.S. Treasury Securities....... $   449,455 $ 1,148,987 $ 2,750,277 $4,662,291
Federal Agency Securities......  15,745,892  15,995,312   6,800,000  3,649,799
State and Municipal
 Securities....................     100,181     100,438     300,944    901,603
Equity Securities..............     600,100     600,000     559,000    559,000
                                ----------- ----------- ----------- ----------
                                $16,895,628 $17,844,737 $10,410,221 $9,772,693
                                =========== =========== =========== ==========

  In 1999, the Asset/Liability Management Committee, comprised of representatives of management and the board of directors, adopted a strategy of shifting excess funds from federal funds to higher yielding callable federal agency securities. The result was a $9.2 million increase in federal agency securities during 1999. The anticipated calls have not occurred as rates have risen more than projected during the months following implementation of this investment strategy. Of the $15.7 million invested in federal agencies at June 30, 2000, $2 million mature within one year, while the balance of $13.7 million mature in one to five years.

  The amortized cost and estimated fair values of debt securities at June 30, 2000, by contractual maturities, are shown below:

                                  Securities Held to Maturity                 Securities Available for Sale
                          ------------------------------------------- ----------------------------------------------
                          Amortized  Unrealized Unrealized Estimated   Amortized  Unrealized Unrealized   Estimated
                             Cost      Gains      Losses   Fair Value    Cost       Gains      Losses    Fair Value
                          ---------- ---------- ---------- ---------- ----------- ---------- ----------  -----------
U.S. Treasury Securities
 Due in one year or
  less..................  $      --     $--      $    --   $      --  $   449,455    $--     $    (517)  $   448,938
Federal Agency
 Securities
 Due in one year or
  less..................         --      --           --          --    2,000,000     --       (22,968)    1,977,032
 Due after one year
  through five years....   1,495,892     --       (26,126)  1,469,766  12,250,000     --      (402,735)   11,847,265
State and Municipal
 Securities(1)
 Due in one year or
  less..................     100,181      49          --      100,230         --      --           --            --
                          ----------    ----     --------  ---------- -----------    ----    ---------   -----------
 Total..................  $1,596,073    $ 49     $(26,126) $1,569,996 $14,699,455    $--     $(426,220)  $14,273,235
                          ==========    ====     ========  ========== ===========    ====    =========   ===========

--------
(1) All of the obligations of states and political subdivisions are rated "A" or higher by either Moody's Investors Services or Standard & Poor's Corporation.

Analysis of loans

  The table below represents a breakdown of loan balances, exclusive of loans held for sale, of Fruitland as of June 30, 2000, and December 31, 1999, 1998, and 1997. Fruitland had no foreign loans in any period presented.

                                                              December 31,
                                               June 30, ------------------------
                                                 2000     1999    1998    1997
                                               -------- -------- ------- -------
                                                        (In thousands)
Demand and time............................... $  6,896 $  6,460 $ 5,694 $ 5,631
Installment...................................    8,152    8,995   7,015   6,009
Mortgage and home equity......................   96,972   94,632  83,082  76,585
                                               -------- -------- ------- -------
  Total loans, net of unearned income......... $112,020 $110,087 $95,791 $88,225
                                               ======== ======== ======= =======

  Fruitland concentrates its lending to customers primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

  The following table shows the contractual final maturities and interest rate sensitivities of loans of Fruitland at June 30, 2000. Balances presented are net of unearned income and exclude loans held for sale. Some loans may include contractual installment payments which are not reflected in the tables until final maturity. In addition, Fruitland's experience indicates that a significant number of loans will be extended or repaid prior to contractual final maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash payments.

                                               June 30, 2000
                         -----------------------------------------------------------
                          On one year or
                               less       After 1 through 5 years    After 5 years
                         ---------------- ------------------------------------------
                          Fixed  Variable    Fixed       Variable    Fixed  Variable
                         ------- -------- ------------ -------------------- --------
                                               (In thousands)
Demand and time......... $ 1,398 $ 4,704  $        547  $       132 $   114   $--
Mortgage and home
 equity.................  28,218   8,708         6,468        1,787  51,018    774
Installment.............     331     --          6,171          --    1,650    --
                         ------- -------  ------------  ----------- -------   ----
  Total loans, net of
   unearned income...... $29,947 $13,412  $     13,186  $     1,919 $52,782   $774
                         ======= =======  ============  =========== =======   ====

  The following table provides information concerning non-performing loans, past due loans and non-performing assets (including other real estate owned and property in liquidation).

                                                              December 31,
                                                    June 30, ----------------
                                                      2000   1999  1998  1997
                                                    -------- ----  ----  ----
                                                        (In thousands)
Non-performing Loan:
  Nonaccrual Loans(1)..............................   $277   $ 77  $ 93  $136
  Restructured Loans(2)............................    --     --    --    --
                                                      ----   ----  ----  ----
    Total Non-Performing Loans.....................    277     77    93   136
Other Real Estate Owned & Property in
 Liquidation(3)....................................    --     --    --    --
                                                      ----   ----  ----  ----
    Total Non-Performing Assets....................    277     77    93   136
Loans Past Due 90 days or More(4)..................    446    722   705   119
                                                      ----   ----  ----  ----
    Total Non-Performing Assets and Past Due
     Loans.........................................   $723   $799  $798  $255
                                                      ====   ====  ====  ====
Non-Performing Assets to Total Loans...............   0.25%  0.07% 0.10% 0.15%
Non-Performing Assets and Past Due
  Loans to Total Loans, Net of Unearned Income.....   0.65%  0.73% 0.83% 0.29%

--------
(1) When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by collateral or not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to accrual status when all amounts past due have been paid and the borrower has demonstrated the ability to service the debt on a current basis.

(2) Restructured loans are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Nonaccrual loans are not included in these totals.
(3) Other real estate and property in liquidation were collateral on loans to which Fruitland had taken title. This property, which is held for resale, is carried at the lower of fair value or principal balance of the related loan.
(4) Past due loans are loans that were contractually past due 90 days or more as to principal or interest payments at the dates indicated. Nonaccrual and restructured loans are not included in these totals.

  As of June 30, 2000, there were no interest-bearing assets, other than loans, classifiable as nonaccrual, 90 days past due, restructured or problem assets.

  Fruitland provides for loan losses based on a review of its loan portfolio through the establishment of an allowance for credit losses which is increased by provisions charged against earnings. Net charge-offs are applied against the allowance, and Fruitland's management and board of directors evaluate the allowance balance quarterly to determine its adequacy to absorb losses in the existing portfolio. Management and the board consider the following factors in determining the adequacy of the allowance:

  .  Historical relationships among loans outstanding;

  .  Credit loss experience and the current level of the allowance;

  . Continuing evaluation of non-performing loans and loans classified by management as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrower and guarantors;

  .  Continuing evaluation of the present and future economic environment.

  Fruitland's loan officers and internal auditor conduct regular reviews of the loan portfolio's quality. In addition, bank regulatory agencies and independent accountants periodically review the loan portfolio.

  At June 30, 2000, the allowance of $1,317,452 represented 1.18% of gross loans, which Fruitland's management and board of directors consider to be sufficient to address the risks in the current loan portfolio. At December 31, 1999, the allowance was 1.00% of gross loans. The provision made for credit losses in the first six months of 2000 was $150,000. This, in addition to a $75,668 recovery related to a charged-off loan, is primarily responsible for the increase in the percentage of the allowance relative to gross loans during the six months ended June 30, 2000. As of June 30, 2000, there were approximately $446,000 in loans past due 90 days or more, not including those loans on which the accrual of interest had been discontinued. Nonaccruing loans totaled $277,000 at June 30, 2000.

  The following table presents certain information regarding loan loss experience and the allowance for credit losses:

                                                        Year Ended December 31,
                                              June 30,  -----------------------
                                                2000     1999    1998    1997
                                              --------  ------  ------  ------
                                                     (in thousands)
Allowance at Beginning of Period............   $1,104   $  966  $  934  $  915
                                               ------   ------  ------  ------
  Less Losses Charged Off:
    Installment.............................       11       45       6       7
    Credit card and related plans...........        1        5       1       6
    Mortgage and home equity................      --       122      71      40
    Demand and time.........................        5      185       5      26
                                               ------   ------  ------  ------
      Total Losses Charged Off..............       17      357      83      79
                                               ------   ------  ------  ------
  Recoveries of Losses Previously Charged
   Off:
    Installment.............................        3        1     --      --
    Credit card and related plans...........        1        2     --      --
    Mortgage and home equity................       76      --        5     --
    Demand and time.........................        1        2       2       2
                                               ------   ------  ------  ------
      Total Recoveries......................       81        5       7       2
                                               ------   ------  ------  ------
Net Losses Charged Off (Recoveries).........      (64)     352      76      77
Provisions to Allowance Charged to Operating
 Expenses...................................      150      490     108      96
                                               ------   ------  ------  ------
Allowance at End of Period(1)...............   $1,318   $1,104  $  966  $  934
                                               ======   ======  ======  ======
Ratios of Net Charge-Offs (Recoveries) to
 Average Total Loans(1).....................    (0.06)%   0.34%   0.08%   0.09%
Ratios of Allowance to Non-Performing and
 Past Due Loan(1)...........................   182.30%  138.17% 121.05% 366.27%
Ratios of Allowance to Loans, Net of
 Unearned Income............................     1.18%    1.00%   1.01%   1.06%

--------
(1) There is no direct relationship between the size of the allowance or the related provision for credit losses, and the non-performing and past due loans. Accordingly, the ratio of the allowance to non-performing and past due loans may tend to fluctuate widely.

  The following is a breakdown of the allowance. It is based primarily on those factors discussed previously in evaluating the adequacy of the allowance as a whole. Since any of those factors are subject to change, the breakdown is not necessarily indicative of the category of future credit losses. The following table presents the allocation of the allowance among the various loan categories:

                                                        Years Ended December 31,
                             June 30,       ---------------------------------------------------
                               2000               1999              1998             1997
                         -----------------  -----------------  ---------------  ---------------
Demand and time......... $  246,737  18.73% $  247,107  22.38% $210,020  21.74% $235,165  25.18%
Installment.............    334,693  25.40     252,393  22.86   208,018  21.53   215,359  23.06
Mortgage and home
 equity.................    736,022  55.87     604,405  54.76   548,126  56.73   483,246  51.76
                         ---------- ------  ---------- ------  -------- ------  -------- ------
 Total.................. $1,317,452 100.00% $1,103,815 100.00% $966,156 100.00% $933,770 100.00%
                         ========== ======  ========== ======  ======== ======  ======== ======

Deposit analysis

  The following table sets forth the average deposit balances and average rates paid on deposits during the periods indicated.

                                                                 Years Ended December 31,
                            Six Months Ended   -------------------------------------------------------------
                             June 30, 2000             1999                 1998                1997
                          -------------------- -------------------- -------------------- -------------------
                            Average    Average   Average    Average   Average    Average   Average   Average
                            Balance     Rate     Balance     Rate     Balance     Rate     Balance    Rate
                          ------------ ------- ------------ ------- ------------ ------- ----------- -------
Total-Noninterest-
 Bearing Demand
 Deposits...............  $ 20,223,868         $ 19,139,226         $ 16,701,148         $14,899,554
                          ------------         ------------         ------------         -----------
Interest-Bearing
 Deposits
 Checking Accounts
  (NOW).................     6,260,550  2.84%     6,383,134  2.84%     5,790,750  2.84%    5,505,333  2.84%
 Savings Accounts.......    20,196,702  3.10%    20,233,730  3.10%    18,433,793  3.09%   16,927,206  3.10%
 Money Market Accounts..     8,364,005  2.99%     9,761,323  2.87%     9,058,705  2.96%    7,667,532  2.96%
 Certificates of Depos-
  it, $100,000 or More..     8,964,956  5.36%     9,621,417  5.84%     7,742,250  6.06%    6,530,750  5.74%
 Other time Deposits....    54,450,196  5.65%    55,633,844  5.47%    50,574,314  5.83%   46,822,591  5.85%
                          ------------         ------------         ------------         -----------
 Total Interest-Bearing
  Deposits..............    98,236,409          101,633,448           91,599,812          83,453,412
                          ------------         ------------         ------------         -----------
 Total Deposits.........  $118,460,277         $120,772,674         $108,300,960         $98,352,966
                          ============         ============         ============         ===========

  The following table provides the maturities of certificates of deposit of Fruitland in amounts of $100,000 or more. Fruitland had no brokered deposits as of June 30, 2000.

                                                        Years Ended December 31,
                                               June 30, ------------------------
                                                 2000    1999    1998    1997
                                               -------- ------  ------  ------
                                                        (In thousands)
Maturing or Repricing in:
  3 Months or Less............................  $1,292  $2,544  $1,741  $1,350
  Over 3 Months Through 12 Months.............   3,411   3,579   2,862   2,415
  Over 12 Months..............................   3,861   3,005   3,656   3,891
                                                ------  ------  ------  ------
    Total.....................................  $8,564  $9,128  $8,259  $7,656
                                                ======  ======  ======  ======

Other borrowed funds

  Fruitland has borrowed from the Federal Home Loan Bank under a line of credit secured by a floating lien on its residential first mortgage loans. As a condition of obtaining this line of credit, Fruitland was required to purchase shares of capital stock in the Federal Home Loan Bank.

  As of December 31, 1999, Fruitland had a note payable to the Federal Home Loan Bank in the amount of $8 million. The balance remaining on the note at June 30, 2000 was $6 million. The Federal Home Loan Bank advanced this loan September 30, 1999, with a final maturity of September 30, 2009. Interest is payable quarterly. The interest rate was fixed at 5.07% until March 30, 2000 at which time the Federal Home Loan Bank exercised the option to convert the loan to a floating rate, repricing quarterly. The rate at June 30, 2000 was 6.78%. As of December 31, 1999, The Bank of Fruitland had also been advanced $4 million under a short-term, fixed rate credit extension from the Federal Home Loan Bank. The 5.98% loan was advanced on October 29, 1999, with interest due at maturity on January 31, 2000. Except as described above, Fruitland had no other borrowed funds in the years ended December 31, 1999, 1998 and 1997, or in the six months ended June 30, 2000.

Capital adequacy

  The Federal Deposit Insurance Corporation has historically determined the adequacy of a bank's capital resources by comparison of its capital to its assets. Specifically, capital adequacy is based on the ratios of Tier 1 capital to risk-weighted assets and qualifying total capital to risk-weighted assets. The FDIC's capital adequacy guidelines require Fruitland to maintain specific minimum amounts of capital and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The rules specify four categories of asset or commitment risk, with each category being assigned a weight of 0% through 100% depending upon the risk involved. Each asset or commitment of Fruitland is then compared to the aggregate value of such risk-weighted assets or commitments to determine if additional capital is required. At June 30, 2000, Fruitland's ratio of qualifying total capital to risk-weighted assets was 15.58% compared to the regulatory guideline of 8%. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

  The tables below represent Fruitland's capital position to its various minimum statutory and regulatory capital requirements for the quarter ended June 30, 2000.

                            Leverage Capital Ratio
                                 June 30, 2000

                                      Percent of Average
                             Amount      Total Assets
                            -------- ---------------------
                                    (in thousands)
Tier 1 Capital(1).........  $ 14,530         10.33%
Leverage Capital Ratio
 Requirement..............     4,219          3.00%
                            --------         -----
  Excess..................  $ 10,311          7.33%
                            ========         =====
Average Total Assets......  $140,642
                            ========

                           Risk-based Capital Ratio
                                 June 30, 2000

                                     Percent of Risk-Based
                             Amount         Capital
                            -------- ---------------------
                                    (in thousands)
Tier 1 Capital(1).........  $ 14,530         14.32%
Risk-Based Tier 1 Capital
 Ratio Requirement........     4,057          4.00%
                            --------         -----
  Excess..................  $ 10,473         10.32%
                            ========         =====
Tier 1 Capital(1).........  $ 14,530         14.32%
Tier 2 Capital(2).........     1,269          1.25%
                            --------         -----
  Total Risk-Based
   Capital(3).............  $ 15,799         15.57%
Fully Phased-In Risk-Based
 Capital Requirement......     8,115          8.00%
                            --------         -----
  Excess..................  $  7,684          7.57%
                            ========         =====
Risk-Weighted Assets......  $101,432
                            ========

--------
(1) Tier 1 Capital consists of capital stock, surplus, and undivided profits.
(2) Tier 2 Capital consists of the allowable portion of the Allowance for Credit Losses.
(3) Total Risk-Based Capital represents the sum of Tier 1 and 2 Capital.

                                 Legal Matters

  Certain legal matters in connection with the validity of the securities offered by this prospectus and proxy statement and the merger will be passed upon for Mercantile by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercantile.

                                    Experts

  The consolidated financial statements of Mercantile Bankshares Corporation and Affiliates as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus and proxy statement by reference to the Annual Report of Mercantile Bankshares Corporation for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of The Bank of Fruitland and Subsidiary as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this prospectus and proxy statement have been audited by Rowles & Company, LLP, independent certified public accountants, whose report thereon is included herein in reliance on the report of said firm, which report is given upon the authority of said firm as experts in auditing and accounting.

                          Forward Looking Statements

  Portions of this prospectus and proxy statement may be deemed to contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include estimates, predictions, opinions or statements of belief and the underlying assumptions. For example, the information contained under the captions "Background of the merger" and "Opinion of Fruitland's financial adviser," while meant to be a factual account of matters considered in the analysis of the merger, could be read as incorporating forward-looking statements. We believe that any such statements are appropriately qualified in the portions of the prospectus and proxy statement in which they appear. Nonetheless, we remind and caution you that these statements were based on numerous variables and assumptions which are inherently uncertain. Actual results can be affected by many unpredictable factors, including interest rates, effects of monetary policy and other economic conditions, and may vary materially from the statements made.

                      Where You Can Find More Information

  Mercantile has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 covering 1,100,000 shares of Mercantile common stock. Statements contained in this prospectus and proxy statement concerning any document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the applicable document filed with the Securities and Exchange Commission or attached as an annex or exhibit to the registration statement.

  Mercantile is subject to the informational requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations of the Securities and Exchange Commission:

  Public Reference Room     New York Regional Office       Chicago Regional Office
 450 Fifth Street, N.W.       7 World Trade Center             CitiCorp Center
        Room 1024                  Suite 1300             500 West Madison Street,
Washington, D.C. 20549-1004  New York, New York 10048            Suite 1400
                                                        Chicago, Illinois 60621-2511

  You may also obtain copies of this information from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed rates.

  The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercantile which has been filed electronically with the Securities and Exchange Commission.

  The Securities and Exchange Commission allows Mercantile to "incorporate by reference" information into this prospectus and proxy statement. This means that Mercantile can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this document.

  The following documents, previously filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus and proxy statement:

  1. Mercantile's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  2. Mercantile's Report on Form 8-K dated June 2, 2000;

  3. Mercantile's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000; and

  4. The descriptions of Mercantile common stock and preferred stock purchase rights set forth in Mercantile's registration statement filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating any such description;

  In addition, Mercantile incorporates by reference additional documents that they may file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and proxy statement and the date of the Fruitland special meeting. These documents include periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus and proxy statement shall be deemed to be modified or superseded for purposes of this prospectus and proxy statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and proxy statement.

  You can obtain any of the documents incorporated by reference in this document through Mercantile or from the Securities and Exchange Commission through its web site at the address described above. This information is available to you without charge upon your oral or written request to Mercantile Bankshares Corporation, Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, Attention: Secretary (telephone (410) 237-5900). To ensure timely delivery of the documents, any request should be made by October [ ], 2000.

  We have not authorized anyone to give any information or to make any representation not contained in or incorporated by reference in this prospectus and proxy statement, and, if given or made, any information or representation not contained in this prospectus and proxy statement must not be relied upon as having been authorized. This prospectus and proxy statement does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this prospectus and proxy statement, or the solicitation of a proxy, in any jurisdiction, or from any person to or from whom it is unlawful to make an offer or solicitation of an offer, or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus and proxy statement nor the issuance or sale of any securities under this prospectus and proxy statement shall under any circumstances create any implication that there has been no change in the information set forth in this prospectus and proxy statement since the date of this prospectus and proxy statement or incorporated by reference in this prospectus and proxy statement since the date of this prospectus and proxy statement.

                                                                           Page
                                                                           ----
Audited Financial Statements:
Report of Independent Auditors............................................  F-2
Financial Statements
  Consolidated balance sheets as of December 31, 1999 and 1998............  F-4
  Consolidated statements of income for the three years ended December 31,
   1999...................................................................  F-5
  Consolidated statements of changes in stockholders' equity for the three years ended December 31, 1999..........................................  F-6
  Consolidated statements of cash flows for the three years ended December
   31, 1999...............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9

Unaudited Interim Financial Statements:
  Consolidated balance sheets as of June 30, 2000 and 1999................ F-23
  Consolidated statements of income for the six months ended June 30, 2000 and 1999............................................................... F-24
  Consolidated statements of changes in stockholders' equity for the six months ended June 30, 2000 and 1999.................................... F-25
  Consolidated statements of cash flows for the six months ended June 30,
   2000 and 1999.......................................................... F-26
  Note to Unaudited Consolidated Financial Statements..................... F-28

                                                                 [LOGO TO COME]

                        Report of Independent Auditors

The Board of Directors and Stockholders
The Bank of Fruitland and Subsidiary
Fruitland, Maryland

  We have audited the accompanying consolidated balance sheets of The Bank of Fruitland and Subsidiary as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Fruitland and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          Rowles & Company, LLP

Salisbury Maryland
January 12, 2000

                      The Bank of Fruitland and Subsidiary

                              Financial Statements

                               December 31, 1999

                       The Bank of Fruitland & Subsidiary

                          Consolidated Balance Sheets

                                                           December 31,
                                                    ---------------------------
                                                        1999           1998
                                                    -------------  ------------
                      ASSETS
                      ------
Cash and due from banks............................ $   9,639,529  $  3,594,758
Federal funds sold.................................       238,327     8,651,254
Interest-bearing cash accounts.....................     2,980,809     2,064,831
Securities available for sale......................    14,574,156     6,000,953
Securities held to maturity (approximate Market
 values of $2,226,631 and $3,928,815)..............     2,245,522     3,900,430
Federal home loan bank stock.......................       600,000       559,000
Loans held for sale................................     1,479,344     6,767,127
Loans, less allowance for credit losses of
 $1,103,815 and $966,156...........................   108,982,774    94,824,883
Premises and equipment.............................     2,703,692     2,424,971
Accrued interest income............................       911,006       718,163
Other assets.......................................       421,875       121,050
Deferred income taxes..............................       474,427       231,662
                                                    -------------  ------------
                                                    $ 145,251,461  $129,859,082
                                                    =============  ============

       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Deposits
 Demand............................................ $  19,635,599  $ 19,733,234
 Money market......................................     9,989,281    10,419,861
 Savings and now...................................    25,651,018    24,175,990
 Other time........................................    63,485,101    61,567,045
                                                    -------------  ------------
                                                      118,760,999   115,896,130
Accrued interest payable...........................       462,925       436,843
Borrowed funds.....................................    12,000,000           --
Other liabilities..................................       215,986       154,320
                                                    -------------  ------------
                                                      131,439,910   116,487,293
                                                    -------------  ------------
Stockholders' equity
 Common stock, par value $10 per share; authorized
  1,000,000 shares; issued and outstanding 220,000
  shares in 1999 and 100,000 shares in 1998........     2,200,000     1,000,000
 Stock dividend distributable......................           --        100,000
 Surplus...........................................     5,050,000     6,150,000
 Undivided profits.................................     6,823,416     6,090,999
                                                    -------------  ------------
                                                       14,073,416    13,340,999
Accumulated other comprehensive income.............      (261,865)       30,790
                                                    -------------  ------------
                                                       13,811,551    13,371,789
                                                    -------------  ------------
                                                    $ 145,251,461  $129,859,082
                                                    =============  ============

   The accompanying notes are an integral part of these financial statements.

                       The Bank of Fruitland & Subsidiary

                       Consolidated Statements of Income

                                                  Years Ended December 31,
                                              --------------------------------
                                                 1999       1998       1997
                                              ---------- ---------- ----------
Interest revenue
 Loans, including fees....................... $9,646,460 $8,874,351 $8,037,326
 U.S. treasury securities....................    115,231    235,554    345,218
 U.S. government agency securities...........    818,021    310,852    217,459
 State and municipal securities..............      5,539     34,941     86,739
 Other investments...........................     85,452    130,854    123,660
 Federal funds sold..........................    402,454    428,693    363,894
 Federal home loan bank dividend.............     42,746     41,228      2,554
                                              ---------- ---------- ----------
    Total interest revenue................... 11,115,903 10,056,473  9,176,850
                                              ---------- ---------- ----------
Interest expense
 Deposits....................................  4,698,063  4,428,499  4,027,882
 Other.......................................    159,901        --         198
                                              ---------- ---------- ----------
    Total interest expense...................  4,857,964  4,428,499  4,028,080
                                              ---------- ---------- ----------
    Net interest income......................  6,257,939  5,627,974  5,148,770
Provision for credit losses..................    490,000    108,000     95,500
                                              ---------- ---------- ----------
    Net interest income after provision for
     credit losses...........................  5,767,939  5,519,974  5,053,270
                                              ---------- ---------- ----------
Other operating revenue
 Service charges on deposit accounts.........    490,481    429,595    428,225
 Mortgage banking fees.......................    419,834    193,620    (25,298)
 Other fees..................................    308,509    238,884    128,581
                                              ---------- ---------- ----------
    Total other operating revenue............  1,218,824    862,099    531,508
                                              ---------- ---------- ----------
Other expenses
 Salaries....................................  2,145,546  1,787,740  1,535,327
 Employee benefits...........................    418,184    332,633    236,436
 Occupancy...................................    356,082    303,299    279,353
 Furniture and equipment.....................    398,306    296,944    260,513
 Other operating.............................  1,392,621  1,235,911  1,026,593
                                              ---------- ---------- ----------
    Total other expenses.....................  4,710,739  3,956,527  3,338,222
                                              ---------- ---------- ----------
Income before income taxes...................  2,276,024  2,425,546  2,246,556
Income taxes.................................    839,607    902,948    827,353
                                              ---------- ---------- ----------
Net income................................... $1,436,417 $1,522,598 $1,419,203
                                              ========== ========== ==========
Earnings per common share.................... $     3.26 $     3.46 $     3.23
                                              ========== ========== ==========

   The accompanying notes are an integral part of these financial statements.

                       The Bank of Fruitland & Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity

                                                                      Accumulated
                            Common Stock                                 Other
                         ------------------              Undivided   Comprehensive Comprehensive
                         Shares  Par Value    Surplus     Profits       Income        Income
                         ------- ---------- -----------  ----------  ------------- -------------
Balance, December 31,
 1996...................  50,000 $  500,000 $ 5,000,000  $6,224,198    $  30,111
Net income..............     --         --          --    1,419,203          --     $1,419,203
Unrealized loss on
 investment securities
 available for sale net
 of income taxes........     --         --          --          --        (4,828)       (4,828)
                                                                                    ----------
Comprehensive income....                                                            $1,414,375
                                                                                    ==========
Cash dividend $1.48 per
 share..................     --         --          --     (650,000)         --
                         ------- ---------- -----------  ----------    ---------
Balance, December 31,
 1997...................  50,000    500,000   5,000,000   6,993,401       25,283
Net income..............     --         --          --    1,522,598          --     $1,522,598
Unrealized gain on
 investment securities
 available for sale net
 of income taxes........     --         --          --          --         5,507         5,507
                                                                                    ----------
Comprehensive income....                                                            $1,528,105
                                                                                    ==========
Cash dividend $1.53 per
 share..................     --         --          --     (675,000)         --
Stock split effected in
 the form of a 100%
 stock dividend.........  50,000    500,000    (500,000)        --           --
10% stock dividend......  10,000    100,000   1,650,000  (1,750,000)         --
                         ------- ---------- -----------  ----------    ---------
Balance, December 31,
 1998................... 110,000  1,100,000   6,150,000   6,090,999       30,790
Net income..............     --         --          --    1,436,417          --     $1,436,417
Unrealized loss on
 investment securities
 available for sale net
 of income taxes........     --         --          --          --      (292,655)     (292,655)
                                                                                    ----------
Comprehensive income....                                                            $1,143,762
                                                                                    ==========
Cash dividend $1.60 per
 share..................     --         --          --     (704,000)         --
Stock split effected in
 the form of a 100%
 stock dividend......... 110,000  1,100,000  (1,100,000)        --           --
                         ------- ---------- -----------  ----------    ---------
Balance, December 31,
 1999................... 220,000 $2,200,000 $ 5,050,000  $6,823,416    $(261,865)
                         ======= ========== ===========  ==========    =========


   The accompanying notes are an integral part of these financial statements.

                       The Bank of Fruitland & Subsidiary

                     Consolidated Statements of Cash Flows

                                              Years Ended December 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Interest received..................... $ 10,897,822  $ 9,908,619  $ 9,170,884
 Fees and commissions received.........    1,181,824    1,440,918      729,660
 Net proceeds of loans originated for
  sale.................................    5,183,033   (5,517,150)  (1,145,227)
 Interest paid.........................   (4,831,882)  (4,391,469)  (3,971,202)
 Cash paid to suppliers and employees..   (4,251,689)  (4,253,481)  (3,217,818)
 Income taxes paid.....................   (1,045,003)    (873,197)    (760,020)
                                        ------------  -----------  -----------
                                           7,134,105   (3,685,760)     806,277
                                        ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of investment
  securities and certificates of
  deposit
  Held to maturity.....................    2,900,188    3,528,205    3,069,839
  Available for sale...................    2,880,000    1,125,000    1,800,000
 Purchase of investment securities and
  certificates of deposit
  Held to maturity.....................   (1,494,687)  (1,406,216)  (2,838,298)
  Available for sale...................  (12,628,818)  (3,794,992)    (447,312)
 Loans made, net of principal
  collected............................  (14,629,829)  (7,573,748)  (5,017,349)
 Proceeds from sale of assets..........       12,748          --           --
 Purchases of premises, equipment and
  computer software....................     (702,732)    (431,176)    (436,222)
                                        ------------  -----------  -----------
                                         (23,663,130)  (8,552,927)  (3,869,342)
                                        ------------  -----------  -----------
Cash flows from financing activities
 Net increase (decrease) in
  Time deposits........................    1,918,056    5,514,520    6,452,417
  Other deposits.......................      946,813    5,637,880    5,812,452
  Borrowed funds.......................   12,000,000          --           --
 Dividends paid........................     (704,000)    (675,000)    (650,000)
                                        ------------  -----------  -----------
                                          14,160,869   10,477,400   11,614,869
                                        ------------  -----------  -----------
Net (decrease) increase in cash and
 cash equivalents......................   (2,368,156)  (1,761,287)   8,551,804
Cash and cash equivalents at beginning
 of year...............................   12,246,012   14,007,299    5,455,495
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $  9,877,856  $12,246,012  $14,007,299
                                        ============  ===========  ===========
NONCASH ACTIVITIES
 Foreclosure of real estate............ $        --   $   (51,127) $       --
                                        ============  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                      The Bank of Fruitland and Subsidiary

                     Consolidated Statements of Cash Flows

                                            Years Ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Reconciliation of net income to net
 cash provided by operating
 activities
Net income.......................... $  1,436,417  $  1,522,598  $  1,419,203
Adjustments to reconcile net income
 to net cash provided by operating
 activities
 Depreciation and amortization......      383,740       313,036       277,049
 Provision for credit losses........      490,000       108,000        95,500
 Proceeds from sale of loans held
  for sale..........................   35,576,581    44,410,709    14,127,065
 Originations of loans held for
  sale..............................  (30,393,548)  (49,927,859)  (15,272,292)
 Loss on sale of assets.............       18,643        11,908           --
 Amortization of premiums and
  accretion of discounts............       (6,988)      (12,527)      (13,169)
 Decrease (increase) in
  Accrued interest receivable.......     (192,843)      (55,041)       27,230
  Other assets......................      (61,547)      (67,843)       67,013
  Deferred income taxes.............      (60,198)      (51,702)       12,033
 Increase (decrease) in
  Deferred fees on loans............      (18,062)      (80,286)      (20,027)
  Accrued interest payable..........       26,082        37,030        56,878
  Accrued income taxes, net of
   refunds..........................     (145,198)       81,453        13,724
  Other liabilities.................       81,026        24,764        16,070
                                     ------------  ------------  ------------
                                     $  7,134,105  $ (3,685,760) $    806,277
                                     ============  ============  ============


   The accompanying notes are an integral part of these financial statements.

                  Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

  The accounting and reporting policies in the accompanying financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business

  The Bank of Fruitland is a financial institution operating primarily in Wicomico and Somerset counties on Maryland's Eastern Shore. The Bank offers deposit and credit services to individuals, businesses, associations and government entities.

  In 1997, the bank formed a division to perform mortgage banking activities. Mortgages originated by this division are usually sold to third parties within days of settlement. The Bank does not retain servicing of the loans sold. The mortgage division operates primarily in Delaware and in the counties on the Eastern Shore of Maryland.

  BF Financial Services, Inc., a subsidiary of The Bank of Fruitland, was organized in 1996 and offers a full array of investment products and services to individuals located primarily in Wicomico and Somerset counties.

Principles of Consolidation

  The consolidated financial statements of The Bank of Fruitland include the accounts of its wholly owned subsidiary, BF Financial Services, Inc. Intercompany accounts and transactions have been eliminated.

Earnings per Common Share

  Earnings per common share are determined by dividing net income by the 440,000 shares outstanding giving retroactive effect to stock dividends declared, including the stock dividend declared in 2000.

Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

Investment Securities

  As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost, which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis. Gains and losses on disposal are determined using the specific-identification method.

Loans held for Sale

  The mortgage banking division originates loans to be sold to investors. Because of the short holding period, these loans are carried at cost which approximates market value.

                     The Bank of Fruitland and Subsidiary

Loans and Allowance for Credit Losses

  Loans are stated at face value less deferred origination fees and the allowance for credit losses.

  Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. The Bank recognizes loan origination fees as revenue over the expected life of the loan.

  The allowance for credit losses is established through a provision for credit losses charged to expenses. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. In management's judgment, the allowance is adequate to provide for credit losses based on management's review and analysis of the loan portfolio as well as prevailing and anticipated economic conditions.

  Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued.

Premises and Equipment

  Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method for all classes of assets.

Income Taxes

  The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided to account for temporary differences between income reported in the financial statements and taxable income. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

2. Cash and Equivalents

  The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $8,006,380 and $9,156,687 for 1999 and 1998, respectively.

  Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Stockholders' Equity

  At December 31, 1999, the surplus account of the bank includes earned surplus of $3,400,000 which is available for recording of future stock dividends at fair market value.

                      The Bank of Fruitland and Subsidiary

4. Investment Securities

  Investment securities are summarized as follows:

                                   Amortized   Unrealized Unrealized   Market
                                      Cost       Gains      Losses      Value
                                  ------------ ---------- ---------- -----------
December 31, 1999
-----------------
Available for sale
 U.S. Treasury................... $    749,215  $ 1,317    $    360  $   750,172
 U.S. Government agency..........   14,250,000      --      426,016   13,823,984
                                  ------------  -------    --------  -----------
                                  $ 14,999,215  $ 1,317    $426,376  $14,574,156
                                  ============  =======    ========  ===========
Held to maturity
 U.S. Treasury................... $    399,772  $   728    $    --   $   400,500
 U.S. Government agency..........    1,745,312      --       20,077    1,725,235
 State and municipal.............      100,438      458          --      100,896
                                  ------------  -------    --------  -----------
                                  $  2,245,522  $ 1,186    $ 20,077  $ 2,226,631
                                  ============  =======    ========  ===========
December 31, 1998
-----------------
Available for sale
 U.S. Treasury................... $  1,450,791  $25,006    $    --   $ 1,475,797
 U.S. Government agency..........    4,500,000   29,766       4,610    4,525,156
                                  ------------  -------    --------  -----------
                                  $  5,950,791  $54,772    $  4,610  $ 6,000,953
                                  ============  =======    ========  ===========
Held to maturity
 U.S. Treasury................... $  1,299,486  $12,123    $    --   $ 1,311,609
 U.S. Government agency..........    2,300,000   15,234       1,406    2,313,828
 State and municipal.............      300,944    2,434         --       303,378
                                  ------------  -------    --------  -----------
                                  $  3,900,430  $29,791    $  1,406  $ 3,928,815
                                  ============  =======    ========  ===========

  Contractual maturities and the amount of pledged securities follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available for sale      Held to maturity
                                  ------------------------ ---------------------
                                   Amortized     Market    Amortized    Market
                                      Cost        Value       Cost      Value
                                  ------------ ----------- ---------- ----------
December 31, 1999
-----------------
Maturing
 Within one year................. $    550,042 $   551,359 $  750,210 $  751,162
 Over one to five years..........   14,449,173  14,022,797  1,495,312  1,475,469
                                  ------------ ----------- ---------- ----------
                                  $ 14,999,215 $14,574,156 $2,245,522 $2,226,631
                                  ============ =========== ========== ==========
Pledged securities............... $    649,164 $   649,797 $  100,000 $  100,062
                                  ============ =========== ========== ==========
December 31, 1998
-----------------
Maturing
 Within one year................. $  1,202,064 $ 1,217,875 $1,100,271 $1,105,053
 Over one to five years..........    4,748,727   4,783,078  2,550,159  2,575,169
 Over five years.................          --          --     250,000    248,593
                                  ------------ ----------- ---------- ----------
                                  $  5,950,791 $ 6,000,953 $3,900,430 $3,928,815
                                  ============ =========== ========== ==========
Pledged securities............... $    398,795 $   409,500 $  300,520 $  303,156
                                  ============ =========== ========== ==========

                     The Bank of Fruitland and Subsidiary

  Investments are pledged to secure the deposits of local governments.

5. Loans and Allowance for Credit Losses

  Major classifications of loans are as follows:

                                                           1999        1998
                                                       ------------ -----------
      Demand and time................................. $  6,459,806 $ 5,694,003
      Mortgage........................................   94,631,612  83,082,292
      Installment.....................................    8,995,171   7,014,744
                                                       ------------ -----------
                                                        110,086,589  95,791,039
      Allowance for credit losses.....................    1,103,815     966,156
                                                       ------------ -----------
      Loans, net...................................... $108,982,774 $94,824,883
                                                       ============ ===========

  Maturities in the loan portfolio at December 31, are as follows:

                                                           1999        1998
                                                       ------------ -----------
      Within one year................................. $ 43,535,771 $50,607,435
      One to five years...............................   15,327,163  18,187,105
      After five years................................   51,623,225  27,414,131
                                                       ------------ -----------
                                                        110,486,159  96,208,671
      Deferred origination fees.......................      399,570     417,632
                                                       ------------ -----------
                                                       $110,086,589 $95,791,039
                                                       ============ ===========

  The Bank writes most loans with fixed rates. Most mortgage loans are written on a demand basis to provide flexibility to adjust to a changing market.

  The Bank lends to customers primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

  The Bank has commitments outstanding at December 31, as follows:

                                                           1999        1998
                                                        ----------- -----------
      Home equity lines of credit...................... $ 1,574,549 $ 1,653,639
      Construction funds...............................   6,585,397   5,189,254
      Overdraft protection.............................     674,654     588,314
      Other commitments................................   6,865,271   2,802,856
                                                        ----------- -----------
      Total loan commitments........................... $15,699,871 $10,234,063
                                                        =========== ===========
      Irrevocable letters of credit.................... $ 1,077,080 $ 1,003,642
                                                        =========== ===========

  Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest rates fixed at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

                     The Bank of Fruitland and Subsidiary

  Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management is not aware of any accounting loss the Bank will incur by the funding of these commitments.

  Nonaccrual loans and interest that would have been accrued on these loans at December 31, follows:

                                                                  1999    1998
                                                                 ------- -------
      Nonaccrual loans.......................................... $76,964 $93,204
                                                                 ======= =======
      Interest.................................................. $ 6,764 $27,404
                                                                 ======= =======

  Management has identified no impaired loans.

  Amounts 90 days or more past due at December 31, including nonaccruing loans, are as follows:

                                                                 1999     1998
                                                               -------- --------
      Mortgage................................................ $721,821 $789,755
      Installment.............................................   72,035    8,050
      Demand and time.........................................    4,929      --
                                                               -------- --------
                                                               $798,785 $797,805
                                                               ======== ========

  Transactions in the allowance for credit losses for the years ended December 31, are as follows:

                                                  1999       1998       1997
                                               ---------- ---------- ----------
Beginning balance............................. $  966,156 $  933,770 $  915,290
Provision charged to operations...............    490,000    108,000     95,500
Recoveries....................................     16,172      6,923      2,322
                                               ---------- ---------- ----------
                                                1,472,328  1,048,693  1,013,112
Loans charged off.............................    368,513     82,537     79,342
                                               ---------- ---------- ----------
Ending balance................................ $1,103,815 $  966,156 $  933,770
                                               ========== ========== ==========

6. Related Party Transactions

  The executive officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. At December 31, 1999 and 1998, the total amount of such loans outstanding was $8,505,241 and $6,807,614.

                     The Bank of Fruitland and Subsidiary

7. Premises and Equipment

  A summary of premises and equipment, and the related depreciation, is as follows:

                                               Estimated
                                              Useful life    1999       1998
                                              ----------- ---------- ----------
Land and improvements........................  9-15 years $  943,757 $  936,765
Premises.....................................  7-33 years  1,826,317  1,566,976
Furniture and equipment......................  5-10 years  1,781,973  1,701,965
Leasehold improvements....................... 10-15 years    211,070    210,050
                                                          ---------- ----------
                                                           4,763,117  4,415,756
Accumulated amortization and depreciation....              2,059,425  1,990,785
                                                          ---------- ----------
Net premises and equipment...................             $2,703,692 $2,424,971
                                                          ========== ==========
Depreciation expense.........................             $  322,912 $  259,730
                                                          ========== ==========

  Included in other assets and other operating expense is computer software and the related amortization as follows:

                                                                1999     1998
                                                              -------- --------
      Software cost.......................................... $434,550 $393,363
      Accumulated amortization...............................  348,274  315,778
                                                              -------- --------
                                                              $ 86,276 $ 77,585
                                                              ======== ========
      Amortization expense................................... $ 60,828 $ 53,306
                                                              ======== ========

8. Deposits

  Included in other time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, are as follows:

                                                            1999        1998
                                                         ----------- ----------
      Three months or less.............................. $ 2,544,004 $1,740,908
      Over three through twelve months..................   3,579,420  2,861,961
      Over twelve months................................   3,004,761  3,656,136
                                                         ----------- ----------
                                                         $ 9,128,185 $8,259,005
                                                         =========== ==========
      Interest expense.................................. $   562,319 $  469,071
                                                         =========== ==========

9. Long-term Debt and Lines of Credit

  The Bank may borrow up to $21,348,000 from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all of the Bank's residential first mortgage loans. The Bank was required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

                     The Bank of Fruitland and Subsidiary

  The Bank has a note payable to the Federal Home Loan Bank in the amount of $8,000,000. The loan was advanced September 30, 1999, with interest fixed at 5.07% and a final maturity of September 30, 2009. Interest is payable near the end of each calendar quarter. The FHLB has the option to convert the loan to a floating rate note on March 30, 2000.

  The Bank has also been advanced $4,000,000 under a short-term, fixed rate credit extension from the FHLB. The 5.98% loan was advanced on October 29, 1999, with interest and principal due at maturity of January 31, 2000.

  In addition to the line of credit available from the FHLB, the Bank has available lines of credit of $3,750,000 in overnight federal funds and other unsecured lines of credit from other correspondent banks. Secured credit lines from these correspondent banks total $5,000,000.

10. Other Operating Expenses

  Other operating expenses consist of the following:

                                                 1999        1998       1997
                                              ----------- ---------- ----------
Advertising.................................. $   104,719 $   87,143 $   84,810
ATM service charges..........................      80,349     70,418     54,246
Books and periodicals........................      16,760     47,426     32,889
Correspondent bank charges...................      57,394     44,224     39,945
Data processing..............................      68,066     74,265     61,579
Delivery service.............................      67,105     64,110     52,553
Director and committee fees..................     202,940    158,950    158,680
FDIC assessment..............................      13,420     12,419     11,196
Printing and stationery......................     207,405    176,306    126,596
Professional fees............................      87,199     78,556     58,581
Postage......................................      89,923     75,239     74,967
Software amortization........................      60,828     53,306     51,024
Telephone....................................      72,108     79,716     63,157
Other........................................     264,405    213,833    156,370
                                              ----------- ---------- ----------
                                              $ 1,392,621 $1,235,911 $1,026,593
                                              =========== ========== ==========

11. Income Taxes

  The components of income tax expense are as follows:

                                                      1999      1998      1997
                                                    --------  --------  --------
Current
 Federal........................................... $796,661  $814,088  $684,276
 State.............................................  103,146   140,562   131,044
                                                    --------  --------  --------
                                                     899,807   954,650   815,320
Deferred...........................................  (60,200)  (51,702)   12,033
                                                    --------  --------  --------
                                                    $839,607  $902,948  $827,353
                                                    ========  ========  ========

                      The Bank of Fruitland and Subsidiary

  The components of the deferred income tax expenses (benefits) are as follows:

                                                     1999      1998     1997
                                                   --------  --------  -------
Provision for credit losses....................... $(53,164) $(12,507) $(7,137)
Depreciation......................................  (14,693)  (10,753)   8,085
Discount accretion................................   (4,423)  (17,960)   5,172
Nonaccrual interest...............................    7,972    (4,321)   5,913
Organization costs................................    4,108    (6,161)     --
                                                   --------  --------  -------
                                                   $(60,200) $(51,702) $12,033
                                                   ========  ========  =======

  The components of the net deferred tax assets are as follows:

                                                       1999     1998     1997
                                                     -------- -------- --------
Deferred tax assets
 Allowance for credit losses........................ $355,353 $302,189 $289,682
 Nonaccrual interest................................    2,612   10,584    6,263
 Organization costs.................................    2,053    6,161      --
 Unrealized loss on investment securities available
  for sale..........................................  163,193      --       --
                                                     -------- -------- --------
                                                      523,211  318,934  295,945
                                                     -------- -------- --------
Deferred tax liabilities
 Depreciation.......................................   47,098   61,791   72,544
 Discount accretion.................................    1,686    6,109   24,069
 Unrealized gain on investment securities available
  for sale..........................................      --    19,372   15,908
                                                     -------- -------- --------
                                                       48,784   87,272  112,521
                                                     -------- -------- --------
                                                     $474,427 $231,662 $183,424
                                                     ======== ======== ========

  A reconciliation of the provision for taxes on income from the statutory federal income tax rate to the effective income tax rates follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
Tax at statutory federal income tax rate...................... 34.0% 34.0% 34.0%
Tax effect of tax-exempt income............................... (0.2) (0.8) (1.4)
State income tax, net of federal benefit......................  2.7   3.8   3.9
Nondeductible items...........................................  0.4   0.2   0.3
                                                               ----  ----  ----
                                                               36.9% 37.2% 36.8%
                                                               ====  ====  ====

12. Lease Commitments

  The Bank leased a branch office effective January 15, 1997. The lease dated November 13, 1996 is for an original term of ten years and includes an option to renew for an additional ten years. The Bank is liable for all expenses related to the building in addition to the rent. Parking lot spaces are rented under an annually renewable lease agreement.

                     The Bank of Fruitland and Subsidiary

  Lease obligations will require payments as follows:

                                                                        Minimum
      Year                                                              Rental
      ----                                                             ---------
      2000............................................................ $  22,300
      2001............................................................    22,400
      2002............................................................    22,400
      2003............................................................    22,400
      2004............................................................    25,835
      Remaining.......................................................    53,051
                                                                       ---------
                                                                       $ 168,386
                                                                       =========

  Total rent expense was $41,230 for 1999, $30,326 for 1998, and $22,344 for 1997.

13. Fair Value of Financial Instruments

  The estimated fair values of the Bank's financial instruments are summarized in the following table. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

  The fair values of securities are estimated using a matrix that considers yield to maturity, credit quality, and marketability.

  The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses.

  Loans held for sale are held for such short periods that cost approximates fair value.

  The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

                     The Bank Of Fruitland And Subsidiary

                                                        Carrying    Estimated
                                                         Value      Fair Value
                                                      ------------ ------------
December 31, 1999
Financial assets
 Cash and due from banks............................. $  9,639,529 $  9,639,529
 Federal funds sold..................................      238,327      238,327
 Interest-bearing deposits...........................    2,980,809    2,986,242
 Investment securities...............................   17,419,678   17,400,787
 Loans, net..........................................  108,982,774  108,822,999
 Loans held for sale.................................    1,479,344    1,479,344
 Accrued interest receivable.........................      911,006      911,006
Financial liabilities
 Noninterest-bearing deposits........................   19,635,599   19,635,599
 Interest-bearing deposits...........................
 Without fixed maturities............................   35,640,299   35,640,299
 Time deposits with fixed maturities.................   63,485,101   63,899,850
 Borrowed funds......................................   12,000,000   11,980,534
 Accrued interest payable............................      462,925      462,925
December 31, 1998
Financial assets
 Cash and due from banks............................. $  3,594,758 $  3,594,758
 Federal funds sold..................................    8,651,254    8,651,254
 Interest-bearing deposits...........................    2,064,831    2,057,798
 Investment securities...............................   10,460,383   10,488,768
 Loans, net..........................................   94,824,883   94,874,456
 Loans held for sale.................................    6,767,127    6,767,127
 Accrued interest receivable.........................      718,163      718,163
Financial liabilities
 Noninterest-bearing deposits........................   19,733,234   19,733,234
 Interest-bearing deposits...........................
 Without fixed maturities............................   34,595,851   34,595,851
 Time deposits with fixed maturities.................   61,567,045   62,377,640
 Accrued interest payable............................      436,843      436,843

14. Pension Plan

  The Bank has adopted a defined contribution profit sharing plan qualifying under section 401(k) of the Internal Revenue Code. The Plan covers all employees with one year of service who have reached 18 years of age. The Plan requires the Bank to match employee contributions at a rate of 50% up to a maximum of 4% of employee eligible compensation. Pension expense was $57,726 for 1999, $44,525 for 1998, and $31,663 for 1997.

                     The Bank Of Fruitland And Subsidiary

15. Capital Standards

  The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. As of December 31, the capital ratios and minimum capital requirements of the Bank are as follows:


                                                     Minimum        To be well
                                     Actual      Capital Adequacy   Capitalized
                                  -------------  ----------------  -------------
                                  Amount  Ratio   Amount   Ratio   Amount  Ratio
                                  ------- -----  ----------------  ------- -----
                                                 (in Thousands)
December 31, 1999
Total capital(1)................. $15,177 14.6%  $   8,314    8.0% $10,392 10.0%
Tier 1 capital(1)................ $14,073 13.5%  $   4,157    4.0% $ 6,235  6.0%
Tier 1 capital(2)................ $14,073  9.4%  $   5,970    4.0% $ 7,462
December 31, 1998                                                           5.0%
Total capital(1)................. $14,307 15.9%  $   7,215    8.0% $ 9,019 10.0%
Tier 1 capital(1)................ $13,341 14.8%  $   3,607    4.0% $ 5,411  6.0%
Tier 1 capital(2)................ $13,341 10.5%  $   5,095    4.0% $ 6,369  5.0%
December 31, 1997
Total capital(1)................. $13,427 17.1%  $   6,281    8.0% $ 7,851 10.0%
Tier 1 capital(1)................ $12,493 15.9%  $   3,140    4.0% $ 4,710  6.0%
Tier 1 capital(2)................ $12,493 10.6%  $   4,713    4.0% $ 5,892  5.0%

--------
(1) (To risk-weighted assets)
(2) (To average fourth quarter assets)

16. Commitments And Contingencies

  The mortgage banking division sells loans in the normal course of business with a ninety day recourse period. At December 31, 1999, 1998, and 1997, loans sold during the last quarter total $5,639,230, $13,154,944, and $6,521,075, respectively. At December 31, 1999 and 1998, the division had outstanding commitments totaling $1,929,853 and $4,948,390.

17. Segments

  The Bank of Fruitland's reportable segments are strategic business units that offer complementary products and services to the core business of banking. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Bank provides the accounting for all segments and charges a management fee for this service to the other segments. The Bank has also lent money to the segments with terms similar to those offered third parties.

                      The Bank Of Fruitland And Subsidiary

  Segment information for the three reportable segments follows:


 Year Ended December 31,                Mortgage  Brokerage    Segment                 Consolidated
           1999             Core Bank   Division  Subsidiary    Totals    Eliminations    Totals
 -----------------------   ------------ --------  ---------- ------------ ------------ ------------
 Interest revenue........  $ 11,158,966 $    --    $    --   $ 11,158,966   $(43,063)  $ 11,115,903
 Interest expense........     4,857,964   32,234     10,829     4,901,027    (43,063)     4,857,964
 Net interest income.....     6,301,002  (32,234)   (10,829)    6,257,939        --       6,257,939
 Provision for credit
  losses.................       490,000      --         --        490,000        --         490,000
 Net interest income
  after provision for
  credit losses..........     5,811,002  (32,234)   (10,829)    5,767,939        --       5,767,939
 Other operating revenues
  from external
  customers..............       637,502  420,702    160,620     1,218,824        --       1,218,824
 Intersegment operating
  revenues...............        30,000      --         --         30,000    (30,000)           --
 Depreciation and
  amortization expense...       358,673   21,075      3,993       383,741        --         383,741
 Other operating
  expenses...............     3,818,398  346,100    192,500     4,356,998    (30,000)     4,326,998
 Income before income
  taxes..................     2,301,433   21,293    (46,702)    2,276,024        --       2,276,024
 Income tax expense
  (benefit)..............       844,614    9,535    (14,542)      839,607        --         839,607
 Net income (loss).......     1,456,819   11,758    (32,160)    1,436,417        --       1,436,417
 Segment assets..........   145,680,837  122,958     60,952   145,864,747   (613,286)   145,251,461
 Expenditures for segment
  purchases of premises,
  equipment and
  software...............       683,869   16,240      2,623       702,732        --         702,732


  A reconciliation of total segment assets to consolidated total assets follows:

      Total segment assets........................................ $145,864,747
      Elimination of Intersegment loans...........................     (565,000)
      Elimination of Intersegment deposit Accounts................      (48,286)
                                                                   ------------
                                                                   $145,251,461
                                                                   ============

                      The Bank Of Fruitland And Subsidiary

 Year Ended December 31,                Mortgage   Brokerage    Segment                 Consolidated
           1998             Core Bank   Division   Subsidiary    Totals    Eliminations    Totals
 -----------------------   ------------ ---------  ---------- ------------ ------------ ------------
 Interest revenue........  $ 10,104,677 $     --    $    --   $ 10,104,677  $ (48,204)  $ 10,056,473
 Interest expense........     4,428,499    35,892     12,312     4,476,703    (48,204)     4,428,499
 Net interest income.....     5,676,178   (35,892)   (12,312)    5,627,974        --       5,627,974
 Provision for credit
  losses.................       108,000       --         --        108,000        --         108,000
 Net interest income
  after provision for
  credit losses..........     5,568,178   (35,892)   (12,312)    5,519,974        --       5,519,974
 Other operating revenues
  from external
  customers..............       554,622   211,621     95,856       862,099        --         862,099
 Intersegment operating
  revenues...............        30,000       --         --         30,000    (30,000)           --
 Depreciation and
  amortization expense...       294,546    15,141      3,349       313,036        --         313,036
 Other operating
  expenses...............     3,193,395   330,606    149,490     3,673,491    (30,000)     3,643,491
 Income before income
  taxes..................     2,664,859  (170,018)   (69,295)    2,425,546        --       2,425,546
 Income tax expense
  (benefit)..............       992,538   (67,742)   (21,848)      902,948        --         902,948
 Net income (loss).......     1,672,321  (102,276)   (47,447)    1,522,598        --       1,522,598
 Segment assets..........   130,326,064   139,708     50,484   130,516,256   (657,174)   129,859,082
 Expenditures for segment
  purchases of premises,
  equipment and
  software...............       377,422    48,409      5,345       431,176        --         431,176

  A reconciliation of total segment assets to consolidated total assets follows:

      Total segment assets........................................ $130,516,256
      Elimination of Intersegment loans...........................     (575,000)
      Elimination of Intersegment deposit Accounts................      (82,174)
                                                                   ------------
                                                                   $129,859,082
                                                                   ============

18. Subsequent Events

  Per share data has been adjusted to give retroactive effect to the stock split effected in the form of a 100% stock dividend in 2000.

                      The Bank of Fruitland and Subsidiary

                         Unaudited Financial Statements

                                 June 30, 2000

                      The Bank of Fruitland and Subsidiary

                    Consolidated Balance Sheets (unaudited)

                                                            June 30,
                                                   ---------------------------
                                                       2000           1999
                                                   -------------  ------------
                      ASSETS
                      ------
Cash and due from banks........................... $   4,542,831  $  3,499,105
Federal funds sold................................     1,489,472     9,401,864
Interest-bearing cash accounts....................       779,636     1,373,434
Securities available for sale.....................    14,273,234    13,944,785
Securities held to maturity (approximate market
 values of $1,569,995 and $2,450,176).............     1,596,073     2,444,979
Federal home loan bank stock......................       600,100       580,000
Loans held for sale...............................     1,187,465     2,427,972
Loans, less allowance for credit losses of
 $1,317,452 and $1,034,441........................   110,701,790   100,805,034
Premises and equipment............................     2,779,159     2,673,586
Accrued interest income...........................       918,518       900,585
Other assets......................................       342,145       217,899
Deferred income taxes.............................       474,876       339,661
                                                   -------------  ------------
                                                   $ 139,685,299  $138,608,904
                                                   =============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Deposits
 Demand........................................... $  20,349,171  $ 18,808,910
 Money market.....................................     8,186,822    10,212,000
 Savings and now..................................    26,573,999    27,465,578
 Other time.......................................    63,690,908    67,684,681
                                                   -------------  ------------
                                                     118,800,900   124,171,169
Accrued interest payable..........................       459,820       459,990
Borrowed funds....................................     6,000,000           --
Other liabilities.................................       157,083       209,517
                                                   -------------  ------------
                                                     125,417,803   124,840,676
                                                   =============  ============
Stockholders' equity
 Common stock, par value $10 per share; authorized
  1,000,000 shares; issued and outstanding 440,000
  shares in 2000, and 110,000 shares in 1999......     4,400,000     1,100,000
 Surplus..........................................     4,400,000     6,150,000
 Undivided profits................................     5,730,075     6,645,272
                                                   -------------  ------------
                                                      14,530,075    13,895,272
Accumulated other comprehensive income............      (262,579)     (127,044)
                                                   -------------  ------------
                                                      14,267,496    13,768,228
                                                   -------------  ------------
                                                   $ 139,685,299  $138,608,904
                                                   =============  ============

                   See Note to Unaudited Financial Statements

                      The Bank of Fruitland and Subsidiary

                 Consolidated Statements of Income (Unaudited)

                                                     Six Months Ended June 30,
                                                     -------------------------
                                                          2000       1999
                                                       ---------- ----------
Interest revenue
 Loans, including fees................................ $5,012,938 $4,712,781
 U.S. treasury securities.............................     23,683     71,181
 U.S. government agency securities....................    471,026    328,378
 State and municipal securities.......................      2,234      2,777
 Other investments....................................     29,792     44,776
 Federal funds sold...................................    116,841    192,178
 Federal home loan bank dividend......................     11,600     20,944
                                                       ---------- ----------
    Total interest revenue............................  5,668,114  5,373,015
                                                       ---------- ----------
Interest expense
 Deposits.............................................  2,293,437  2,316,998
 Other................................................    217,985        --
                                                       ---------- ----------
    Total interest expense............................  2,511,422  2,316,998
                                                       ---------- ----------
    Net interest income...............................  3,156,692  3,056,017
Provision for credit losses...........................    150,000     90,000
                                                       ---------- ----------
    Net interest income after provision for credit
     losses...........................................  3,006,692  2,966,017
                                                       ---------- ----------
Other operating revenue
 Service charges on deposit accounts..................    222,514    207,985
 Other fees...........................................    599,634    735,218
                                                       ---------- ----------
    Total other operating revenue.....................    822,148    943,203
                                                       ========== ==========
Other expenses
 salaries.............................................  1,242,856  1,148,362
 Employee benefits....................................    243,597    216,516
 Occupancy............................................    188,263    155,057
 Furniture and equipment..............................    180,057    182,436
 Other operating......................................    741,089    680,576
                                                       ---------- ----------
    Total other expenses..............................  2,595,862  2,382,947
                                                       ---------- ----------
Income before income taxes............................  1,232,978  1,526,273
Income taxes..........................................    455,119    587,000
                                                       ---------- ----------
Net income............................................ $  777,859 $  939,273
                                                       ========== ==========
Earnings per common share............................. $     1.77 $     2.13
                                                       ========== ==========


                   See Note to Unaudited Financial Statements

                      The Bank of Fruitland and Subsidiary

     Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

                                                                        Accumulated
                             Common stock                                  Other
                          ------------------               Undivided   Comprehensive Comprehensive
                          Shares  Par Value    Surplus      Profits       Income        Income
                          ------- ---------- -----------  -----------  ------------- -------------
Balance, December 31,
 1998...................  110,000 $1,100,000 $ 6,150,000  $ 6,090,999    $  30,790
Net income..............      --         --          --       939,273          --      $ 939,273
Unrealized loss on
 investment securities
 available for sale net
 of income taxes........      --         --          --           --      (157,834)     (157,834)
                                                                                       ---------
Comprehensive income....                                                               $ 781,439
                                                                                       =========
Cash dividend $.88 per
 share..................      --         --          --      (385,000)         --
                          ------- ---------- -----------  -----------    ---------
Balance, June 30, 1999..  110,000  1,100,000   6,150,000    6,645,272     (127,044)
Net income..............      --         --          --       497,144          --      $ 497,144
Unrealized gain on
 investment securities
 available for sale net
 of income taxes........      --         --          --           --      (134,821)     (134,821)
                                                                                       ---------
Comprehensive income....                                                               $ 362,323
                                                                                       =========
Cash dividend $.73 per
 share..................      --         --          --      (319,000)         --
Stock split effected in
 the form of a 100%
 stock dividend.........  110,000  1,100,000  (1,100,000)         --           --
                          ------- ---------- -----------  -----------    ---------
Balance, December 31,
 1999...................  220,000  2,200,000   5,050,000    6,823,416     (261,865)
Transfer to surplus.....      --         --    1,550,000   (1,550,000)         --
Net income..............      --         --          --       777,859          --      $ 777,859
Unrealized loss on
 investment securities
 available for sale net
 of income taxes........      --         --          --           --          (714)         (714)
                                                                                       ---------
Comprehensive income....                                                               $ 777,145
                                                                                       =========
Cash dividend $.73 per
 share..................      --         --          --      (321,200)         --
Stock split effected in
 the form of a 100%
 stock dividend.........  220,000  2,200,000  (2,200,000)         --           --
                          ------- ---------- -----------  -----------    ---------
Balance, June 30, 2000..  440,000 $4,400,000 $ 4,400,000  $ 5,730,075    $(262,579)
                          ======= ========== ===========  ===========    =========


                   See Note to Unaudited Financial Statements

                       The Bank of Fruitland & Subsidiary

               Consolidated Statements of Cash Flows (Unaudited)

                                                    Six Months Ended June 30,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Interest received................................. $  5,631,138  $  5,179,057
 Fees and commissions received.....................      819,538       951,705
 Net proceeds of loans originated for sale.........      291,879     4,234,405
 Interest paid.....................................   (2,514,527)   (2,293,851)
 Cash paid to suppliers and employees..............   (2,548,390)   (2,276,968)
 Income taxes paid.................................     (336,587)     (481,614)
                                                    ------------  ------------
                                                       1,343,051     5,312,734
                                                    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of investment securities
  and certificates of deposit
  Held to maturity.................................    1,050,000     1,800,000
  Available for sale...............................      300,000     1,782,000
 Purchase of investment securities and certificates
  of deposit
  Held to maturity.................................     (100,000)     (495,000)
  Available for sale...............................          --     (9,158,000)
 Investment at federal home loan bank, net of
  liquidations.....................................    1,901,173           --
 Loans made, net of principal collected............   (1,840,446)   (6,061,008)
 Proceeds from sale of assets, including
  repossessions....................................       18,112           --
 Purchases of premises, equipment and computer
  software.........................................     (236,145)     (415,272)
                                                    ------------  ------------
                                                       1,092,694   (12,547,280)
                                                    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in
  Time deposits....................................      205,808     6,117,100
  Other deposits...................................     (165,906)    2,157,403
  Borrowed funds...................................   (6,000,000)          --
 Dividends paid....................................     (321,200)     (385,000)
                                                    ------------  ------------
                                                     (6,281,298)     7,889,503
                                                    ------------  ------------
Net (decrease) increase in cash and cash
 equivalents.......................................   (3,845,553)      654,957
Cash and cash equivalents at beginning of year.....    9,877,856    12,246,012
                                                    ------------  ------------
Cash and cash equivalents at end of year........... $  6,032,303  $ 12,900,969
                                                    ------------  ------------
Noncash activities
 Foreclosure of real estate........................ $        --   $        --
                                                    ============  ============

                   See Note to Unaudited Financial Statements

                       The Bank of Fruitland & Subsidiary

               Consolidated Statements of Cash Flows (Unaudited)

                                                   Six Months Ended June 30,
                                                   --------------------------
                                                       2000          1999
                                                   ------------  ------------
Reconciliation of net income to net cash provided
 by operating activities
Net income........................................ $    777,859  $    939,273
Adjustments to reconcile net income to net cash
 provided by operating activities
 Depreciation and amortization....................      162,048       159,039
 Provision for credit losses......................      150,000        90,000
 Proceeds from sale of loans held for sale........   13,994,251    22,799,856
 Originations of loans held for sale..............  (13,702,595)  (18,566,139)
 Loss on sale of assets...........................          --            --
 Amortization of premiums and accretion of
  discounts.......................................         (893)       (2,393)
 Decrease (increase) in
  Accrued interest receivable.....................       (7,512)     (182,422)
  Other assets....................................      (58,061)      (22,428)
  Deferred income taxes...........................          --         (9,627)
 Increase (decrease) in
  Deferred fees on loans..........................      (28,570)       (9,143)
  Accrued interest payable........................       (3,105)       23,147
  Accrued income taxes, net of refunds............      118,532       115,013
  Other liabilities...............................      (58,903)      (21,442)
                                                   ------------  ------------
                                                   $  1,343,051  $  5,312,734
                                                   ============  ============


                   See Note to Unaudited Financial Statements

                     The Bank of Fruitland and Subsidiary

              Note to Unaudited Consolidated Financial Statements
                    Six Months Ended June 30, 2000 and 1999

Basis of Presentation

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of The Bank of Fruitland's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been made. Operating results for the six month period ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or for future periods.

                                                                         Annex A

                  Agreement and Plan of Affiliation and Merger
                    Among Mercantile Bankshares Corporation,
                    Peninsula Bank and the Bank of Fruitland

                               Table of Contents

 Section                              Subject                               Page
 -------                              -------                               ----
  1.1    The Affiliation and Merger.......................................   A-4
  1.2    Conversion Rate..................................................   A-4
  1.3    Commercially Reasonable Efforts Requirement......................   A-4
  1.4    Stockholder List.................................................   A-4
  1.5    Representations of the Corporation; Antidilution.................   A-4
         (a) Representations
          (1) Bank Holding Company Status.................................   A-4
          (2) FDIC Application............................................   A-4
          (3) Good Standing...............................................   A-4
          (4) Capitalization..............................................   A-5
          (5) SEC Registration of Common Stock............................   A-5
          (6) Financial Statements........................................   A-5
          (7) Material Adverse Changes....................................   A-5
          (8) No Conflicting Agreements...................................   A-5
          (9) Validly Issued Stock........................................   A-5
         (10) Due Authorization...........................................   A-6
         (b) Antidilution.................................................   A-6
  1.6    Representations of the Bank......................................   A-6
         (a) Corporate Status.............................................   A-6
         (b) Capitalization...............................................   A-6
         (c) Number of Stockholders.......................................   A-6
         (d) Unpaid Dividends.............................................   A-6
         (e) Compliance with Laws and Regulations.........................   A-6
         (f) Corporate Documents, Employment Agreements, Leases, Material
             Contracts, List of Securities, Community Reinvestment Act
             Statement, Financial Reports, Material Adverse Changes,
             Losses and Liabilities.......................................   A-7
         (g) Accuracy of Financial Statements.............................   A-7
         (h) Stock Issuance, Distributions since March 31, 2000...........   A-7
         (i) Litigation...................................................   A-7
         (j) Tax Returns and Liability....................................   A-7
         (k) Brokers......................................................   A-8
         (l) Employee Benefit Plans.......................................   A-8
         (m) Title to Assets..............................................   A-9
         (n) No Conflicting Agreements; Business Combination Matters......   A-9
         (o) Personal Property............................................   A-9
         (p) Zoning Laws, Etc.............................................   A-9
         (q) Title to Offices.............................................   A-9
         (r) Conditions of Buildings......................................   A-9
         (s) Environmental Matters........................................  A-10
  1.7    Access to Records and Information; Operation of Business.........  A-10
         (a) Access.......................................................  A-10
         (b) Operations...................................................  A-10
  1.8    Financial Statements.............................................  A-11
  1.9    Regulatory Approvals.............................................  A-11

 Section                             Subject                               Page
 -------                             -------                               ----
  1.10   Exclusive Dealing..............................................   A-11
  1.11   Conditions to Corporation's Obligation.........................   A-12
         (a) FDIC Approval..............................................   A-12
         (b) Other Regulatory Approvals.................................   A-12
         (c) SEC Registration Statement.................................   A-12
         (d) Agreements With Respect to SEC Rule 145....................   A-12
         (e) Consents...................................................   A-12
         (f) Legal Proceedings and Impediments..........................   A-12
         (g) Dividends..................................................   A-12
         (h) Stock Issuance, Evidences of Indebtedness, Distributions...   A-12
         (i) Compensation; Employee Benefits Plans......................   A-12
         (j) Investment Practices.......................................   A-13
         (k) Other Approvals............................................   A-13
         (l) Limit on Dissenters........................................   A-13
         (m) Office Openings and Closings...............................   A-13
         (n) Tax Opinion................................................   A-13
         (o) Stockholders Equity........................................   A-13
         (p) Material Adverse Changes...................................   A-13
         (q) Loan Portfolio.............................................   A-13
         (r) Loan Quality...............................................   A-13
         (s) Deposits...................................................   A-13
         (t) Nature of Expenses.........................................   A-13
         (u) Securities.................................................   A-13
         (v) Representation Update and Certificate re Representations
             and Conditions.............................................   A-14
  1.12   Conditions to the Bank's Obligations...........................   A-14
         (a) FDIC Approval..............................................   A-14
         (b) Other Regulatory Approvals.................................   A-14
         (c) SEC Registration Statement.................................   A-14
         (d) Tax Opinion................................................   A-14
         (e) Fairness Opinion...........................................   A-14
         (f) Representation Update and Certificate re Representation and
             Conditions.................................................   A-15
  1.13   Confidentiality................................................   A-15
  1.14   Employee Benefit Matters.......................................   A-15
         (a) 401(k) Plan................................................   A-15
         (b) Corporation's Cash Balance Plan............................   A-15
         (c) Other Benefits.............................................   A-15
  2.1    Effective Date.................................................   A-16
  2.2    Corporation's Obligation in Accomplishing Merger...............   A-16
  2.3    Bank's Obligations in Accomplishing Merger.....................   A-16
  2.4    Stockholder Approval...........................................   A-16
  2.5    Effect of Merger...............................................   A-16
  2.6    Terms of Merger; Objecting Stockholders........................   A-17
  2.7    Confirmatory Deeds.............................................   A-18
  2.8    Procedural Matters.............................................   A-18
  3.1    Termination for Regulatory Reasons.............................   A-18
  3.2    Termination by Consent or Due to Passage of Time...............   A-18
  3.3    Termination with Respect to Acquisition Proposal...............   A-18
  3.4    Termination If Support Agreement Not Delivered.................   A-18
  3.5    Amendment......................................................   A-19
  3.6    Expenses; Limited Liability....................................   A-19
  3.7    Notices........................................................   A-19

  Section                              Subject                              Page
  -------                              -------                              ----
 3.8       Counterparts...................................................  A-20
 3.9       Binding Effect; No Third Party Rights..........................  A-20
 3.10      Governing Law..................................................  A-20
 Exhibit A Agreement of Merger............................................  A-21

                             Agreement and Plan of
                            Affiliation and Merger

  THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 1st day of June, 2000, by and among Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), Peninsula Bank, a Maryland commercial bank ("Peninsula"), and The Bank of Fruitland, a Maryland commercial bank (the "Bank").

  WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, and in the expectation of the delivery of a Support Agreement, to be dated and delivered as of the first business day after the date hereof, between the Corporation and certain stockholders of the Bank, the parties hereto agree as follows:

                                   Article I

                              General Provisions

  1.1. The Affiliation and Merger. Subject to the terms, provisions, and conditions of this Agreement, the Bank shall become affiliated with the Corporation by merger into Peninsula, pursuant to the procedures described in
Article II of this Agreement (the "Merger" or the "Affiliation") and the form of Agreement of Merger attached as Exhibit A hereto (the "Agreement of Merger").

  1.2. Conversion Rate.

  The Merger shall be accomplished on the basis of two and five tenths (2.5) shares of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of the Bank that is outstanding on the Effective Date, hereinafter defined, immediately prior to the Merger becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to Section 1.5(b);

  1.3. Commercially Reasonable Efforts Requirement. The Corporation, Peninsula and the Bank shall each use all commercially reasonable efforts, with diligence and good faith, to consummate the transactions contemplated in this Agreement.

  1.4. Stockholder List. Within five days after the date of this Agreement, the Bank shall furnish to the Corporation a list containing the names and addresses of the current holders of its common stock as the same appear in the stock registration books of the Bank and the number of shares held by each.

  1.5. Representations of the Corporation; Antidilution.

  (a) The obligations of the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Corporation:

    (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Peninsula is a Maryland commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC") and which is not a member of the Federal Reserve System.

    (2) The Corporation will cause the filing of applications with the FDIC and the Maryland Commissioner of Financial Regulation (the "Maryland Commission") for approval of the Merger and prosecute such applications in good faith and with diligence.

    (3) The Corporation and Peninsula are each corporations duly organized, validly existing, and in good standing under the laws of the State of Maryland and have the corporate power and authority to carry on their respective businesses as they are now conducted.

    (4) At the date of this Agreement, the authorized capital stock of the Corporation consist of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 130,000,000 shares of Common Stock. At April 28, 2000, no shares of Mercantile Preferred were outstanding, 68,044,904 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Stockholder Protection Rights Agreement adopted June 8, 1999, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.

    (5) The Corporation with the assistance and cooperation of the Bank and its representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon consummation of the Merger and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and the Bank may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement of the Bank (the "Proxy Statement") which is prepared as a part thereof, if such statement is made in reliance upon any information provided to it by the other party or by any of its officers or authorized representatives. The Corporation, relying on the information provided by the Bank pursuant to Section 1.4, shall promptly take all such actions, with the assistance and cooperation of the Bank and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.

    (6) The Corporation has delivered to the Bank (i) copies of its consolidated financial statements for the year ended December 31, 1999 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1999 and 1998 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1999, together with the notes thereto, certified by Pricewaterhouse Coopers, LLP, independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the three months ended March 31, 2000 containing a consolidated balance sheet as of March 31, 2000 and statements of consolidated income, consolidated cash flows and consolidated changes in stockholders' equity for the three months then ended (the "Corporation's March 31, 2000 Financial Statements"). All of the Corporation's Audited Financial Statements and the Corporation's March 31, 2000 Financial Statements have been prepared in accordance with generally accepted accounting principles (to the extent required) and applicable SEC requirements and present fairly the information presented therein.

    (7) Since March 31, 2000, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, or results of operations. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's March 31, 2000 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

    (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's or Peninsula's Charter or Bylaws, or any contract or other instrument to which the Corporation or Peninsula is a party, or of any judgment, decree, or order applicable to the Corporation or Peninsula, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation or Peninsula.

    (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.

    (10) The execution, delivery, and performance of this Agreement by the Corporation and Peninsula have been duly authorized by their respective Boards of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation and Peninsula, enforceable against the Corporation and Peninsula in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

  (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock, or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of the Bank will be converted in the Merger into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. The Bank hereby agrees to any revision in the Conversion Rate and payment arrangements pursuant to the foregoing provisions of Section 1.5(b).

  1.6. Representations of the Bank. The obligations of the Corporation and Peninsula under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Bank:

  (a) The Bank is a Maryland commercial bank, legally formed, validly existing and in good standing under the laws of Maryland, the deposits of which are insured by the FDIC, and is not a member of the Federal Reserve System. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank owns seven banking offices and leases one banking office, with its main office in Fruitland, Maryland, and branch offices located in Fruitland, Maryland, Salisbury, Maryland and Princess Anne, Maryland. The Bank owns an operations center located in Fruitland, Maryland. The Bank has no subsidiaries or affiliated companies other than the Bank's wholly owned subsidiary, BF Financial Services, Inc. (the "Bank Subsidiary"), and is not a general partner or coventurer in any joint venture or other business enterprise.

  (b) The authorized capital stock of the Bank consists of 1,000,000 shares of a single class of common stock, par value of $10.00 per share, of which 440,000 shares are issued and outstanding as of the date of this Agreement. All of such issued and outstanding shares are validly issued, fully paid and nonassessable. All of the issued and outstanding shares of the Bank Subsidiary were validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Bank, free and clear of any liens and encumbrances of any kind or nature. Neither the Bank nor the Bank Subsidiary has any options, calls, warrants, commitments or agreements of any character to which it is a party or by which it is bound calling for the issuance of shares of the Bank's or the Bank Subsidiary's capital stock or any security representing the right to purchase or receive or convert into any capital stock of the Bank or the Bank Subsidiary.

  (c) The Bank does not have more than 500 stockholders of record and its securities are not subject to registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (d) At the date of this Agreement, there are no declared and unpaid dividends or distributions on, or with respect to, the shares of common stock of the Bank.

  (e) The Bank and the Bank Subsidiary have complied in all material respects with all laws and regulations applicable to the Bank and the Bank Subsidiary, their properties and operations and all valid orders of regulatory authorities having jurisdiction over the Bank or the Bank Subsidiary and have received no notice of any asserted violations of the same.

  (f) The Bank has previously furnished to the Corporation (i) copies of the Charter and Bylaws of the Bank and the Bank Subsidiary, including all amendments thereto, (ii) copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between the Bank or the Bank Subsidiary and each present or former director, officer and employee of the Bank or the Bank Subsidiary relating to his compensation, employment or severance, (iii) copies of all leases, mortgages, and agreements, deeds, titles, policies, title opinions and title reports with respect to its and the Bank Subsidiary's banking and other offices, (iv) copies or descriptions of all other material contracts and leases to which it or the Bank Subsidiary is a party, (v) a list of all securities held by the Bank or the Bank Subsidiary on April 28, 2000, (vi) a copy of the Bank's Community Reinvestment Act Statement, (together with all related documents required to be made available for public inspection), (vii) copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the FDIC for all years subsequent to 1994, (viii) copies of all interim Call Reports filed with the FDIC in 1999 and 2000 (the Bank's March 31, 2000 Call Reports being hereinafter referred to as the "Bank's March 31, 2000 Call Reports"), (ix) copies of the Bank's audited consolidated financial statements for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, together with the notes thereto, certified by Rowles & Company, LLP, independent certified public accountants (the said financial statements for the year ended December 31, 1999 being hereinafter referred to as the "Bank's December 31, 1999 Financial Statements"), (x) a copy of the most recent management letter rendered by the Bank's independent certified public accountants, and (xi) copies of the Bank's Federal and Maryland income and franchise tax returns for the years 1995, 1996, 1997, 1998 and 1999. Since March 31, 2000, there has been no material adverse change in the consolidated balance sheet, income statement, financial position, results of operation, or business of the Bank. No material loss is presently realizable or anticipated with respect to the assets included in the Bank's December 31, 1999 Financial Statements or the Bank's March 31, 2000 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Bank's December 31, 1999 Financial Statements or the Bank's March 31, 2000 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

  (g) All of the financial statements previously provided to the Corporation pursuant to subparagraph (f) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements except as stated therein, and present fairly the financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity (with respect to those financial statements containing statements of changes in stockholders' equity) of the Bank at the close of business at the dates thereof and for the periods covered thereby.

  (h) Since March 31, 2000, the Bank has not authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing.

  (i) There is no material litigation or regulatory or other proceeding pending against or to the best of the Bank's knowledge threatened against the Bank or the Bank Subsidiary and neither the Bank nor the Bank Subsidiary is subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.

  (j) The Bank and the Bank Subsidiary have each timely filed with the appropriate governmental agencies all tax returns required to be filed and have paid all taxes shown to be due on such returns. Neither the Bank nor the Bank Subsidiary has any material liability for taxes except as set forth and provided for in the Bank's December 31, 1999 Financial Statements and March 31, 2000 Call Reports, and there is no reason for the Bank to believe that any such liability will be asserted in connection with such returns except as noted in the Bank's December 31, 1999 Financial Statements and March 31, 2000 Call Reports. The Bank is not aware of any currently pending or threatened investigations or proceedings concerning its or the Bank Subsidiary's tax returns by any governmental agency. The Bank's and the Bank Subsidiary's federal and Maryland tax returns for the years 1995 through 1999 have been timely filed.

  (k) There is no finder or broker acting, or who acted, for the Bank, or, to the knowledge of the directors of the Bank, for any stockholder of the Bank, in connection with the transactions contemplated by this Agreement, except that the Bank has retained Feldman Financial Advisors, Inc. as its financial advisor pursuant to a retainer agreement, a copy of which has been provided to the Corporation.

  (l) Except as set forth in a schedule previously provided by the Bank (the "Benefit Plan Schedule"), the Bank, the Bank Subsidiary and any entity included in the group of entities treated as a single employer with the Bank and the Bank Subsidiary under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate") do not sponsor or maintain and are not required to contribute to and have not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, whether formal or informal, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, officers or directors of the Bank, Bank Subsidiary or ERISA Affiliate or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans").

    (1) (a) Each Employee Plan and any related funding arrangement is in compliance in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, and each Employee Plan has been administered in all material respects in accordance with its written terms to the extent consistent with such requirements of law; (b) all benefits due and payable under any Employee Plan have been paid in accordance with the terms of such Employee Plan; the Bank, the Bank Subsidiary and each ERISA Affiliate have timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; (c) except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which might reasonably be expected to give rise to such proceedings or litigation; (d) all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; (e) no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan, any parties in interest or any fiduciaries subject to such rules; (f) no material excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; and (g) the Bank, the Bank Subsidiary and any ERISA Affiliate are not subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan, in any manner and without the consent of any employee or beneficiary, may be amended or terminated.

    (2) The Bank has previously delivered to the Corporation complete copies of: each Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the five (5) most recent plan years, all annual reports (5500 series) for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.

    (3) The only Employee Plan currently maintained or contributed to by the Bank, the Bank Subsidiary and any ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code is the The Bank of Fruitland 401(k) Profit Sharing Plan, a 401(k) plan (the "Qualified Plan"); the Qualified Plan has been amended to comply with all current applicable legislation (including any regulations issued thereunder), has received a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status which considers all such current legislation, or is still within a remedial amendment period as announced by the Internal Revenue Service and the Bank has delivered to the Corporation complete copies of all determination letters previously received and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plan.

    (4) The Bank, the Bank Subsidiary and any ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for its employees after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA or under applicable state law.

  (m) The Bank and the Bank Subsidiary have good and marketable title to all of their respective material properties and assets, including those reflected on the Bank's March 31, 2000 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(q) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions in the ordinary course of business).

  (n) The execution, delivery and performance of this Agreement have been duly authorized by the Bank's Board of Directors and, except for stockholder approval, require no further corporate action. The Board of Directors of the Bank has taken all action necessary or advisable to render the provisions of Sections 3-601 through 3-604 of the Maryland General Corporation Law ("MGCL") and Sections 3-701 through 3-709 of the MGCL, being the Maryland Business Combination statute and the Maryland Control Shares statute, respectively, inapplicable to transactions with the Corporation and its affiliates and associates, including Peninsula. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of the Bank or the Bank Subsidiary, or the terms of any material contract or other instrument to which the Bank or the Bank Subsidiary is a party, or of any judgment, decree, order or regulatory agreement applicable to the Bank or the Bank Subsidiary, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Bank or the Bank Subsidiary. Except as previously disclosed by the Bank in writing to the Corporation, no consent to this Agreement by any private party is required under any contract, lease, mortgage or other instrument to which the Bank or the Bank Subsidiary is a party. This Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

  (o) The tangible personal property of the Bank and the Bank Subsidiary is in all material respects in good operating condition and repair, subject to ordinary wear and tear.

  (p) There is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to the Bank's or the Bank Subsidiary's offices or other real property; no condemnation proceeding exists or, to the knowledge of the Bank is threatened that would preclude or impair the use of the Bank's or the Bank Subsidiary's offices as presently being used in the conduct of its business.

  (q) The Bank has good and merchantable fee simple title to the real estate for the offices and other real estate owned by the Bank, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property.

  (r) In all material respects, all electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in the Bank's and Banking Subsidiary's banking and other offices are in good working order, subject to ordinary wear and tear and the roofs of the office buildings are waterproof and their basements, if any, are not subject to water seepage.

  (s)(1) (i) all real estate (including, without limitation, offices and foreclosed properties) owned by the Bank (the "Real Estate") is in material compliance with all environmental laws and regulations, (ii) there are no underground tanks on the Real Estate and (iii) there has been no release of hazardous substances or petroleum products on the Real Estate.

    (2) all property in which the Bank holds a security interest is in material compliance with applicable environmental laws and regulations.

  1.7. Access to Records and Information; Operation of Business.

  (a) From the date of this Agreement until the Effective Date, as hereinafter defined, the Bank will afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of the Bank and the Bank Subsidiary and furnish to the Corporation such information with respect to the Bank's and the Bank Subsidiary's assets, liabilities and businesses as the Corporation may from time to time request, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.

  (b) Unless the Corporation shall otherwise consent in writing from the date of this Agreement until the Effective Date, the Bank will do and will cause the Bank Subsidiary to do, and will otherwise cause to be done all things necessary to:

    (1) preserve and keep in full force and effect the corporate existence of the Bank and the Bank Subsidiary;

    (2) operate their businesses only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, following the Bank's lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve their present relationships with persons having business dealings with them;

    (3) make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);

    (4) maintain their books, accounts and records in the usual, regular and ordinary manner, on a basis substantially consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to their respective businesses without material default;

    (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of its business;

    (6) not make or commit to make any capital expenditures aggregating in excess of $75,000;

    (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of their respective property or assets other than in the ordinary course of business;

    (8) not issue any shares of their capital stock, any securities convertible into or exchangeable for shares of their capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option or rights to acquire any of the foregoing;

    (9) not amend their Charters or Bylaws;

    (10) except as provided in Section 1.10, not provide for the consolidation with or merger of the Bank or the Bank Subsidiary or a share exchange or any other reorganization involving Bank or the Bank

  Subsidiary capital stock with or into another corporation or the liquidation or dissolution of the Bank or the Bank Subsidiary;

    (11) not create any subsidiary, affiliate or other related business entity; and

    (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Merger except as provided in Section 1.10.

  1.8. Audits, Income and Capital Account Requirements, Etc. If independent public accountants acceptable to the Corporation are unable to certify financial statements of the Bank or the Bank Subsidiary for any period (or must qualify such a certification) that would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for the Bank or for the Corporation and its consolidated subsidiaries, then the Corporation and Peninsula shall have the right by written notice to the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in Section 3.6 with respect to expenses.

  1.9 Regulatory Approvals. When requested by the Corporation, and through counsel for the Corporation, the Bank will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Merger by all appropriate State and Federal regulatory agencies.

  1.10 Exclusive Dealing. The Board of Directors of the Bank has carefully considered and deliberated upon the terms and conditions of the Merger and has concluded that the Merger is fair to, and in the best interests of the stockholders of the Bank, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Bank has, at the Bank's expense, received the written opinion of Feldman Financial Advisors, Inc., its financial advisor, that the Conversion Rate to be received in the Merger is fair to the stockholders of the Bank from a financial viewpoint. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither the Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to the Bank's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation, Peninsula, or their affiliates and agents, in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of the Bank shall conclude, based on a written opinion of counsel, which opinion may be based with respect to financial matters on the written opinion of a duly qualified and independent financial advisor of the Bank, that their fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of the Bank's stockholders and is more favorable to the Bank's stockholders from a financial point of view than the Affiliation provided for herein. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Bank representing 10% or more of the consolidated assets of the Bank,
(C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the Bank's outstanding common stock. The Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to the Bank or of which the Bank, or its officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. The Bank's Board of Directors shall use all commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.10.

  1.11 Conditions to the Corporation's Obligations. The obligations of the Corporation and Peninsula under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:

  (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

  (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission, (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

  (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

  (d) That stockholders who are affiliates of the Bank for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.

  (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Merger, shall have been granted or issued and shall have become effective.

  (f) That there shall be no actual or threatened legal proceeding preventing the consummation of the Merger.

  (g) That since March 31, 2000, the Bank shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except cash dividends declared in June, 2000 at not more than $0.73 per share and in December, 2000 at not more than $1.26 per share (or alternatively, in June, 2000 at not more than $0.73 per share, in September, 2000 at not more than $0.63 per share, and in December, 2000 at not more than $0.63 per share), and in March 2001 at not more than $0.50 per share; provided, however, that the aggregate cash dividends declared by the Bank in the year 2000 shall not exceed 50% of the Bank's net income (excluding comprehensive net income or loss and merger costs) for the year 2000 and that the Bank shall not pay any dividend with respect to any period for which the stockholders of the Bank are or become eligible to receive a dividend declared by the Corporation.

  (h) That since the date of this Agreement, the Bank and the Bank Subsidiary shall not have issued or authorized the issuance of additional shares of capital stock of any class or options to buy shares of said stock or warrants or rights to subscribe thereto or any notes, or securities convertible into such capital stock or debentures or other evidences of indebtedness (other than certificates of deposit issued by the Bank in the normal course of business) or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of their capital stock, or repurchased or redeemed any of their capital stock or changed their respective capitalization or made any distribution of the Bank's earnings or assets other than as provided in Section 1.11(g) above and other than by the Bank Subsidiary to the Bank, or as otherwise agreed in writing by the Corporation, and the Bank shall not have sold, transferred, pledged or granted any options or other rights with respect to the capital stock of the Bank Subsidiary held by the Bank.

  (i) That, except with the prior written approval of the Corporation, there shall have been no material increase in the compensation, or rate of compensation, payable or to become payable by the Bank or the Bank

Subsidiary to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by the Bank or the Bank Subsidiary, any early retirement program or arrangement for certain employees, or any payment (other than payments consistent with past practices) of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by the Bank to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that the Bank and the Bank Subsidiary shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement.

  (j) That between March 31, 2000, and the Effective Date, no change shall have been made in the Bank's or the Bank Subsidiary's existing investment practices and policies.

  (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Peninsula, as successor in the Merger, to conduct after the Effective Date all and every part of the business and activities conducted by the Bank prior to the Effective Date in the manner in which such activities and business were then conducted by the Bank and at the offices at which they were then conducted.

  (l) That the holders of no more than 20% of the Bank's common stock shall have voted against the Merger, pursuant to Title 3 Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland.

  (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.

  (n) That the Corporation and Peninsula shall have received from Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Corporation shall select) an opinion with respect to the federal income tax consequences of the Merger substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, that the Corporation, Peninsula and the Bank will each be a party thereto, and that no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger.

  (o) That the consolidated stockholders' equity of the Bank determined in accordance with generally accepted accounting principles, exclusive of accumulated other comprehensive income or expense, consistently applied, shall not be less than $14,073,416.

  (p) That since March 31, 2000 there shall not have been a material adverse change in the consolidated balance sheet, income statement, financial position, results of operation, or business of the Bank.

  (q) That the nature or composition of the Bank's loan portfolio shall not be materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's March 31, 2000 Call Reports.

  (r) That any material item or material group of items in the Bank's loan portfolio shall not be materially defective, including, without limitation, matters relating to credit, collateral or documentation.

  (s) That the nature or composition of the Bank's deposit liabilities shall not be materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's March 31, 2000 Call Reports.

  (t) That the Bank's accrued expenses or other liabilities shall not be materially different in nature from those reflected in the Bank's March 31, 2000 Call Reports, except those expenses and liabilities related to this Agreement and the transactions contemplated hereby.

  (u) That the list of the Bank's securities supplied by the Bank to the Corporation pursuant to Section 1.6(f) shall be accurate, as of its date, in all material respects.

  (v) That the representations of the Bank contained in Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of the Bank shall deliver a written certificate to the Corporation that to his knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.

  Conditions (d) through (v) may be waived by the Corporation and Peninsula.

  1.12 Conditions to the Bank's Obligations.

  The obligation of the Bank to consummate the Merger under this Agreement is subject to the following conditions:

  (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

  (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

  (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

  (d) That the Bank shall have received an opinion of Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Bank shall select) with respect to the federal income tax consequences of the Merger, substantially to the effect that, upon completion of the Merger (except as to the disposition of fractional shares):

    (1) the Merger will qualify as a reorganization within the meaning of
  Section 368(a)(2)(D) of the Internal Revenue Code;

    (2) the Corporation, Peninsula and the Bank will each be a party thereto;

    (3) no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger;

    (4) no gain or loss will be recognized by the stockholders of the Bank upon receipt by them of Common Stock in exchange for common stock of the Bank;

    (5) provided that the Bank's common stock is held as a capital asset, the basis of the Common Stock received by such stockholders of the Bank will be the same as the basis of the common stock of the Bank surrendered by such stockholders in exchange for the Common Stock;

    (6) provided that the Bank's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of the Bank which is surrendered in exchange for such Common Stock.

  (e) That the Bank's Proxy Statement shall contain the written opinion of Feldman Financial Advisors, Inc. (or such other recognized investment firm as the Bank may select) dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Merger is fair to the stockholders of the Bank from a financial point of view.

  (f) That the representations of the Corporation contained in Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Bank, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to the Bank that, to his knowledge, information and belief, the representations of the Corporation set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.

  Conditions (e) and (f) may be waived by the Bank.

  1.13 Confidentiality.

  Between the date of this Agreement and the Effective Date, the Corporation, Peninsula and the Bank each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.

  1.14 Employee Benefit Matters.

  (a) 401(k) Plan. It is the current intention of the Corporation and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation), the Bank's Qualified Plan will be merged with and into the Corporation's 401(k) plan. If the plans are merged, the terms of the merger will comply with applicable requirements of the Internal Revenue Code, including Sections 401(a), 414(1) and 411(d)(6), and will provide that employees of the Bank and the Bank Subsidiary will be given credit under the Corporation's 401(k) plan for service with the Bank and the Bank Subsidiary for purposes of eligibility to participate and vesting. In the event that, in the judgment of the Corporation, it is not technically feasible or desirable to merge the plans, the Bank's 401(k) plan will be terminated or frozen.

  (b) Corporation's Cash Balance Plan. Effective as of the first January 1st following the Effective Date, employees of the Bank and the Bank Subsidiary will become eligible to participate in the Corporation's cash balance plan according to its applicable provisions. Employees of the Bank and the Bank Subsidiary will be given credit under the Corporation's cash balance plan for service with the Bank and the Bank Subsidiary for purposes of eligibility to participate and vesting.

  (c) Other Benefits. Except with respect to (i) the Bank's 401(k) plan described in Section 1.14(a) above (the disposition of which shall be governed by Section 1.14(a) above), (ii) the Corporation's cash balance plan described in Section 1.14(b) above (eligibility for participation in and vesting under which shall be governed by Section 1.14(b) above), and (iii) executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula and/or the Corporation, after the Effective Date, employees of the Bank and the Bank Subsidiary shall be entitled to participate in Peninsula's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like.) Peninsula agrees to treat service with the Bank and the Bank Subsidiary before the Effective Date as service with Peninsula for purposes of all such employee benefit and seniority based plans and programs.

                                  Article II

                                    Merger

  The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:

  2.1. Effective Date. he effective date of the Merger (the "Effective Date") shall be the effective date set forth in the Certificate of Merger issued by the Maryland Commissioner pursuant to applicable provisions of Maryland law. The Merger shall be made effective on the earliest practical date, as determined by the Corporation after consultation with the Bank, that is the last business day of a month, or such other date determined by the Corporation after such consultation, after all of the conditions set forth in this Agreement have been satisfied (except such as may have been waived by the Corporation, Peninsula or the Bank, as the case may be).

  2.2. Corporation's Obligations in Accomplishing Merger. In order to effect the Merger, the Corporation and Peninsula will (i) approve through all necessary corporate action, execute and deliver an Agreement of Merger substantially in the form attached as Exhibit A hereto; (ii) prepare and file with the FDIC an application for approval of the Merger of the Bank and Peninsula described herein and in the Agreement of Merger pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act ((S)1828(c) of Title 12 of the United States Code); (iii) submit the Agreement of Merger to the Maryland Commissioner for approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of the Annotated Code of Maryland; (iv) publish any newspaper notices required by law with respect to the Merger; (v) if required by law, as determined by the Corporation, cause the Corporation's existing bank affiliates to file an application with the Maryland Commissioner under Title 5 Subtitle 4 of the Financial Institutions Article of the Annotated Code of Maryland for approval of their affiliation with the Bank and the Bank Subsidiary contemplated herein; (vi) prepare and file, if necessary, any application required by Virginia corporation and bank regulatory officials; (vii) prepare and file any other required regulatory applications; and (viii) use their best efforts to secure favorable action on all such applications.

  2.3. Bank's Obligations in Accomplishing Merger. At such times as shall be requested by the Corporation, the Board of Directors of the Bank, (i) shall approve an Agreement of Merger substantially in the form of Exhibit A hereto,
(ii) shall cause the execution and delivery of the Agreement of Merger by the Bank, (iii) through counsel for the Corporation, shall submit the Agreement of Merger to the Maryland Commissioner for approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of Annotated Code of Maryland and to the FDIC for its approval pursuant to the provisions of
Section 18(c) of the Federal Deposit Insurance Act ((S)1828(c) of Title 12 of the United States Code), (iv) shall cause the publication of any newspaper notices required by law with respect to the Merger, and (v) shall duly call and convene a meeting of the Bank's stockholders to act upon the Agreement of Merger and the Merger provided for therein and in connection therewith shall recommend approval of the Agreement of Merger and the Merger provided for therein to the Bank's stockholders and use all of their commercially reasonable efforts to obtain a favorable vote thereon, subject to the provisions of Section 1.10 hereof.

  2.4. Stockholder Approval. The Merger is subject to the additional nonwaivable condition that the Agreement of Merger and the Merger provided for therein shall have been approved by the holders of two-thirds of the votes entitled to be cast with respect to each of Peninsula and the Bank at stockholder meetings duly called for that purpose (or with respect to Peninsula, if permitted by law, by stockholder consent action), subject, however, to the rights of the Corporation under Section 1.11(l) hereof. Subject to the terms and conditions of this Agreement, the Corporation will vote all of the outstanding common stock shares of Peninsula in favor of the Agreement of Merger and the Merger provided for therein.

  2.5. Effect of Merger. Upon the Effective Date, the Bank shall be merged with and into Peninsula in accordance with the Agreement of Merger and pursuant to the applicable provisions of the Annotated Code of Maryland and with the effect provided in said provisions. As a result of the Merger and as of the Effective Date:

  (a) Peninsula shall be the Successor.

  (b) The charter and bylaws of Peninsula in effect immediately prior to the Effective Date shall be the charter and bylaws of the Successor.

  (c) The offices of the Bank and the offices of Peninsula as of the date of this Agreement and any additional offices opened prior to the Effective Date by Peninsula, or, in accordance with this Agreement, by the Bank shall be and become the offices of the Successor.

  2.6. Terms of Merger; Objecting Stockholders. On the Effective Date and immediately upon the Merger provided for in the Agreement of Merger becoming effective with the effects set forth in Section 2.5 above and in Section 3-712 of the Financial Institutions Article of the Annotated Code of Maryland, or any successor statute thereto, and in consideration thereof, the terms of the Merger shall be as follows:

  (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

  (b) Each share of issued and outstanding common stock of the Bank (other than the shares held by any objecting stockholder of the Bank pursuant to paragraph (d) of this Section 2.6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into two and five-tenths (2.5) shares (subject to adjustment pursuant to Section 1.5(b)) of Common Stock of the Corporation and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 2.6. Each certificate representing shares of the common stock of the Bank (other than certificates for shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the Conversion Rate set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as the Corporation may select (the "Exchange Agent") (together with the transmittal materials delivered by the Exchange Agent hereunder) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of the Bank have not been surrendered; but whenever a dividend is declared by the Corporation on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. The Corporation shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding common stock of the Bank as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of the Bank, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of the Bank surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 2.6(b) will be cancelled.

  (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, the Corporation will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) (or any successor Market or Stock Exchange) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of the Bank representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

  (d) Any holder of shares of the common stock of the Bank whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the MGCL), makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the MGCL, shall be entitled to receive from Peninsula in cash the fair value of such shares of the common stock of the Bank determined in accordance with the aforesaid provisions of the Annotated Code of Maryland, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of the Bank object to the Merger and demand payment in cash for their shares as aforesaid, the Corporation shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

  2.7. Confirmatory Deeds. When and as requested by the Corporation or Peninsula, the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation or Peninsula may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to Peninsula as Successor in the Merger, title to and possession of all real estate and other property of the Bank, and otherwise to carry out the intent and purposes of this Agreement and the Agreement of Merger.

  2.8 Procedural Matters. The Corporation, at its option, may revise the sequence of events or other matters relating to the accomplishment of the Merger in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.

                                  Article III

                                 Miscellaneous

  3.1. Termination For Regulatory Reasons. If, at any time, the Corporation receives information from any regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Merger or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Merger or such transactions will be so challenged, the Corporation and Peninsula may, after consultation with the Bank, and subject to the provisions of Section 3.6 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to the Bank. Upon such termination, except as set forth in Section 3.6, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.

  3.2. Termination By Consent or Due to Passage of Time. At any time prior to the Effective Date, notwithstanding the approval of the Merger by the stockholders of the Bank, this Agreement may be terminated by mutual consent of the Bank and the Corporation. Moreover, the Corporation and Peninsula on the one hand, and the Bank on the other, shall be entitled to terminate this Agreement after April 30, 2001, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date of this Agreement in writing.

  3.3 Termination With Respect to Acquisition Proposal. This Agreement may be terminated by the Corporation and Peninsula if the Directors of the Bank recommend to its stockholders or the Bank accepts an Acquisition Proposal and may be terminated by the Bank if, in compliance with Section 1.10 hereof, its Directors recommend to its stockholders or it accepts an Acquisition Proposal. In any such case, the Bank shall pay the Corporation a termination fee in the amount of $400,000 and shall also pay its own expenses as provided in Section
3.6 below.

  3.4 Termination If Support Agreement Not Delivered. This Agreement may be terminated by the Corporation and Peninsula unless stockholders owning beneficially at least 38% of the Bank's outstanding capital stock have executed and delivered to the Corporation by the end of the first business day following the date of this Agreement, a "Support Agreement," in a form satisfactory to the Corporation, agreeing to vote in favor of the Agreement of Merger and the Merger and to certain other related matters with respect to the transactions contemplated in this Agreement.

  3.5. Amendment. This Agreement may be amended, but only in writing approved by the Bank, the Corporation and Peninsula, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of the Bank have approved the Merger, no amendment shall be made that alters the Conversion Rate set forth in Section
1.2 (except pursuant to Section 1.5(b)) or otherwise materially adversely affects the rights of the Bank's stockholders.

  3.6. Expenses; Limited Liability. Each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this Section 3.6, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation and Peninsula by reason of a material breach by the Bank, or by the Bank by reason of a material breach by the Corporation or Peninsula, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

  3.7. Notices. All notices or other communications required or permitted under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, or with respect to any notice of termination under Section 3.4, if hand delivered or sent by telecopy, addressed as follows:

    If to the Corporation or Peninsula:

      Mercantile Bankshares Corporation
       Attention: Alan D. Yarbro, Esq.
                  General Counsel and Secretary
      Two Hopkins Plaza
      Baltimore, Maryland 21201
      Fax No. 410-237-5347

      Copy to:
      Venable, Baetjer and Howard, LLP
       Attention: Lee M. Miller, Esq.
      1800 Mercantile Bank & Trust Building
      2 Hopkins Plaza
      Baltimore, Maryland 21201
      Fax No. 410-244-7742

    If to the Bank:

      The Bank of Fruitland
       Attention: Henry E. Tilman, Jr.
                  President
      109 East Main Street--P.O. Box 100
      Fruitland, Maryland 21826
      Fax No. 410-749-5264

      Copy to:
      Long, Badger, Sullivan & Robertson, P.A.
       Attention: John B. Long, II., Esq.
      124 E. Main Street
      Salisbury, Maryland 21803
      Fax No. 410-749-8731

or to such other address as shall hereafter be provided in writing by the Corporation or the Bank, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or telecopied, as the case may be.

  3.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

  3.9. Binding Effect; No Third Party Rights. This Agreement shall bind the Corporation, Peninsula and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors and permitted assigns, any rights or remedies under of or by reason of this Agreement.

  3.10. Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law principles.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                          Mercantile Bankshares Corporation

                                                  /s/ H. Furlong Baldwin
                                          By_____________________________(SEAL)
                                                    H. Furlong Baldwin
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                          The Bank of Fruitland

                                                   /s/  John B. Long, II
                                          By_____________________________(SEAL)
                                                     John B. Long, II
                                                   Chairman of the Board

                                          Peninsula Bank

                                                   /s/ Jeffrey F. Turner
                                          By_____________________________(SEAL)
                                                     Jeffrey F. Turner
                                               President and Chief Executive
                                                          Officer

                                                                      Exhibit A

                              Agreement of Merger

  THIS AGREEMENT OF MERGER made between The Bank of Fruitland, a Maryland commercial bank (hereinafter called "Fruitland"), and Peninsula Bank, a Maryland commercial bank (hereinafter called "Peninsula"), and joined in by Mercantile Bankshares Corporation, a Maryland corporation (hereinafter called "Mercshares").

  In consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties do hereby agree as follows:

  Section 1. As of the effective date and time provided for in Section 9 hereof (the "Effective Date"), Fruitland shall be merged into Peninsula under the charter of Peninsula and Peninsula shall be the Successor (hereinafter called the "Successor") under the name "Peninsula Bank". The bylaws of Peninsula shall be the bylaws of the Successor.

  Section 2. The business, objects and purposes of the Successor shall be to carry on in all of its aspects the business of a commercial bank, and to that end the Successor shall have and may exercise all rights and powers conferred upon commercial banks under the laws of the State of Maryland, as now in force or as the same may hereafter be amended, and shall have and may exercise all rights, powers and duties of Fruitland and of Peninsula under their respective charters.

  Section 3. The address of the principal banking office of Fruitland is 109 East Main Street, Fruitland, Maryland 21826. The address of the principal banking office of Peninsula is 11738 Somerset Avenue, Princess Anne, Maryland 21853.

  Section 4. The address of the principal banking office of the Successor will be 11738 Somerset Avenue, Princess Anne, Maryland 21853.

  Section 5. The authorized capital stock of Fruitland is ten million dollars ($10,000,000), consisting of one million (1,000,000) shares of common stock with a par value of ten dollars ($10.00) per share. The authorized capital stock of Peninsula is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30.00) per share. The authorized capital stock of Peninsula as Successor is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30) per share. Each share of capital stock shall be entitled to one vote. No preferred stock will be issued in the Merger.

  Section 6. All assets and all rights, franchises and interests of Peninsula and Fruitland in and to every species of property, real, personal and mixed, and choses in action thereto belonging, shall be transferred to and vest in the Successor without any deed, conveyance or other transfer. The Successor by virtue of this Merger and without any order or other action on the part of any court or otherwise shall hold and enjoy the same, and all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Peninsula or Fruitland immediately prior to the Effective Date.

  Section 7. On the Effective Date and immediately upon the Merger provided for in this Agreement of Merger becoming effective and in consideration thereof, the terms of the Merger shall be as follows:

  (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

  (b) Each share of issued and outstanding capital stock of Fruitland (other than the shares held by any objecting stockholder of Fruitland as provided in paragraph (d) of this Section 7) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into two and five-tenths (2.5) shares of Common Stock, subject to adjustment pursuant to Section 1.5(b) of the Plan, as hereinafter defined, $2.00 par value per share, of Mercshares (the "Common Stock") and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 7. Each certificate representing shares of the common stock of Fruitland (other than certificates representing shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates (together with any required transmittal materials or endorsements) may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent") for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of Fruitland have not been surrendered; but whenever a dividend is declared by Mercshares on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. Mercshares shall be entitled, however, after the Effective Date, to treat the certificates theretofore representing outstanding common stock of Fruitland as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of Fruitland, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of Fruitland surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 7 will be canceled.

  (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market or any successor Market or Stock Exchange) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of Fruitland representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

  (d) Any holder of shares of the common stock of Fruitland whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the Maryland General Corporation
Law) makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the Maryland General Corporation Law, shall be entitled to receive from Peninsula in cash the fair value of such shares of the common stock of Fruitland determined in accordance with the aforesaid provisions of the Financial Institutions Article of the Annotated Code of Maryland and of Maryland General Corporation Law, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of Fruitland object to the Merger and demand payment in cash for their shares as aforesaid, Mercshares shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

  (e) There will be no objecting shareholders of Peninsula, which is a wholly owned affiliate of Mercshares.

  Section 8. This Agreement of Merger is subject to the approval of the Commissioner of Financial Regulation of Maryland and of the holders of at least two-thirds (2/3rds) of the issued and outstanding common stock of each of Fruitland and of Peninsula, respectively, and is subject also to compliance with all of the conditions set forth in the Agreement and Plan of Affiliation and Merger dated June 1, 2000, by and among Fruitland, Peninsula, and Mercshares (the "Plan"), pursuant to which this Agreement of Merger is executed, except such as shall have been waived as provided in the said Plan. At any time prior to the Effective Date, notwithstanding its approval by the stockholders of Fruitland and/or Peninsula, the parties hereto, without further action or approval of the stockholders of Fruitland or Peninsula, may amend or abandon the Merger in accordance with Article III of the Plan.

  Section 9. The Merger provided for herein shall be effective on the date and time set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation of Maryland.


  Section 10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

  IN WITNESS WHEREOF, Fruitland and Peninsula have caused this Agreement of Merger to be executed on their respective behalves and their corporate seals to be hereunto affixed on this 27th day of July, 2000.

Attest:                                   The Bank of Fruitland


         /s/ Ronald L. Laws                   /s/ Henry E. Tilman, Jr.
_____________________________________     By: _________________________________
       Ronald L. Laws, Cashier                Henry E. Tilman, Jr.,
                                              President and Chief Executive
                                               Officer

Attest:


                                          Peninsula Bank
        /s/ Michael R. Walsh
_____________________________________
     Michael R. Walsh, Secretary              /s/ Jeffrey F. Turner
                                          By: _________________________________
                                              Jeffrey F. Turner,
                                              President and Chief Executive
                                               Officer

  Mercantile Bankshares Corporation hereby joins in the foregoing Agreement of Merger, undertakes that it will be bound thereby and that it will issue the shares of its common stock and make the payments required by the provisions of
Section 7.
  IN WITNESS WHEREOF, Mercantile Bankshares Corporation has caused this undertaking to be executed on its behalf by its proper officers and its corporate seal to be hereunto affixed on this 27th day of July, 2000.

Attest:                                   Mercantile Bankshares Corporation


         /s/ Alan D. Yarbro                   /s/ H. Furlong Baldwin
_____________________________________     By: _________________________________
      Alan D. Yarbro, Secretary               H. Furlong Baldwin,
                                              Chairman of the Board,
                                              President and Chief Executive
                                               Officer

                                                                        Annex B

             Fairness Opinion of Feldman Financial Advisors, Inc.

September  , 2000

Board of Directors
The Bank of Fruitland
109 East Main Street
Fruitland, Maryland 21826

Members of the Board:

  The Bank of Fruitland ("BOF") and Mercantile Bankshares Corporation ("Mercantile") have entered into an Agreement and Plan of Affiliation and Merger ("Agreement") dated June 1, 2000, pursuant to which BOF will become affiliated with Mercantile by merger into Peninsula Bank ("Peninsula"), a wholly owned subsidiary of Mercantile (the "Merger"). As set forth in the Agreement, on the Effective Date of the Merger each of the outstanding shares of BOF common stock ("BOF Common Stock") will be converted into 2.5 shares (the "Exchange Ratio") of Mercantile common stock ("Mercantile Common Stock"), subject to adjustment. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of BOF.

  Feldman Financial Advisors, Inc. ("Feldman Financial") specializes in providing financial advisory and consulting services, to commercial banks and thrift institutions. As part of our business, we are regularly engaged in the independent valuation of businesses and securities in connection with merger and acquisition transactions, initial public offerings, private placements, and recapitalizations. Feldman Financial is familiar with BOF, having acted as financial advisor to BOF in connection with the negotiations leading to the Agreement and will receive a fee from BOF for our services.

  During the course of our engagement, we reviewed and analyzed publicly available and confidential materials bearing upon the financial and operating conditions of BOF and material prepared in connection with the proposed transaction, including, but not limited to, the following: the Agreement; certain historical financial information concerning BOF; the terms of recent merger and acquisition transactions involving banks that we considered relevant; historical trading prices and activity for BOF Common Stock and Mercantile Common Stock and financial and other information provided to us by the management of BOF. With respect to Mercantile, we reviewed and relied upon publicly available information regarding the financial condition and operations of Mercantile.

  In the course of our review, we have relied upon and assumed the accuracy and completeness of all the financial and other information that was provided by BOF or their representatives to us or was available to us from public sources. We did not independently verify and have relied on and assumed that the aggregate allowance for loan losses set forth in the balance sheet of BOF at June 30, 2000 was adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practices as of the date of such financial statements. We were not retained and did not conduct a physical inspection of any of the properties or facilities of BOF, nor did we make any independent evaluation or appraisal of the assets, liabilities, or prospects of BOF, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

  In addition, we have discussed financial projections with BOF senior management for the purpose of reviewing the future prospects of BOF. We assumed that, as of the date such projections were prepared, they were reasonably prepared reflecting the best estimates and judgements of the management of BOF as to the future operating and financial performance of BOF. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. Additionally, we performed such other studies, analyses, and examinations as we deemed appropriate. We also took into account our assessment of general market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

  We have also assumed that there has been no material adverse change in BOF's or Mercantile's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us by BOF or obtained from public sources. We have undertaken no responsibility for legal matters. Our opinion is necessarily based upon economic, market, monetary, and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion unless specifically requested by BOF.

  We are not expressing any opinion herein as to the price at which shares of Mercantile Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion address the relative merits of the Merger, or constitute a recommendation to any holder of BOF Common Stock as to how such holder should vote with respect to the Merger at any meeting of holders of BOF Common Stock.

  This letter is solely for the information of the Board of Directors of BOF and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent, except as set forth in our engagement letter with BOF. We hereby consent to the inclusion and reference to this letter in any proxy statement to be delivered to holders of BOF Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

  Based upon and subject to the foregoing, and based upon such other matters as we considered relevant we are of the opinion that, as of the date hereof, the Exchange Ratio to be exchanged by Mercantile pursuant to the terms of the Agreement is fair, from a financial point of view, to the shareholders of BOF.

                                          Sincerely,

                                          Feldman Financial Advisors, Inc.

                                                                        Annex C

                          Appraisal Rights Provisions
                     of the Financial Institutions Article
                        of the Maryland Annotated Code

(S) 3-718. Successor may offer fair value.

  (a) In general.--The successor in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares of stock as of the time of the stockholders' meeting approving the transaction.

  (b) Effect of acceptance.--An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares of stock under
(S) 3-719 of this subtitle.

(S) 3-719. Right to fair value.

  (a) General rule.--The owner of shares of stock that were voted against a consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective.

  (b) Procedure by stockholder.--A stockholder who desires to receive payment of the fair value for shares under this section, within 30 days after the transaction becomes effective, shall:

    (1) Make a written demand on the successor for payment; and

    (2) Surrender the stock certificates.

(S) 3-720. Appraisal of fair value.

  (a) Basis of fair value.--The fair value of the shares of stock shall be determined as of the date of the stockholders' meeting approving the consolidation, merger, or transfer of assets.

  (b) Appraisers.--(1) The determination of fair value shall be made by three appraisers as follows:

      (i) One chosen by the owners of two thirds of the shares involved;

      (ii) One chosen by the board of directors of the successor; and

      (iii) The third chosen by the other two appraisers.

    (2) The fair value to which any two appraisers agree shall govern.

    (3) The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for the determination under (S) 3-719 of this subtitle.

  (c) Reappraisal.--(1) Within 5 days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner.

    (2) The Commissioner shall have the shares reappraised.

    (3) This reappraisal is final and binding as to the value of the shares of stock of that stockholder.

  (d) Appraisal by Commissioner.--(1) If the appraisal to be made under subsection (b) of this section is not completed within 90 days after the consolidation, merger, or transfer of assets becomes effective, the Commissioner shall have an appraisal made.

    (2) This appraisal is final and binding as to the value of the shares of stock of all objecting stockholders.

  (e) Expenses of appraisals.--The successor shall pay the expenses of each appraisal made under this section.

(S) 3-721. Amount due is debt of successor.

  Any amount due to an objecting stockholder under this Part II is a debt of the successor.

                     RELEVANT APPRAISAL RIGHTS PROVISIONS
                    OF THE MARYLAND GENERAL CORPORATION LAW

(S) 3-207. Notice and offer to stockholders.

  (a) Duty of successor:--(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

    (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

      (i) A balance sheet as of a date not more than six months before the date of the offer;

      (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

      (iii) Any other information the successor considers pertinent.

  (b) Manner of sending notice:--The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

  The Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

  The Registrant's Charter provides, as to indemnification:

    (a) The liability of directors and officers to Mercantile or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercantile whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

    (b) To the maximum extent permitted by Maryland law, Mercantile shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercantile shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Mercantile's board of directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

    (c) References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

Item 21. Exhibits and Financial Statement Schedules.

  These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

  (a) Exhibit Index

  Exhibit
  Number                                Description
  -------                               -----------
  (2)
     A.      Agreement and Plan of Affiliation and Merger, dated June 1, 2000 between the Registrant, Peninsula Bank, and The Bank of Fruitland
             (included as Annex A to the Prospectus and Proxy Statement)
  (3)        Charter and bylaws
     (A)(1)  Articles of Incorporation effective May 27, 1969 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-39545, Exhibit 3-A(1))
        (2)  Articles of Amendment effective June 6, 1969 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-39545, Exhibit 3-A(2))
        (3)  Articles Supplementary effective August 28, 1970 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-39545, Exhibit 3-A(3))
        (4)  Articles of Amendment effective December 14, 1970 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-39545, Exhibit 3-A(4))
        (5)  Articles Supplementary effective May 10, 1971 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-39545, Exhibit 3-A(5))
        (6)  Articles Supplementary effective July 30, 1971 (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
             File No. 2-41379, Exhibit 3-A(6))
        (7)  Articles of Amendment effective May 8, 1986 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the
             year ended December 31, 1993, Exhibit 3-A(7), Commission File No.
             0-5127)
        (8)  Articles of Amendment effective April 27, 1988 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the
             year ended December 31, 1993, Exhibit 3-A(8), Commission File No.
             0-5127)
        (9)  Articles Supplementary effective September 13, 1989 (Incorporated by reference to the Registrant's Form 8-K filed September 27,
             1989, Exhibit B attached to Exhibit 4-A, Commission File No.
             0-5127)
        (10) Articles Supplementary effective January 3, 1990 (Incorporated by reference to the Registrant's Form 8-K filed January 9, 1990,
             Exhibit B attached to Exhibit 4-A, Commission File No. 0-5127)
        (11) Articles of Amendment effective April 26, 1990 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the
             year ended December 31, 1990, Exhibit 3-A(11), Commission File No.
             0-5127)
        (12) Articles of Amendment effective April 30, 1997 (Incorporated by reference to the Registrant's Registration Statement on Form S-4,
             File No. 333-43651, Exhibit 3(i)(L))
        (13) Articles Supplementary effective June 9, 1999 (Incorporated by reference to Registrant's Registration Statement on Form S-8, No.
             333-90307, Exhibit 4.1.M)
        (14) Articles Supplementary effective September 30, 1999 (Incorporated by reference to Registrant's Registration Statement on Form S-8,
             No. 333-90307, Exhibit 4.1.N)
     (B)     Bylaws of the Registrant, as amended to date (Incorporated by
             Reference to Registrant's Registration Statement on Form S-8, No.
             333-90307, Exhibit 4.2)
  (4)        Instruments defining the rights of security holders, including indentures:
     A.      Amendment No. 1 to Registrant's Registration Statement on Form
             8-B, amending description of securities previously filed
             (Incorporated by reference to Form 8 filed December 20, 1991,
             Commission File No. 0-5127)

   Exhibit
   Number                               Description
   -------                              -----------
       B.  Rights Agreement dated as of June 8, 1999 between Registrant and the
           Rights Agent, including Form of Rights Certificate and Articles
           Supplementary (Incorporated by Reference to Form 8-K of Registrant
           filed June 11, 1999, Exhibit 4, Commission File No. 0-5127 and to
           Form 8-A of Registrant filed June 11, 1999, Exhibits 1, 2 and 3,
           Commission File NO. 0-5127)
   (5)     Opinion regarding legality. Opinion of Venable, Baetjer and Howard,
           LLP
   (8)     Opinion regarding tax matters. Form of Tax Opinion of Venable,
           Baetjer and Howard, LLP
   (23)    Consent of experts and counsel.
       A.  Consent of PricewaterhouseCoopers LLP as to Registrant
       B.  Consent of Rowles & Company as to The Bank of Fruitland
       C.  Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)
       D.  Consent of Venable, Baetjer and Howard, LLP (included in the form of opinion filed as Exhibit 8)
   (24)    Power of Attorney. Power of Attorney of the Mercantile board of directors
   (99)    Additional Exhibits. Form of Proxy Card for The Bank of Fruitland
           Special Meeting.

  (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, which, individually or in the aggregate, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof); and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on September 21, 2000.


                                          Mercantile Bankshares Corporation

                                                 /s/ H. Furlong Baldwin
                                          By: _________________________________
                                                  Name: H. Furlong Baldwin
                                               Title: Chairman of the Board,
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ H. Furlong Baldwin           Chairman of the Board,     September 21, 2000
______________________________________  President and Chief
          H. Furlong Baldwin            Executive Officer
                                        (Principal Executive
                                        Officer)


       /s/ Terry L. Troupe             Chief Financial Officer    September 21, 2000
______________________________________  and Treasurer (Principal
           Terry L. Troupe              Financial Officer)


       /s/ Diana E. Nelson             Controller and Chief       September 21, 2000
______________________________________  Accounting Officer
           Diana E. Nelson              (Principal Accounting
                                        Officer)

  A Majority of the Board of Directors:

  Cynthia A. Archer, H. Furlong Baldwin, Richard O. Berndt, William R. Brody, George L. Bunting, Jr., Darrell D. Friedman, Freeman A. Hrabowski, III, Robert
A. Kinsley, William J. McCarthy, Morton P. Plant, Christian H. Poindexter and Donald J. Shepard.

Date: September 21, 2000

                                                /s/ H. Furlong Baldwin
                                        By: _________________________________
                                                   H. Furlong Baldwin
                                            For Himself and as Attorney-in-Fact

                                 Exhibit Index

 Exhibit No.                    Exhibit Index Description
 -----------                    -------------------------
             Opinion regarding legality. Opinion of Venable, Baetjer and
  5          Howard, LLP

             Opinion regarding tax matters. Form of Tax Opinion of Venable,
  8          Baetjer and Howard, LLP

 23(A)       Consent of PricewaterhouseCoopers as to Registrant

 23(B)       Consent of Rowles & Company as to The Bank of Fruitland

             Consent of Venable, Baetjer and Howard, LLP (included in the
 23(C)       opinion filed as Exhibit 5)

             Consent of Venable, Baetjer and Howard, LLP (included in the
 23(D)       opinion filed as Exhibit 8)

 24          Power of Attorney of Mercantile Board of Directors

 99          Form of Proxy Card for The Bank of Fruitland Special Meeting